EXHIBIT 2.2

CRAIG H. MILLET, SBN 106027

ERIC J. FROMME, SBN 193517

NATHAN R. PIETILA, SBN 209662

GIBSON, DUNN & CRUTCHER LLP

Jamboree Center

4 Park Plaza, Suite 1400

Irvine, California 92614-8557

Telephone: (949) 451-3800

Facsimile: (949) 451-4220

General Insolvency Counsel for

Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

In re ADVANCED TISSUE SCIENCES, INC., Debtor and Debtor-in-Possession.	Bankruptcy No.: 02-09988-M11 (Jointly Administered) Chapter 11 Proceeding

ATS DERMAGRAFT, INC.,

Bankruptcy No.: 02-09994-H11

ATS ORTHOPEDICS, INC.,

Bankruptcy No.: 02-09991-B11

BIONUVIA, INC.,

Bankruptcy No.: 02-09996-M11

SEGENIX, INC.,

Bankruptcy No.: 02-09995-B11

Debtors and Debtors-in-Possession.

DISCLOSURE STATEMENT RELATING TO DEBTORS’ LIQUIDATING CHAPTER 11 PLAN OF REORGANIZATION DATED FEBRUARY 7, 2003

Combined Disclosure Statement and

Confirmation Hearing:

Date:       March 19, 2003

Time:      10:00 a.m.

Place:      325 West “F” Street

San Diego, CA 92101

Judge:     Hon. James W. Meyers

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TABLE OF EXHIBITS

Exhibit	Description

A	Resume of George H. Kidd

B	Order on Procedures for Sale of Small Assets Entered on January 21, 2003

C	Schedule of Small Assets Sold Pursuant to Order on Procedures for Sale of Small Assets

D	Resume of John T. Freeman, Proposed Liquidating Trustee

E	Projections and Assumptions for Post-Confirmation Distributions and Income

F	Sale Procedures Governing Future Sales

G	Executory Contracts to be Assumed and Assigned or Rejected Within 180 Days of the Effective Date

H	Executory Contracts Assumed Under the Plan

I	Post-Petition Agreements Related to the Sale of the Dermagraft JV to Smith & Nephew

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE DEBTORS’ CHAPTER 11 LIQUIDATING PLAN. FOR THE REASONS SET FORTH IN THIS DISCLOSURE STATEMENT, THE DEBTORS ARE ASKING THE COURT TO APPROVE THIS DISCLOSURE STATEMENT AND CONFIRM THE PLAN IN A SINGLE HEARING SET FOR MARCH 19, 2003 AND WITHOUT PRIOR VOTING OF HOLDERS OF CLAIMS AND INTERESTS.

THIS DISCLOSURE STATEMENT IS INTENDED TO PROVIDE HOLDERS OF CLAIMS AND INTERESTS WITH SUFFICIENT INFORMATION TO DETERMINE IF THEY WISH TO OPPOSE THE PROCEDURE REQUESTED BY THE DEBTORS AND OBJECT TO CONFIRMATION. ANY OBJECTION TO CONFIRMATION OF THE DEBTORS’ PLAN MUST BE FILED WITH THE COURT AND SERVED UPON COUNSEL FOR THE DEBTORS AND THE OFFICE OF THE UNITED STATES TRUSTEE NOT LATER THAN MARCH 7, 2003.

I.

INTRODUCTION

A. Overview

This Disclosure Statement has been prepared by Advanced Tissue Sciences, Inc. (“ATS”) and its affiliated debtors in the above-captioned Chapter 11 Cases (collectively, the “Debtors”). This Disclosure Statement is being distributed to creditors, equity security holders, and other parties in interest to further explain the Liquidating Chapter 11 Plan of Reorganization Dated February 7, 2003 (the ”Plan”) proposed by the Debtors, and, if required by the Bankruptcy Court, to solicit acceptances of the Plan from parties entitled to vote on the Plan. The Plan is the product of considerable analysis and deliberation by the Debtors’ current management, with the assistance of the Debtors’ financial advisors and other professionals. In sum, the Plan provides for the liquidation of the Estates, the anticipated payment in full of all creditor claims in accordance with the provisions and limitations established by the Bankruptcy Code, and distribution of residual amounts to stockholders of ATS in a manner intended to maximize the value of the Estates as much as reasonably possible under the circumstances.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO CREDITORS AND STOCKHOLDERS OF ATS. THE DEBTORS, THEREFORE, BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND STOCKHOLDERS AND RECOMMEND THAT YOU SUPPORT CONFIRMATION ALTHOUGH NO VOTES ARE BEING SOLICITED ON THE PLAN.

Unless the context indicates otherwise, capitalized terms used but not defined in this Disclosure Statement have the meanings set forth in the Plan. Unless the context indicates otherwise, capitalized terms used but not defined in this Disclosure Statement or in the Plan have the meanings assigned to such terms by the Bankruptcy Code or the Bankruptcy Rules or, if none, by common usage. All exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

In the event that the Bankruptcy Court refuses to confirm the Plan on March 19, 2003, and requires voting on the Plan, no solicitation of votes on the Plan may be made except pursuant to this and/or a supplemental Disclosure Statement. For purposes of vote solicitation, no Person has been authorized to communicate or utilize any information concerning the Debtors or their businesses other than the information contained in this Disclosure Statement.

B. Purpose of the Disclosure Statement

The purpose of this Disclosure Statement is to provide “adequate information,” as that term is used in section 1125(a)(l) of the Bankruptcy Code, to enable a hypothetical reasonable member of a Class of creditors or interest holders to make an informed judgment about the Plan before choosing whether to support the Plan or to file an objection to Confirmation. In furtherance of this purpose, the Disclosure Statement sets forth information that (i) summarizes the Plan and alternatives to the Plan, (ii) advises creditors and stockholders of their rights under the Plan, (iii) describes the means of performing the Plan; (iv) describes the function of the ATS Liquidating Trust; and (v) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

This Disclosure Statement has not yet been approved by the Bankruptcy Court as containing adequate information as required by the Bankruptcy Code. However, the Debtors are asking the

Court to approve the contents of this Disclosure Statement at the hearing now scheduled for March 19, 2003.

C. Confirmation of the Plan without Soliciting Votes on the Plan

The Plan seeks to accomplish the orderly liquidation of the Debtors’ assets, to pay all Claims in full with interest (subject to the provisions and limitations of the Bankruptcy Code), and to distribute any residual property of the Estates to stockholders of ATS through the ATS Liquidating Trust. Because the Plan anticipates paying all Claims in full with interest, the Debtors believe that holders of all Claims are unimpaired under the Plan. Although the Debtors will be dissolved and shares of stock in ATS will be canceled under the Plan, stockholders of ATS will receive all residual property remaining after payment of all Claims and Administrative Expenses. Accordingly, the Debtors believe that the Plan is in the best interest of all parties—Creditors and stockholders alike—and should be confirmed regardless of whether stockholders of ATS vote to accept or reject the Plan, pursuant to the provisions of section 1129(b) of the Bankruptcy Code. Section 1129(b)(2)(C) provides that a plan of reorganization may be confirmed even if a class of interests fails to accept where (i) the members of the class are receiving the value of their interest or (ii) no junior class will receive or retain property of the estate under the plan. The Debtors believe that both of these elements are satisfied by the Plan.

As a result, the Debtors have requested that the Bankruptcy Court confirm the Plan without soliciting acceptances or rejections of the Plan from Creditors or stockholders of ATS under section 105(d)(2)(B)(vi) of the Bankruptcy Code. By confirming the Plan and the Disclosure Statement together without voting, the Debtors will save considerable expense that would be incurred in solicitation and voting, tabulation, additional hearings, and additional court filings. Professional fees will also be saved. Finally, ATS is not in a position to complete a 2002 audit or file a 10K by the March 31, 2003 deadline. The Confirmation of the Plan as requested by the Debtors will insure the Effective Date occurs while ATS is still within SEC compliance. The net result of the above is a greater return to the Estates’ constituents in a far shorter time.

D. Disclosure Statement Enclosures

In the event that the Bankruptcy Court refuses to confirm the Plan immediately at the March 19th hearing, and determines that the Debtors must solicit acceptances or rejections of the Plan, but still approves the disclosures in the Disclosure Statement, the following documents will thereafter be served on parties in interest:

1. Disclosure Statement Approval Order. A copy of the Disclosure Statement Approval Order, which approved the Disclosure Statement and, among other things, established procedures for voting on the Plan and scheduled a further hearing to consider, and scheduled a further deadline for objecting to, confirmation of the Plan.

2. Notice of Confirmation Hearing. A copy of the notice of the deadline for submitting ballots to accept or reject the Plan and, among other things, the date, time and place of the Confirmation Hearing and the deadline for filing objections to confirmation of the Plan.

3. Ballots. One or more ballots (and return envelopes) for voting to accept or reject the Plan, depending on whether you are entitled to vote on the Plan. PLEASE NOTE: IF THE BANKRUPTCY COURT ORDERS THAT ACCEPTANCES OR REJECTIONS OF THE PLAN MUST BE SOLICITED, AND IF YOU DO NOT RECEIVE A BALLOT, YOU MAY NOT BE ENTITLED TO VOTE ON THE PLAN. IF VOTING IS REQUIRED, ONLY HOLDERS OF SHARES OF ATS COMMON STOCK MAY BE ENTITLED TO VOTE ON THE PLAN.

E. Inquiries

If you have any questions about the packet of materials that you have received, please contact Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1400, Irvine, California 92614-8557, (949) 451-3800, Attn: Lillian Ton, during normal business hours.

F. Disclaimers

PLEASE READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE ATTACHMENTS THERETO, IN THEIR ENTIRETY. AFTER APPROVAL BY THE BANKRUPTCY COURT, THIS DISCLOSURE STATEMENT SHALL CONTAIN THE ONLY AUTHORIZED STATEMENTS OR INFORMATION REGARDING THE PLAN. ALL

PREVIOUS STATEMENTS AND REPRESENTATIONS BY THE DEBTORS, OR ANY OF THEM, ARE EXPRESSLY SUPERSEDED BY THIS DISCLOSURE STATEMENT.

The Debtors and their Professionals have made a reasonable effort to ensure that this Disclosure Statement contains accurate information; however, the accuracy of the information contained herein cannot be guaranteed. Furthermore, the Debtors’ professionals who have assisted in the preparation of this Disclosure Statement have not independently verified the information set forth herein and make no representation as to its accuracy. Nothing contained herein shall, or shall be deemed to, be an admission or a declaration against interest by any Debtor or any other Person for purposes of any existing or future litigation.

The statements contained in this Disclosure Statement are made as of the date hereof, unless another time is specified herein. The delivery of this Disclosure Statement shall not create any implication that there has been no change in the facts set forth herein since the date of this Disclosure Statement and the materials relied upon in preparation of this Disclosure Statement were compiled. This Disclosure Statement may not be relied on for any purpose other than to determine whether to support or object to confirmation of the Plan, and nothing contained in this Disclosure Statement shall constitute or be deemed advice on the tax or other legal effects of any reorganization or liquidation on holders of Claims or Interests in connection with such reorganization or liquidation.

Some of the information in this Disclosure Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “project,” and “continue” or other similar words. You should read statements that contain these words carefully because they: (i) discuss the Debtors’ future expectations; (ii) contain projections based only on stated assumed facts; or (iii) state other forward-looking information. These forward-looking statements are inherently speculative in nature. Actual results and developments are likely to be different, and may be materially different, from those expressed or implied by these statements.

Although the Debtors are not able to predict all of the factors that may affect forward looking statements, some of the factors that could materially affect the outcome include: the Plan and this Disclosure Statement may be materially modified before approval by the Bankruptcy Court; other interested parties may propose competing plans; implementation of the Plan may be delayed or the Plan may be terminated; the Debtors may not be able to find a buyer or buyers for remaining assets, or if a buyer or buyers are found for such assets, the amounts realized in connection with the sale may be less than projected; the Debtors may not be able to generate sufficient cash from the sale of assets to provide for payment in full to Creditors or a distribution to shareholders; the proposed sale of the Debtor’s NouriCel business to SkinMedica may not be consummated; the Debtor’s may be unable to effect an orderly wind down of their operations or the cases may be converted to a liquidation under chapter 7; the Debtors may not receive projected royalty, milestone and other payments; the Debtors’ intellectual property rights may not be safeguarded, and the financial projections may be inaccurate. Additional factors include uncertainty arising from the Debtors’ bankruptcy filing, the effect of international, national and regional economic conditions, the effect of government legislation and regulation; the impact of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; and other risks and uncertainties listed from time to time in the reports of ATS filed with the Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

II.

BRIEF OVERVIEW OF THE PLAN

The overall objective of the Plan is to accomplish an orderly liquidation of the Debtors’ remaining assets, to pay the Debtors’ creditors in full with accrued interest, and to distribute any residual funds to ATS stockholders in an initial distribution and then as such funds become available over time through the ATS Liquidating Trust.

Due to a liquidity crisis brought about by significant continuing capital investment obligations and operating losses, the Debtors commenced these Chapter 11 Cases and immediately sought Bankruptcy Court approval of the sale of certain joint venture interests in order to raise urgently needed cash. The Bankruptcy Court approved the sale of these joint venture interests at a hearing on

November 15, 2002. These joint venture interests represented a significant portion of the Debtors’ total assets and are described in more detail below.

After the filing of these Chapter 11 Cases, the Debtors, with the aid of their financial and other advisors, considered the various options available to the Debtors after the sale of their joint venture interests. After exploring various alternatives for the Debtors’ remaining businesses, the Debtors’ directors and officers concluded that the best course of action for both creditors and stockholders alike would be to engage in an orderly disposition of the Debtors’ assets and to wrap up their remaining affairs. On November 13, 2002, the Debtors announced their decision to liquidate their assets and to wind up their remaining affairs.

In very general terms, the Debtors anticipate the following to occur under the Plan:

•	The Debtors’ bankruptcy estates will be substantively consolidated. All Claims against and Interests in the Debtors will be treated together under the Plan, and all inter-Debtor Claims and Interests will be eliminated.

•	Administrative Expense Claims will be paid on the Effective Date or as they become Allowed Claims.

•	Within sixty (60) days of the Effective Date of the Plan, each Claim against the Debtors will either be paid in full or sufficient funds will be set aside in reserve accounts to ensure payment in full in the event the Bankruptcy Court rules in favor of the holder of a disputed Claim. Each Claim will also be entitled to receive applicable interest, as required by the provisions of the Bankruptcy Code. The Debtors or the Liquidating Trustee will have the authority to object to Claims, and a Claim will only be paid upon settlement of the dispute or upon the entry of an order of the Bankruptcy Court allowing the Claim.

•	After the Debtors have paid or reserved for all Claims and have set aside sufficient funds to pay for anticipated expenses, all of the Debtors’ assets and rights to payment of every kind will be transferred to the ATS Liquidating Trust. The Liquidating Trustee will be appointed to oversee the liquidation of the Debtors’ assets, to resolve

  disputed Claims, to realize the value of the Debtors’ remaining assets, and to make distributions to holders of Allowed   Claims and Interests.

•	ON THE EFFECTIVE DATE, ALL SHARES OF STOCK IN ATS WILL BE CANCELED, AND THERE WILL BE NO FURTHER TRADING IN SHARES OF ATS OF ANY KIND. EACH SHARE OF STOCK IN ATS WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE RESIDUAL VALUE OF THE DEBTORS’ PROPERTY IN THE FORM OF DISTRIBUTIONS FROM THE ATS LIQUIDATING TRUST. INTERESTS IN THE ATS LIQUIDATING TRUST WILL NOT BE TRANSFERABLE, EXCEPT BY OPERATION OF LAW, AND NO CERTIFICATES REPRESENTING INTERESTS IN THE ATS LIQUIDATING TRUST WILL BE ISSUED.

•	Within sixty (60) days after the Effective Date, the Liquidating Trustee will make an initial distribution of funds to the Class 4 Beneficiaries of the ATS Liquidating Trust (i.e., the former stockholders of ATS) and to others entitled to payment such as Key Employees under the Key Employee Retention Plan. Subsequent distributions to beneficiaries of the ATS Liquidating Trust will be made not less frequently than annually. The Liquidating Trustee will also provide annual reports to the beneficiaries of the ATS Liquidating Trust, which will contain financial statements.

•	The ATS Liquidating Trust will be terminated not later than five (5) years after the Effective Date.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO CREDITORS OF THE DEBTORS AND STOCKHOLDERS OF ATS. THEREFORE, THE DEBTORS STRONGLY RECOMMEND THAT, IF CALLED UPON TO DO SO, YOU VOTE TO ACCEPT THE PLAN.

III.

DETAILED FACTUAL BACKGROUND

A. Events Occurring Prior to these Chapter 11 Cases

1. The Debtors and Their Business Activities

ATS was incorporated under the laws of the State of Delaware in 1987. Since 1989, ATS has been based in La Jolla, California and has been involved in the field of tissue engineering, using patented technology to develop human-based tissue products for a variety of therapeutic applications, including tissue repair and transplantation. ATS is a public company whose common stock traded on the NASDAQ National Market under the symbol “ATIS” prior to the Petition Date. ATS common stock now trades on the NASDAQ Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ATISQ.OB.” ATS has four wholly owned subsidiaries that have also filed voluntary chapter 11 bankruptcy petitions: ATS Dermagraft, Inc., ATS Orthopedics, Inc., BioNuvia, Inc., and Segenix, Inc. None of ATS’ subsidiaries currently has any significant assets, creditors, or business operations.1

The Debtors developed a range of bioengineered products for a variety of medical uses, primarily products relating to the treatment of human skin. The core technology used by the Debtors involves the controlled three-dimensional growth of cells using structures known as scaffolds, which allows human-based cells to develop and assemble into tissues that more closely resemble those actually found in the human body. The Debtors have held or licensed a number of patents related to the three-dimensional growth of human-based tissue products, in addition to patents in other areas.

The core technology used by the Debtors incorporates principles of cell biology, bioengineering, biochemistry, polymer science and transplant science in order to culture living human cells, either within, “in vivo,” or outside, “ex vivo,” the human body, in a way that allows the cells to develop and assemble into a functioning three dimensional tissue. With this human-based tissue development technology, the Debtors successfully replicated a number of tissues that were

[1]	As further described elsewhere in this Disclosure Statement, two of the Debtors, ATS Dermagraft, Inc. and ATS Orthopedics, Inc., held certain interests in several joint ventures. However, these joint-venture interests were sold during the first few weeks of these Chapter 11 Cases.

developed for the purpose of replacing, repairing or restoring diseased, damaged or aging tissue and organs. The Debtors have been issued over 100 United States and foreign patents covering three-dimensional cell development technology and have a number of patent applications pending related to the technology. In addition, the Debtors held an exclusive license for particular fields of use, to twenty United States patents issued to Massachusetts Institute of Technology (“MIT”) covering the growth of vascularized human tissues or organs on three dimensional biocompatible, biodegradable and non-biodegradable polymer scaffolds inside the body.2

Although the Debtors envisioned many potential uses for the products, the Debtors focused their development efforts in the areas of wound care, aesthetic and reconstructive products, cardiovascular products and orthopedic products. Initially, the Debtors developed and commercialized skin products known as Dermagraft® and TransCyte® for the treatment of conditions such as severe burns and chronic skin ulcers. The Debtors also developed or were in the process of developing products for aesthetic and reconstructive applications, including human-based bioengineered collagen (to be used as an extra-cellular matrix for wrinkle correction and as a potential bulking agent for the treatment of urinary incontinence), and NouriCel (an enriched nutrient solution used as a cosmetic ingredient intended to provide many of the essential nutrients naturally produced by the human body to maintain healthy skin).

In the cardiovascular area, the Debtors were involved in early-stage research and preclinical work to determine the ability to produce tissue-engineered cardiac products. Such products included an epicardial angiogenesis patch (known as “Anginera”), which is intended to stimulate new blood vessel growth and blood flow in damaged heart tissues, as well as other devices to repair damaged or “ischemic” heart tissue (such as tissue-engineered small-diameter blood vessels and tissue-engineered cardiac muscle).

In the orthopedic area, the Debtors engaged in the development of orthopedic cartilage products capable of withstanding the high sheer and load forces present in human joints. These

[2]	As set forth in more detail below, the MIT patent licenses were assigned to Smith & Nephew SNATS, Inc. as part of the sale of certain joint venture interests approved by the Bankruptcy Court on November 15, 2002. See section III.A.8.

products were designed to be implanted in human joints to provide a smooth gliding surface or a smooth joint motion and to absorb both impact and load forces.

In addition, the Debtors were engaged in the development of new products through clinical trials for the treatment of periodontal disease through the use of Dermagraft and the potential development of other therapeutic products for the treatment of diseases involving the liver, pancreas, gastrointestinal, blood/brain barrier tissues and other orthopedic applications.

2. Partnerships and Joint Ventures

Part of the Debtors’ strategy for the research, development, manufacture and commercialization of its tissue-engineered products included various joint ventures and strategic alliances. The Debtors have participated in the following collaborations:

(a) Smith & Nephew

ATS was a party to a number of collaborations with Smith & Nephew, a global medical-device company. ATS, through its Debtor subsidiary ATS Dermagraft, Inc., was involved as an equal partner with Smith & Nephew SNATS, Inc. (“Smith & Nephew SNATS”) in the Dermagraft Joint Venture, a Delaware general partnership (“Dermagraft JV”). ATS Dermagraft, Inc. and Smith & Nephew SNATS were also the only two members of DermEquip L.L.C., a Delaware limited liability company (“DermEquip”). Debtor ATS Orthopedics, Inc. and Smith & Nephew were equal partners in Advanced Tissue Sciences, Smith & Nephew, a Delaware general partnership (the “SNATS Partnership”).

Dermagraft JV and DermEquip were in the business of developing, manufacturing, marketing and selling Dermagraft®, TransCyte® and other products developed from the same technology for the care and treatment of skin-tissue wounds on humans, including skin ulcers, burns, post-surgical wounds or post-trauma skin-tissue rehabilitation. The SNATS Partnership was in the business of developing orthopedic reconstructive products, including cartilage replacement tissue and other orthopedic modification repair and replacement products.

In addition to being a joint venture partner and business collaborator, Smith & Nephew also owns 5,104,163 shares of the common stock of ATS, representing approximately seven percent of the total outstanding shares of ATS.

As described further below, on November 22, 2002, the Debtors completed the sale of their interests in the Dermagraft JV and DermEquip, to Smith & Nephew and terminated the SNATS Partnership for $10 million plus the assumption of certain liabilities.

(b) Inamed Corporation

In May of 1999, the Debtors entered into a strategic alliance with Inamed Corporation (“Inamed”) for the development, manufacturing and sales of aesthetic and reconstructive products including the following:

•	Human-based collagen for wrinkle correction and potentially as a bulking agent for the treatment of urinary incontinence;

•	Products for use as temporary covering after laser resurfacing;

•	Cartilage for plastic-surgery and reconstructive applications; and

•	Extracellular matrix for breast reconstruction.

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical products for aesthetic medicine, plastic and reconstructive surgery, and the treatment of obesity. Under the alliance with Inamed, the Debtors were responsible for the funding and development of products and manufacturing, while Inamed was responsible for clinical, regulatory and marketing activities. The Inamed agreement was structured to provide milestone payments to the Debtors and royalties on Inamed sales of products in the above areas, as well as a transfer price for the sale of human collagen to Inamed. In 1999, Inamed also received five year warrants from ATS to purchase up to 500,000 shares of common stock at an average exercised price of $12.80 per share. Inamed is awaiting FDA clearance on its human-based collagen product utilizing Debtor’s bioengineered human collagen technology. If approved by the FDA, the Debtors will be entitled to receive a milestone payment of approximately $2 million from Inamed.

(c) Medtronic, Inc.

In October 2001, the Debtors entered into a collaboration with Medtronic, Inc. (“Medtronic”) to explore the application of technologies in four therapeutic areas: cardiovascular, neurological, endocrine and spinal. At that time, an affiliate of Medtronic invested $20 million in shares of the Debtors’ common stock at $3.72 per share in return for specific rights including a right of first refusal to participate in the further development and commercialization of Anginera, the Debtors’ heart-tissue repair product. Medtronic also received a right of first offer/first negotiation to participate in other programs within the cardiovascular, neurological, endocrinal and spinal areas where ATS elected not to pursue those programs internally, as well as a limited non-exclusive license to the Debtors’ intellectual property to facilitate Medtronic’s exploration of tissue-engineered technology in combination with Medtronic’s existing medical devices. As part of the strategic alliance with Inamed, the Debtors agreed to nominate a representative of Medtronic to ATS’ board of directors. Medtronic International Ltd., an affiliate of Medtronic, currently holds 5,376,344 shares of ATS common stock.

(d) Biozhem Cosmeceuticals, Inc.

In September of 2001, ATS signed a development marketing, license and supply agreement with Biozhem Cosmeceuticals, Inc. (“Biozhem”) under which the Debtors granted a license to Biozhem to use and sell NouriCel, the Debtors’ flagship skin-nutrient solution. In addition to a transfer price to be paid by Biozhem, the agreement entitled ATS to milestone payments and royalties on sales of Biozhem products in the skin care marketplace. ATS also received warrants to purchase Biozhem stock in the future at specified prices.

Beginning in the second half of 2002, Biozhem breached the agreement as a result of its failure to pay royalties and make milestone payments now totaling in excess of $2.5 million, as well as through its failure to meet other commitments to the Debtors. Due to these breaches, on or about February 3, 2003 the Debtors terminated the contract with Biozhem. The Debtors reserve the right to seek appropriate recoveries from Biozhem for breach of contract as part of its Recovery Claims. However, the Debtors have concerns that Biozhem may have insufficient assets to pay any judgment.

(e) SkinMedica, Inc.

In October 2000, the Debtors entered into a Development Marketing, License and Supply Agreement with SkinMedica, Inc. (“SkinMedica”) in which it granted a license to SkinMedica to use and sell NouriCel in SkinMedica’s brand of skin products sold through a network of dermatologists and plastic surgeons. Under this agreement, ATS was entitled to a transfer price to be paid by SkinMedica as well as specific milestone payments and royalties on sale of SkinMedica products.

ATS was also granted warrants to purchase SkinMedica common stock at a strike price of $2.51. SkinMedica is a private company whose stock is not publicly traded.

3. Employees and Employee Benefit Programs

As of October 1, 2002, the Debtors employed 221 people, of whom 58 were engaged in research and development, 102 in operations, and 61 in marketing and administrative functions. The Debtors’ staff included 13 employees with Ph.D. or M.D. degrees.

As of October 1, 2002, the following were the officers and key personnel of ATS:

Name	Title(s)
Arthur J. Benvenuto	Chairman of the Board of Directors, President and Chief Executive Officer

Gail K. Naughton,Ph.D.	Vice Chairman of the Board of Directors

Joseph Kletzel	Executive Vice President and Chief Operating Officer

Mark Gergen	Senior Vice President, and Chief Financial and Development Officer

Charles Anderson	Vice President, Quality

Andrew Buckland	Executive Director of Finance and Chief Accounting Officer

John Burns	General Counsel and Secretary

Most of the Debtors’ employees were entitled to a certain number of weeks’ vacation, based on their years of service and position held, which accrued ratably during the year as they worked. The Debtors also maintained a company-wide severance policy for their employees. Under the Debtors’ severance policy, in exchange for the employee’s execution of a general release of all claims at the termination of their employment, each employee was granted severance based on the following formula:

•	two weeks pay, plus

•	X weeks’ pay, where X is the number of years of service with the Debtors (or in the case of director-level employees or above two times X weeks pay), plus

•	zero weeks’ pay if the employee is less than 40 years old, two weeks’ pay if the employee is 40 to 49 years old, four weeks’ pay if the employee is 50 to 59 years old, and six weeks’ pay if the employee is 60 years old or older.

In addition, in the ordinary course of their business, as is customary with most large companies, the Debtors established various employee benefit plans and policies for their employees, including medical, dental and vision insurance, life insurance, a 401(k) plan, a flexible spending account for medical expenses, disability insurance, bereavement leave and an employee assistance plan.

4. Facilities

(a) HQ Facility

As of October 1, 2002, the Debtors operated two facilities. The first, in La Jolla, California, contained a commercial manufacturing facility managed by the Dermagraft JV, and also served as the Debtors’ headquarters (the “HQ Facility”). The HQ Facility consisted of approximately 85,000 square feet of space approximately 85% of which was allocated to manufacturing and research. This lease was to expire in December 2005.3

The Debtors previously manufactured and produced TransCyte®, Dermagraft®, human-based collagen and NouriCel at the HQ Facility. The HQ Facility was required to be registered, licensed, and continually inspected by various regulatory authorities, including the California Department of Health and Human Services, and had to comply with the FDA’s Current Good Manufacturing Practice requirements (the “FDA Requirements”), which set forth a framework for medical device design, manufacturing and other quality system requirements. The Debtors successfully completed all inspections of the manufacturing facility since September 1998.

(b) Wateridge Facility

In October of 2001, the Debtors signed a ten year lease (the “Wateridge Lease”) on a 29,000 square foot office and laboratory building in a facility approximately three miles from the HQ Facility (the ”Wateridge Facility”). The Debtors expected to move the majority of its research activities into this new facility. Construction on the Wateridge Facility began in September 2001 and

[3]	As explained below, as a result of the sale of the Debtors’ Dermagraft JV interest to Smith & Nephew, the Debtors assigned this lease to Smith & Nephew. Accordingly, the Debtors no longer occupy the HQ Facility and are no longer obligated for any rent or other obligations under the lease for the HQ Facility.

the lease term commenced in May 2002 when the facility was completed. As part of the lease agreement, the Debtors were required to post a letter of credit in the amount of $1.7 million and a “security deposit” in the amount of $100.527.41 with the landlord. Accordingly, the Debtors procured the $1.7 million letter of credit from Union Bank of California in favor of the landlord, Wateridge Investors LLC (“Wateridge Investors”). In order to obtain the letter of credit, the Debtors were required to deposit $1.7 million in cash with Union Bank of California on which it may draw in the event the letter of credit is drawn upon by Wateridge Investors. Through February 1, 2003, the Debtors are current on the Wateridge Lease, with the exception of a pre-petition amount of approximately $28,000.4

5. The Debtors’ Operating Risks

Due in part to the cutting-edge nature of the Debtors’ technology, the development of the Debtors’ products required massive amounts of capital. In addition, due to significant uncertainty surrounding the success of the Debtors’ products and related research and the heavily regulated environment in which the Debtors operated, the Debtors faced a number risks that affected their operating results. Indeed, it was these risks that, in part, contributed to the Debtors’ bankruptcy filings.

• From inception through December 30, 2001, the Debtors incurred cumulative net operating losses of $292.7 million. As of the middle of 2002, it was uncertain whether the Debtors would ever reach a profitable level of operation considering the high costs of research and development required to commercialize the Debtors’ products.

• Fluctuations in operating losses tended to cause reductions in ATS’ stock price, which negatively affected the Debtors’ ability to raise additional capital.

[4]	With court approval, the Debtors have employed Burnham Real Estate Services as real brokers in an effort to obtain an assignee or sub-lessees of the Wateridge Facility. On January 10, 2003, the Bankruptcy Court entered the Order on Extension of Deadline to Assume or Reject Wateridge Lease extending the deadline to assume or reject the Lease for the Wateridge Facility until April 8, 2003.

• Due to costs of operation and research and development, the Debtors continually needed additional funds to support operations. Ever-changing market conditions affected the Debtors’ ability to raise operating funds. Without adequate capital, the Debtors were faced with the inability to complete product development programs, which in turn forced the Debtors to consider whether to reduce or cease operations leading to the need to sell some or all of their operations to raise capital.

• Projected revenue and sales were difficult to ascertain because products developed by the Debtors may not have been generally accepted by the market or successfully commercialized, in part due to the refusal of physicians and patients to purchase the Debtors’ products or use them due to cost or adverse patient reaction.

• The Debtors mostly relied on third parties to market, commercialize and sell their products. Therefore, the Debtors relied on successful performance by these third parties. Since the Debtors lacked their own sales and marketing personnel, they could not independently generate sales.

• The Debtors relied on only a few suppliers for certain of their key materials—including scaffolding which, if supply diminished or terminated, the Debtors would have been unable to complete the development of their products or deliver products as required pursuant to contractual arrangements.

• If the Debtors were unable to obtain applicable regulatory approvals, they would have been unable to sell certain affected products.

• The Debtors required capital to protect their intellectual property from infringement and to otherwise maintain their rights to other licensed technology. A lack of capital could have prevented the Debtors from protecting its technology and hindered the development and/or marketing of products.

• Given the nature of the Debtors’ technology, discoveries or development of other technologies by competitors could have made the Debtors’ products less competitive or otherwise obsolete.

• Given the high-technology nature of the Debtors’ business, the Debtors needed to attract and retain key personnel, advisors and management. If certain key personnel were unavailable, the ability of the Debtors to develop and commercialize products would have been affected.

• If product-liability claims against the Debtors were inadequately protected by insurance, the demand for the Debtors’ products would have been reduced, thereby impacting cash available for product development. The Debtors were forced to maintain significant insurance coverage at an equally significant cost.

6. The Debtors’ Financial Difficulties

In 2002, the Debtors found that many of the risks outlined above under which they constantly operated converged to negatively impact the Debtors’ business. In addition, due to the Debtors’ cutting-edge technology, wholly unique products, and the heavily regulated environment for medical products, an extensive amount of time and capital was required to successfully commercialize the Debtors’ products. In addition, even once commercialized, product adoption can be slow in the medical community for new products and therapies.

Since its inception in 1987, the Debtors had experienced significant operating losses in funding the research, development, testing and marketing of products, and continued to expect to incur substantial operating losses in the future. Through September 30, 2002, the Debtors had incurred cumulative net operating losses of approximately $319 million. Prior to 2002, the Debtors had successfully tapped the capital markets to obtain needed additional equity investments and working capital. However, in 2002, the Debtors’ access to capital radically changed. ATS continued to incur, either directly or through the Dermagraft JV, substantial expenditures in support of the commercialization, development, clinical trials and post-market studies of TransCyte® and Dermagraft® for burn and skin ulcer applications, for the development of manufacturing systems, and in advancing other applications of ATS’ core technology. ATS also incurred additional costs for the development of products and manufacturing processes under other strategic alliances for the development of other products. In the middle of 2002, ATS found it was unable to fund its operating expenses and capital expenditures through the further sale of equities or funding from strategic partners. Debt funding was not available, in part, because ATS was already obligated under a loan made by Dermagraft JV to ATS, and ATS had guaranteed DermEquip’s obligations under a secured loan made by The Chase Manhattan Bank to DermEquip, which loan was secured by the assets of DermEquip.

The tissue engineering sector of the biotech industry also generally struggled over the past few years. Two of ATS’ main competitors, Ortec International and Organogenesis, received adverse “going concern” opinions from their accountants and conducted layoffs and reorganizations that were not well-received by the investment community, which had a spillover impact on estimates of ATS’s prospects. In addition, Organogenesis was engaged in a well-publicized dispute with its principal partner Novartis, which subsequently led to a complete shutdown and chapter 11 bankruptcy filing by Organogenesis. As of October 2002, both Ortec and Organogenesis had been engaged in unsuccessful attempts to raise additional capital.

7. ATS’ Efforts to Find Solutions to its Financial Difficulties

For the first nine months of 2002, due primarily to the significant cost of research and product development and the need to obtain and maintain regulatoryapproval, the Debtors incurred a loss of $26.7 million. The Debtors’ losses continued and its cash reserves were expected to be depleted by October 31, 2002. As a result ATS determined that, without an infusion of cash, it would have been forced to cease operations.

The Debtors concluded that, in order to maintain operations, including the value of their investments in the Dermagraft JV, DermEquip and the SNATS Partnership, they required additional investment capital of at least $20 million through the third quarter of 2003. At the end of September of 2002, ATS was left with limited financing alternatives to meet its capital needs, including a payroll of approximately $610,000 recurring every two weeks. As a result of applicable FDA regulations, to the extent manufacturing facilities or supporting labs were shut down for any amount of time, ATS or a successor entity would have faced the task of revalidating and calibrating the facility which could take months and could possibly require further FDA regulatory inspections and approvals related to the facility. Substantial time and cost would have been required before regulatory compliance could again be obtained. Accordingly, any shut down would have virtually eliminated a substantial part of the value of ATS’ operations.

During 2002, ATS representatives had discussions with various institutions and bankers, including Comerica Bank and JP Morgan Chase Bank, to explore various financial options, including interim financing secured by receivables, incoming milestone payments and royalties. ATS also received proposals and had discussions regarding equity financing and loans from a number of investment bankers and institutions, including UBS Warburg, State of Wisconsin Investment Board, Roth Capital Partners, Zimmer-Lucas Partners, Cardinal Capital, Bonanza Capital, Mercator Group and others.

ATS representatives also contacted other businesses and investment bankers that ATS believed might have had a significant interest in acquiring or marketing certain of ATS’ operations or other assets. These contacts and discussions included communications with Goldman Sachs, SRS Capital, Mehta Partners, Medtronic, and Inamed Corporation.

A number of institutional investors and investment banks expressed interest in financing ATS using convertible debt, equity lines of credit and other similar vehicles common in the biotech industry. However, ATS’s bylaws and NASDAQ listing requirements prohibit many of these structures without shareholder approval which, in the judgment of ATS, would not have been possible or desirable to obtain. ATS simply did not have the time necessary to first structure a deal and then obtain shareholder approval. The fact that ATS’s stock had fallen to approximately $1.00 per share also raised concerns of a potential delisting by NASDAQ and highlighted liquidity concerns for potential new investors. Therefore, due in part to a weakened share price, and general weakened equity markets and capital availability for biotechnology companies, as of October 2002, ATS had been unable to raise sufficient funds to maintain operations as planned, which in turn jeopardized its ability to meet its commitments to the joint ventures with Smith & Nephew. Therefore, ATS turned its attention to its current business partners in an attempt to raise working capital.

8. The Sale of the Joint Venture Interests to Smith & Nephew

After considerable negotiations, an agreement was reached to sell ATS’s interest in the Dermagraft JV and DermEquip to Smith & Nephew and to terminate the SNATS Partnership through a chapter 11 bankruptcy filing and a motion pursuant to section 363 of the Bankruptcy Code, which allows for sales of assets free and clear of liens, claims and encumbrances, and section 365 which allows for the assignment of contract rights. Smith & Nephew agreed to pay $10 million and to assume certain liabilities. Smith & Nephew also assumed a number of contractual agreements, including the lease for the HQ Facility, and expressed an interest in hiring a number of ATS’

employees. In order to provide for continuing operations pending the sale, Smith & Nephew also agreed to loan ATS up to $5 million as a post-petition credit facility to be deducted from the purchase price.

In the absence of the sale of the joint-venture interests to Smith & Nephew, and, especially the interim financing provided by Smith & Nephew, the Debtors concluded that they had no other financial options and that the Debtors would have been forced to discontinue most of their operations. In the absence of the transaction and financing provided by Smith & Nephew, the Debtors believe that they would have been forced to discontinue operations well prior to the end of 2002.

The Debtors also concluded that there were no other probable buyers for the Debtors’ interests in Dermagraft JV, DermEquip and the SNATS Partnership. Even if an interested bidder did emerge, it could acquire only ATS’s 50 percent interest in the joint ventures and would also need to assume the liabilities and ongoing funding obligations for the joint ventures until profitability could be achieved. As a result, the actual commitment required by an outside bidder based upon the then-current estimates was much greater than the $10 million purchase price offered by Smith & Nephew, probably closer to $35 million to $40 million over the succeeding two to three years. A successful bidder would also have been subject to the risk that Smith & Nephew could have withdrawn from the ventures, forcing a purchase of the Smith & Nephew share and an assumption of the funding obligation of Smith & Nephew making the total potential commitment for a bidder closer to $65 million to $75 million.

The Debtors executed an agreement to dispose of its interests in Dermagraft JV, DermEquip and the SNATS Partnership on October 10, 2002. On October 10, 2002, the Debtors also terminated the employment of approximately 65 of their employees in anticipation of their chapter 11 bankruptcy filings.

B. Events Occurring After Filing of these Chapter 11 Cases

1. The Commencement of these Chapter 11 Cases and “First Day” Motions

On October 10, 2002 (the “Petition Date”), each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code with the Bankruptcy Court. Thereafter the Debtors continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code.

On the Petition Date, the Debtors filed a motion seeking approval of sales procedures with respect to the sale of the various joint venture interests and related assets to Smith & Nephew, a motion seeking interim approval of the Smith & Nephew-provided post-petition financing, a motion seeking joint administration of the Debtors cases, a motion seeking to limit the scope of notice in these Chapter 11 Cases, and a motion seeking authority to pay accrued but unpaid priority pre-petition wages and other employee benefits. The Bankruptcy Court approved each of those motions and set November 15, 2002 as the date for the hearing on the motion to approve the sale of the joint venture interests and related assets to Smith & Nephew. No committees of creditors or equity security holders have been appointed in these cases.

2. The Employment of Professionals

Shortly after the Petition Date, the Bankruptcy Court approved the Debtors’ employment of Gibson, Dunn & Crutcher LLP as the Debtors’ general insolvency counsel, Clifford Chance US LLP as the Debtors’ special counsel with respect to securities and corporate law matters, and Eureka Capital Markets LLC (“Eureka Capital”) as the Debtors’ financial advisor. These professionals have aided the Debtors in formulating and proceeding with their reorganization and in disposing of their assets. With the Bankruptcy Court’s permission, the Debtors have also employed Burnham Real Estates Services, Inc. as real estate broker to aid the Debtors in disposing of the Wateridge Facility. Despite the Debtors’ request, the Debtors’ former accountant, Ernst & Young LLP, did not apply to the Bankruptcy Court to become employed in these Chapter 11 Cases.

3. The Approval and Closing of the Smith & Nephew Sale

At at hearing on November 15, 2002, the Bankruptcy Court approved the sale of the Debtors’ interests in the Dermagraft JV, DermEquip and the SNATS Partnership, as well as certain related assets and unexpired contracts, to Smith & Nephew. No other bids for these assets were received by the Debtors. The sale to Smith & Nephew closed on November 22, 2002. After crediting post-petition financing of $3 million obtained from Smith & Nephew, the Debtors netted approximately $7 million in cash from the sale without considering liabilities assumed by Smith & Nephew.

However, the Debtors incurred certain costs of sale and continue to incur other ongoing ordinary course expenses.

4. The Decision to Liquidate the Debtors’ Remaining Assets

After the Petition Date, the Debtors’ financial advisors, Eureka Capital, performed an analysis of the Debtors’ remaining assets and business lines, as well as the cash needs and risks associated with continuing the Debtors’ remaining business operations. Eureka Capital also considered the costs and benefits of an orderly disposition of the Debtors’ remaining assets. Based upon the analysis by Eureka Capital, and considering the existing markets for and stages of development of the Debtors’ products, Eureka Capital provided an assessment of alternatives to the board of directors of the Debtors with respect to the potential reorganization of the Debtors or the disposition of the Debtors’ remaining assets. Based upon the report by Eureka Capital, the advice of the Debtors’ professionals, and after analyzing the risk, the amount of time needed to commercialize remaining products, and the amount of capital needed to continue operations with the assets remaining after the sale to Smith & Nephew, the board of directors ultimately concluded that it was in the best interests of creditors and stockholders to liquidate the remaining assets of the Debtors on an orderly basis pursuant to a chapter 11 plan of liquidation, and the overbidding procedures allowed for under the Bankruptcy Code.

5. Changes in the Debtors’ Personnel

As part of an effort to reduce costs and commence a reorganization, just prior to the bankruptcy filing, the Debtors terminated the employment of approximately 65 employees that performed services unrelated to either the Dermagraft JV or otherwise necessary to the Debtors’ continuing operations. The termination of these employees gave rise to pre-petition claims for unpaid wages, accrued vacation and severance pay.

Upon the decision of the board of directors on November 12, 2002 to liquidate the assets of the Debtors, an additional 11 employees were terminated. The termination of these individuals also gave rise to claims for accrued vacation and severance payments.

As a result of the sale of the Debtors’ joint venture interests to Smith & Nephew, approximately 115 individuals left the Debtors’ employment and became employed by Smith &

Nephew. Although the Debtors were still obligated to pay for accrued vacation due these individuals at the closing as part of the agreement with Smith & Nephew, no other severance payments became due.

Upon the closing of the sale to Smith & Nephew, the Debtors terminated approximately 12 additional employees, leaving a wind down staff of 13 which was intended to be reduced to seven by the end of 2002. The termination of the employment of these individuals also gave rise to claims for accrued vacation and severance payments.

On or about November 13, 2002, prior to the closing of the Smith & Nephew sale, Art Benvenuto, the Chairman of the Board of the Debtors and Dr. Gail Naughton, the Vice Chairman of the Board, resigned any and all positions that they held with the Debtors. With the resignation of Mr. Benvenuto, Mark Gergen was appointed as the Chief Restructuring Officer of the Debtors and Andrew Buckland was appointed to the position of Acting Chief Financial Officer.

6. The Key Employee Retention Plan

Given the nature of the Debtors’ technology and property, the Debtors required management sufficiently familiar with the Debtors’ property to facilitate an orderly liquidation. In order to provide for continuing management by individuals with the necessary expertise to maximize the value of the Debtors’ assets, the Debtors filed a motion to approve an employee retention plan for seven core individuals that would oversee the operations of the Debtors during their liquidation. To encourage these individuals to remain with the Debtors during the liquidation and wind-down phase and to provide them with appropriate compensation for their efforts, the Bankruptcy Court approved a retention plan as follows:

The four key management individuals, Mark Gergen, Andrew Buckland, Kari McCulloch and John Freeman (the “Tier 1 Employees”), are entitled to receive the following amounts under the Key Employee Retention Plan:

•	Salary equal to twice the employee’s current regular salary, commencing December 1, 2002 and extending through the date of termination of employment with the Debtors.

•	Payment of all accrued but unpaid vacation as of the date of termination of employment with the Debtors at the Tier 1 Employees’ pre-petition pay rate.

•	Payment of a special severance amount (the “Special Severance Amount”) equal to six month’s salary (based on the regular salary rate in effect as of the Petition Date) payable on the later of (i) the effective date of the Debtors’ plan of reorganization, and (ii) termination of employment with the Debtors. The Special Severance Amounts will be subordinated to the allowed claims of unsecured creditors, priority claims, and administrative claims.

•	A pro rata share of a bonus pool (the “Bonus Pool”) equal to 2.5% of the net funds generated from liquidation of the Debtors’ assets or sales of the Debtors’ assets that close before the Effective Date or within 90 days after the Effective Date of the Plan and which are then distributable to ATS stockholders (taking into account all costs and expenses other than the Bonus Pool).

In order to be eligible to receive the Special Severance Amount and to share in the Bonus Pool, a Tier 1 Employee must remain employed by the Debtor until the later of (i) the consummation of the sale of 90% or more (by book value) of the Debtors’ assets, or (ii) the date a plan of reorganization for the Debtors is confirmed. A Tier 1 Employee is entitled to receive the Special Severance Amount and a pro rata share of the Bonus Pool if he or she is terminated by the Debtors without cause. However, a Tier 1 employee shall not receive any Special Severance Amount or be entitled to share in the Bonus Pool if he or she resigns or is terminated for cause.

Management personnel Karin Ingvarsdotter, Accounting Manager; Kristie Burns, Director of Alliance and Business Management; and Robert Kellar, Ph.D., Research Scientist (“Tier 2 Employees”) are entitled to receive the following amounts under the Key Employee Retention Plan:

•	Salary equal to twice the employee’s current regular salary, commencing December 1, 2002 and extending through the date of termination of employment with the Debtors.

•	Payment of all accrued but unpaid vacation as of the date of termination of employment with the Debtors at their pre-petition pay rate.

•	Payment of a standard severance amount upon termination of employment according to standard company policy. Under company policy, each employee is entitled to severance pay equal to:

•	two weeks pay, plus

•	X weeks’ pay, where X is the number of years of service with the Debtors (or in the case of director level employees or above two times X weeks pay), plus

•	zero weeks’ pay if the employee is less than 40 years old, two weeks’ pay if the employee is 40 to 49 years old, four weeks’ pay if the employee is 50 to 59 years old, and six weeks’ pay if the employee is 60 years old or older.

Since the approval of the Key Employee Retention Plan, the Debtors’ affairs have been managed by the above individuals with limited assistance of certain former employees on a consulting or hourly basis as needed. A copy of the Order Approving the Key Employee Retention Plan is attached to the Plan as Exhibit A.

7. Pending Sale of NouriCel to SkinMedica

On January 6, 2003, the Debtors announced that they had signed an Asset Purchase Agreement with SkinMedica relating to the sale of the NouriCel product line and related intellectual property. Under the agreement, the Debtors’ existing marketing relationship with SkinMedica would be terminated (including a termination of the option to purchase SkinMedica stock and the rights to receive royalties and milestone payments from SkinMedica), and SkinMedica would take full possession of the NouriCel business. If the transaction closes, SkinMedica is obligated to pay $5 million in cash, plus issue a secured promissory note, in the amount of $2 million, bearing annual interest of eight percent, the interest and principal of which will be payable two years after closing. SkinMedica has the option to prepay the note in cash or registered equity securities at any time prior to the maturity date. The SkinMedica promissory note shall be secured by the NouriCel assets sold to SkinMedica, and the promissory note can be forgiven if there are material breaches by the Debtors under the NouriCel Asset Purchase Agreement. The sale of the NouriCel business will be subject to formal overbids. The Bankruptcy Court approved sales procedures with respect to the sale of the NouriCel business at a hearing on February 6, 2003 and set March 19, 2003 as the date for the hearing on the Debtor’s motion to approve the sale. The Debtors anticipate that, if approved by the Bankruptcy Court and other conditions to closing are met, the sale of the NouriCel business will close sometime in late March 2002. At this time, the Debtors do not know whether there will be other bidders for the NouriCel business and related assets.

8. Efforts to Market the Debtors’ Remaining Assets

With the Debtors’ assistance, Eureka Capital is actively marketing the Debtors’ remaining business lines and assets, including NouriCel (to overbidders), Segenix, Periodontal applications, human collagen, surgical mesh application, cartilage applications, and cardiovascular applications (Anginera). Eureka Capital and specifically, George H. Kidd, was retained by the Debtors due to his considerable expertise in the biotech and tissue engineering area as well as his financial restructuring expertise. Mr. Kidd’s qualifications are attached hereto as Exhibit A. Eureka Capital has prepared detailed “product profiles” on each of the Debtors’ business areas, has identified potential purchasers and has exposed those purchasers to the opportunities to acquire the Debtors’ assets. The marketing of the Debtors’ assets is complicated by the complex nature and breadth of the Debtors’ technology and the fact that the remaining patents owned or controlled by the Debtors have many applications across many therapeutic areas. The Debtors’ patent rights could be subject to five or more licenses to different buyers and multiple cross-licenses and assignments, depending upon the nature of the transactions structured. The Debtors also hold various manufacturing and other support rights as a result of the Smith & Nephew transaction that could be assigned to three or more different purchasers. Contrary to a typical liquidation of physical assets, where each sale simplifies the disposition of remaining assets, each transaction here results in an additional layer of complexity due to cross-licensing and other requirements necessary to give value to remaining business lines. For instance, the restrictions, reservations and carve-outs of the Smith & Nephew deal must all be accommodated when the NouriCel, Anginera or Segenix product lines are sold.

Due to existing contracts with third parties, uncertain regulatory approval, uncertain world events and the general nature of the biotech industry, there are also a number of additional factors that complicate the marketing and future sales of the Debtors’ assets.

NouriCel: While the Debtors’ NouriCel business enjoys the prospects of increasing demand in the professional dermatological market as well as the possibility of increasing demand in the mass market, there are a number of complicating factors that impact buyers’ interest or may limit the proceeds from such a sale:

•	The FDA may reclassify NouriCel as a drug or biologic agent, as opposed to its current classification as a cosmetic. If such a reclassification occurred, any purchaser of the NouriCel business would be forced to perform expensive and time-consuming clinical trials.

•	Smith & Nephew or Inamed, as manufacturers of NouriCel, may restrict supply or significantly raise the price of NouriCel.

•	The costs of manufacturing NouriCel are unknown to potential purchasers of the NouriCel business. This uncertainty may reduce the value of the NouriCel assets.

•	The Debtors only have limited clinical data available to date which may limit the Debtors’ ability to convince many potential bidders that there is sufficient scientific evidence to support marketing claims for the products.

•	Because NouriCel is derived from human sources, it faces additional regulatory barriers in Europe and other countries outside the United States which may restrict its market potential.

Human Collagen: The Debtors’ human collagen business, if approved by the FDA, has the potential to provide a significant royalty stream to the Debtors or a buyer due to the marketing agreement with Inamed. Human collagen is less likely to cause allergic reactions compared to bovine collagen used by competitors. There is a large potential market for human-based collagen. However, a number of factors may limit the value of the Debtors’ human collagen business:

•	FDA approval of human-based collagen is still pending and not a certainty.

•	Supply of human collagen is guaranteed only for a short time, given the terms of the current manufacturing agreement with Smith & Nephew. As a result, the price of obtaining human collagen may drastically increase or supply may drastically decrease in the future.

•	Any buyer of the human collagen business will not have any patent or FDA approval rights, which are currently held by Inamed.

•	The emergence of competing products using hyaluronic acid could diminish the market potential of human collagen.

Surgical Mesh: The Debtors’ are also attempting to determine if there is a separate market for their surgical mesh technology. The surgical-mesh products in development by the Debtors are based on human cells and are thus less likely to have negative side effects as compared to currently available products that are not human-cell based. The overall market for surgical meshes is potentially large due to a continuing need for products that help rebuild human tissues after surgery. In addition, the Debtors’ surgical mesh products may be eligible for accelerated FDA review, and may be eligible for reimbursement under insurance programs. However, the Debtors’ surgical mesh technology faces a number of risks:

•	These products are still in the conceptual stage with no clinical data available as to their effectiveness.

•	Prototype products have not yet been fully developed or tested.

•	The surgical mesh business is already a competitive business with a number of competitors and products in the market.

•	Limited opportunities for patent protection of innovations exist.

•	A great deal of development capital and time will be required to commercialize the surgical mesh technology.

Segenix: Although only in the developmental stage, the Debtors have applied their core technology relating to the three-dimensional growth of tissue to human and animal liver-cell cultures. The Debtors believe that there is a potentially large market for sales of cultivated liver tissues and cells to medical research and pharmaceutical companies. Pharmaceutical research and clinical studies often focus on the effect of drugs on liver tissue and using artificial liver tissue and cells may greatly improve the efficiency of pharmaceutical research. FDA approval of these products is not required, as these products would only be sold to pharmaceutical and other research companies, thus these products could be launched in less than 24 months. In addition, government grants may be available to support the development of these products. However, a number of factors may limit the value of the Segenix business line:

•	There is limited scientific data available to show that the potential products would prove useful in scientific and clinical research.

•	Although a number of patents support the Segenix concept, significant investment is required in order to gain adequate scientific data and develop a commercial prototype.

•	The sources of liver tissue needed to produce products are unpredictable and unreliable, thereby constraining market opportunities.

•	The specialized nature of the technology and the few individuals with the necessary expertise to develop the product may make development difficult.

Cardiovascular: The Debtors have been in the process of developing Anginera, a tissue-engineered patch for treating damaged or diseased heart muscles that could develop into an alternative to traditional invasive coronary bypass surgery. Anginera is already undergoing animal testing, with positive preliminary results. Ischemic Repair Devices (“IRDs”) like Anginera are viewed by many in the industry as having potential to lead the market in minimally invasive vascular and coronary bypass therapy. In addition, a number of research grants may be available to support continuing research into Anginera and other cardiovascular repair products. However, there are a number of risks relating to the Debtors’ cardiovascular business line:

•	Anginera may need as many as six (6) additional years and as much as $30 million to achieve FDA approval.

•	IRDs—such as Anginera—to repair ischemic (i.e., damaged) heart issue are still in the conceptual and development phases, and a commercial prototype has yet to be developed.

•	Potential FDA regulation of IRDs like Anginera as a biologic will involve increased costs associated with obtaining FDA approval, development and manufacturing. A large majority of products subjected to regulation as biologics never successfully complete the pre-clinical research stage.

Periodontal: The Debtors have been investigating and developing periodontal applications of Dermagraft, its skin-tissue repair product that it had developed and marketed in conjunction with Smith & Nephew. Although the sale of assets to Smith & Nephew in November 2002 included many applications of Dermagraft, the sale did not include the right to market Dermagraft for periodontal applications. Human trials of Dermagraft in periodontal surgery applications initially were successful, although the Debtors ceased periodontal trials of Dermagraft after commencement of these Chapter 11 Cases due to funding limitations. Periodontal applications of Dermagraft are likely to be approved by the FDA, given the FDA’s prior approval of other applications of Dermagraft. In addition, periodontal applications are supported by Dermagraft’s generally strong patent position. However, a number of factors may limit the value of the Debtors’ periodontal business:

•	Smith & Nephew, which currently manufactures Dermagraft, may limit supply or increase the price of Dermagraft.

•	Profit margins on dental implants or devices are limited.

•	Trials of periodontal Dermagraft cannot be completed until, at the earliest, late 2003, pushing initial product deliveries into 2004.

•	The total market size (periodontal surgery) may be small, and clinicians and dental companies may favor less costly alternatives to Dermagraft further constraining the market opportunities.

•	Distributors and periodontists generally have little experience handling products like Dermagraft. Dermagraft is a delicate product that must be carefully handled, which may discourage its use, further limiting market opportunities.

The above factors, other general economic conditions and world affairs may, and likely will, have significant impact on the Debtors’ ability to sell its remaining assets and/or the price and terms to be received for them.

9. Compensation and Other Issues Relating to Current and Certain Former Management Personnel

Until his resignation on November 13, 2002, Arthur J. Benvenuto was the Chairman of the Board, President and Chief Executive Officer of ATS. ATS currently holds an interest-bearing promissory note in the outstanding amount which is approximately $1.4 million payable by Mr. Benvenuto, the proceeds of which were used by Mr. Benvenuto to acquire ATS stock. Mr. Benvenuto’s promissory note is secured by a lien on approximately 786,000 shares of ATS common stock owned by Mr. Benvenuto. Until her resignation on November 13, 2002, Dr. Gail Naughton was vice-chairman of the Board of ATS and certain of the other Debtors. ATS also holds an interest-bearing promissory note, the remaining principal amount of which is approximately $230,000 payable by Dr. Gail Naughton, the initial proceeds of which she also used to purchase ATS stock. Dr. Naughton’s promissory note is secured by a lien on the shares of ATS common stock owned by Dr. Naughton.

Mr. Benvenuto and Dr. Naughton may have claims against the Debtors on account of severance benefits, vacation pay or other employment related amounts. No amounts have yet been paid to Mr. Benvenuto or Dr. Naughton in connection with their resignation nor have the Debtors agreed to make payment in any specific amount. The Debtors will attempt to negotiate settlements with Mr. Benvenuto and Dr. Naughton that will resolve the amounts they owe ATS as well as any amounts that ATS may owe Mr. Benvenuto and Dr. Naughton. No settlement will be consummated without the prior approval of the Bankruptcy Court. The Debtors have no assessment of Mr. Benvenuto’s or Dr. Naughton’s ability to repay their notes except through their ATS stock and potential rights to payments from ATS.

As allowed under Delaware law, the Certificate of Incorporation of ATS provides that the directors of ATS are not personally liable to ATS or any of ATS’ stockholders for monetary damages for breach of fiduciary duty, except for (i) breaches of the duty of loyalty to ATS and ATS stockholders, (ii) acts and omissions that are not in good faith or involve intentional or knowing misconduct, (iii) transactions involving an improper personal benefit to a director, and (iv) liability for payment of unlawful dividends or redemption of capital stock.

The By-Laws of ATS, and certain pre-petition indemnification agreements between ATS and the directors and officers (the “Indemnification Agreements”) also provide that the directors and officers of ATS will be indemnified for all costs, expenses and judgments arising out of suits against them by virtue of their current or former status as officers and/or directors of ATS (other than actions in the name of ATS) – provided that the officers or directors acted in good faith and in a manner reasonably believed to be in the best interests of ATS. In addition, under the By-Laws, the Indemnification Agreements, and section 145(c) of the Delaware General Corporation Law, directors and officers are entitled to indemnification for costs and expenses incurred in successfully defending against actions brought against them by virtue of their current or former status as officers and/or directors of ATS (including actions brought in the name of ATS) – provided that the officers or directors acted in good faith and in a manner reasonably believed to be in the best interests of ATS. These indemnification obligations and Indemnification Agreements give rise to contingent claims in favor of the directors and officers of ATS (“Director and Officer Indemnification Claims”).

To date, no claims or lawsuits have been commenced against ATS directors and officers which would give rise to a covered Director and Officer Indemnification Claim. To date, ATS has maintained policies of director and officer liability insurance which covers claims on a “claims made basis” to cover potential indemnification obligations. The current policy of insurance expires according to its terms on December 12, 2003.

10. Other Events Occurring after the Petition Date

(a) Claims Bar Date

On or about October 31, 2002, the Bankruptcy Court entered an order establishing a general claims bar date of December 31, 2001. As of that date, approximately $5.8 million in claims had been filed against the Debtors. However, the Debtors believe a number of these Claims are either shareholder Claims improperly filed as unsecured or priority Claims, Claims that have been paid, Executory Contract holders asserting inflated Claims, or Claims that are otherwise inflated or overstated. A number of these Claims will be disputed and resolved in accordance with applicable law.

(b) Payment of Priority Wage Claims

Under the Bankruptcy Code, employees are entitled to assert a Priority Claim up to $4,650 for monies owed them as wages, severance and vacation. On or about December 23, 2002, the Bankruptcy Court entered an order allowing the Debtors to immediately pay all priority wage claims due employees terminated pre-petition under section 507(a)(3) of the Bankruptcy Code rather than wait for plan confirmation. The Bankruptcy Court also approved the payment of post-petition administrative severance claims equal to two weeks salary to all employees terminated post-petition. Combined with the payment of other priority wages authorized in October 2002, the Debtors have paid a total of $432,787.96 in employee priority and administrative claims. With these payments, the Debtors believe that they have satisfied all non-tax Priority Claims.

(c) Small Asset Sales

In order to facilitate the sale of remaining equipment with the greatest return, on December 17, 2002, the Debtors filed a motion seeking the Bankruptcy Court’s permission to establish procedures for piecemeal asset sales. On January 16, 2003, the Bankruptcy Court approved the piecemeal asset sales procedures. A copy of the specific procedures to be followed by the Debtors and approved by the Bankruptcy Court are attached hereto as Exhibit B. A schedule of assets sold pursuant to these procedures thus far and the price obtained is attached hereto as Exhibit C.

(d) Assumption of Executory Contract with Charles River Laboratories

On or about March 13, 2002, Charles River Discovery and Development Services, a Delaware corporation, a division of Charles River Laboratories, Inc. (“CRL”) and ATS entered into a “Master Service Agreement” relating to “A Safety Study of Anginera™ (Dermagraft®) For Use as a Cardiac Treatment in a Canine Model of Myocardial Ischemia” (the “Project”). On or about June 19, 2002 and September 12, 2002, the parties executed letters of authorization and amendment in connection with CRL’s services related to the Project. The Master Service Agreement, the two letters of authorization, and any and all amendments thereto, are collectively referred to herein as the “CRL Agreement.” On or about January 9, 2003, CRL filed a motion for an “Order Compelling the Debtor to Assume or Reject Executory Contract or, in the Alternative, for (A) Relief From the Automatic Stay to Terminate Agreement and (B) Allowance and Payment of Administrative Expense Claim.” The Debtors believe that the assumption of the CRL Agreement is necessary to allow the Debtors to realize the benefit of the studies and analysis performed by CRL to date (and for which the Debtors have paid over $450,000 pre-petition), to obtain value from the overall Project, to avoid a loss of the benefit of monies already paid by the Debtors pre-petition, and will better enable the Debtors to market and sell its Anginera technology and other cardiovascular applications to interested buyers for a price that will allow the Debtors to recoup monies paid to CRL in connection with the Project. On

February 5, 2003, CRL and ATS entered into a stipulation for the assumption of the CRL Agreement which was approved by the Bankruptcy Court on February 6, 2003.

C. The Debtors’ Remaining Unsold Assets

As of the date of the Plan, and assuming the sale of the NouriCel business to SkinMedica or a successful overbidder, the Debtors will have remaining other assets, contract rights and property rights relating to human collagen, Segenix, cardiovascular and periodontal applications involving Anginera (as described in section III.B.8 above), core patents underlying the Debtors’ technology, as well as miscellaneous physical assets, lab equipment, computers, etc. These assets will be disposed of or otherwise administered as described below and in the Plan.

IV.

DESCRIPTION OF THE PLAN

A. Claims and Interests

The Plan divides Claims against and Interests in the Debtors into unclassified Claims and the remainder into separate Classes of classified Claims and Interests. As discussed in more detail below, the Plan proposes the substantive consolidation of the Estates. Therefore, among other things, all Claims are classified together notwithstanding that certain of the Claims may be asserted against only one of the Debtors. In addition, all inter-Debtor Claims and Interests have been eliminated.

Summary of Asserted Claims and Interests

Class	Description	Estimates
—	Administrative Claims	$2.5 million

—	Priority Tax Claims	Approx. $16,000

1	Non-Tax Priority Claims	$0.00

2(a)	Secured Claim of Millard Refrigerator Services, Inc.	$2,695.00

2(b)	Secured Claim Wateridge Investors LLC (contingent)	$100,527.41

2(c)	Secured Claim of Union Bank of California (contingent)	Approx. $1.7 million

2(d)	GE Capital Corporation (disputed)	$199,404.16

3(a)	Unsecured Trade and Employee Claims	$5.9 million

3(b)	Limited Claims of Certain Employees to Life Insurance Proceeds	Approx. $63,000

4	Interests in ATS	73,154,753 shares of common stock outstanding

The above table is only a summary of the total Claims asserted against the Debtors. The Debtors believe that a significant portion of these asserted Claims are overstated. In addition, the amount of Administrative Expense Claims is an estimate based on the total expenses expected to be incurred from the date of the Plan (February 7, 2003) through the Effective Date of the Plan (which is expected to be late March 2003). All parties are encouraged to consult the projections and assumptions attached hereto as Exhibit E and the discussion in sections V.C.7 and V.F for a fuller discussion of the expected claims and expected distributions to ATS stockholders.

B. Treatment of Unclassified Claims

1. Administrative Expense Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims are not classified, although they are dealt with by the Plan. Pursuant to the Bankruptcy Code, Administrative Expense Claims are those which are given administrative priority status under sections 507(a)(1) and 503(b) of the Bankruptcy Code and are entitled to first priority payment ahead of other priority Claims and other Unsecured Claims.

Administrative Expense Claims include the actual and necessary costs and expenses incurred in connection with preserving, administering and operating the Debtors during these Chapter 11 Cases, including items such as ordinary and necessary accounts payable for goods and services provided to the Debtors after the Petition Date and the costs of pursuing a reorganization. Administrative Expense Claims also include professional fees and expenses incurred by the Debtors. However, Professionals employed by the Debtors are only entitled to Administrative Expense Claim status to the extent their fees and expenses are allowed by the Bankruptcy Court after notice and a hearing. The Debtors estimate the total amount of unpaid Administrative Expense Claims as of the Effective Date (exclusive of Professional Fees) will be approximately $1.6 million.

The Plan provides that all Administrative Expense Claims incurred in the normal course of the Debtors’ business (“Ordinary Course Administrative Expense Claims”) will be paid in full on or prior to the Effective Date. Anyone who wishes to assert an Administrative Expense Claim that is not paid on or prior to the Effective Date, and, therefore, is not an Ordinary Course Administrative Expense Claim, must file a notice and request for payment with the Bankruptcy Court and serve it on the Debtors no later than 10 days after the Effective Date. An Administrative Expense Claim that is not properly and timely filed and served will be forever barred and will not be entitled to payment. If you are unsure as to whether your Administrative Expense Claim was incurred in the ordinary course of the Debtors’ business and/or you have not received payment on or before the Effective Date, you should file a request for payment of your Administrative Expense Claim prior to 10 days after the Effective Date as provided above. The notice and request for payment must include: (a) evidence that the Debtor is liable for the Claim; (b) the name of the holder of the Claim; (c) the amount of the Claim; and (d) the factual and legal basis of the Claim. The Debtors have until twenty (20) days after the Administrative Claims Bar Date to object to Administrative Expense Claims.

All Administrative Expense Claims that become allowed Claims will receive payment in full, on the later of the Effective Date or within ten (10) Business Days after the Claim becomes an Allowed Claim.

2. Professional Fee Claims

No later than thirty (30) days after the Effective Date, each Professional employed by the Debtors and requesting compensation in these Chapter 11 Cases pursuant to sections 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses incurred through the Confirmation Date. The hearing on such Professionals’ final fee applications will be scheduled by the Bankruptcy Court in the Confirmation Order to occur approximately sixty (60) days after the Effective Date as the Court’s schedule permits. Professionals will receive Cash in the amount awarded to such Professionals, less payments previously received, within ten (10) Business Days after entry of a Final Order of the Bankruptcy Court approving such payment pursuant to section 330 or 503(b) of the Bankruptcy Code.

The Liquidating Trustee and/or the Debtors’ Estate will compensate Professionals retained by the Estates for services rendered from the Confirmation Date to and including the Effective Date after giving notice to the U.S. Trustee of his intent to compensate the Professionals. The U.S. Trustee shall have ten (10) Business Days to object to the payment of Professionals for services rendered after the Confirmation Date through the Effective Date. If no objection is received, then the Liquidating Trustee or the Debtors’ estates may proceed to pay the Professional as noticed. If an objection is received, the Professional shall not be paid without an order of the Bankruptcy Court.

3. Priority Tax Claims

The Plan provides that each holder of a Tax Claim that is an Allowed Claim, to the extent not already paid, will be paid the full amount of the Tax Claim in Cash upon the later of the Effective Date or within ten (10) Business Days after the Tax Claim becomes an Allowed Claim, or at a later time if agreed to by the holder of such Tax Claim. The Debtors estimate that the approximate aggregate amount of Priority Tax Claims is $16,000. These consist of corporate franchise taxes for 2002 owed to the States of Delaware, Massachusetts and California and property tax owed to the San Diego County Tax Collector.

4. Bankruptcy Fees and U.S. Trustee Reports

All outstanding Bankruptcy Fees owed as of the Effective Date of the Plan will be paid in full on the Effective Date. Any fees assessed by the U.S. Trustee after the Effective Date of the Plan will be paid by the Liquidating Trustee. Transfers of assets to the ATS Liquidating Trust or to any account established to reserve for Claims or expenses will not give rise to any Bankruptcy Fees. The Liquidating Trustee will provide quarterly post-confirmation reports to the U.S. Trustee and the Bankruptcy Court until these cases are either closed by the Bankruptcy Court, converted to another chapter under the Bankruptcy Code, or dismissed by the Bankruptcy Court.

5. Rights to Payment Under Key Employee Retention Plan

Certain Key Employees are entitled to receive a Special Severance Amount and a share in the Bonus Pool pursuant to an order of the Bankruptcy Court entered on January 2, 2003. These amounts are payable to the four ATS Tier 1 Employees that are overseeing the wind up of the Debtors’ affairs. Both the Special Severance Amount and the Bonus Pool are subordinated to all Claims. The Bonus Pool is based upon amounts actually available for distribution to stockholders of ATS (no matter when distributed) that are generated from sales of the Debtors’ assets closed prior to ninety (90) days after the Effective Date. Thus, the Key Employees will receive the Special Severance Amount and the Bonus Pool only to the extent and at the times that funds are available for distribution to Class 4 Beneficiaries of the ATS Liquidating Trust (i.e., former stockholders of ATS).

C. Treatment of Classified Claims and Interests

1. Class 1 (Priority Claims)

Class 1 is comprised of Claims that are entitled to priority over Unsecured Claims pursuant to section 507(a) of the Bankruptcy Code and are not Administrative Claims or Tax Claims. Priority Claims include certain Claims by former employees up to a maximum amount of $4,650. The Plan provides that each holder of a Priority Claim that is an Allowed Claim, to the extent not already paid as described above, will be paid in Cash, in full plus accrued interest at the Federal Judgment Rate from the Petition Date through the date the Priority Claim is paid, on the later of the Effective Date or within ten (10) Business Days after the Priority Claim becomes an Allowed Claim, or at a later time if agreed to by the holder of such Priority Claim. The Debtors estimate that the approximate aggregate amount of unpaid Priority Claims is approximately $16,000, which consists only of Tax Claims. As discussed above, the Debtors have already paid a significant portion of the Priority Claims pursuant to prior orders of the Bankruptcy Court.

2. Class 2 (Secured Claims)

Class 2 is comprised of the Secured Claims of Millard Refrigerated Services, Inc. (“Millard”), Wateridge Investors LLC (“Wateridge Lessor”), Union Bank of California, and GE Capital Corporation (“GECC”).

(a) Class 2A: Secured Claim of Millard Refrigerated Services, Inc.

Millard has asserted a Secured Claim in the total amount of $2,695.00. The Debtors retained Millard to store certain goods related to their NouriCel business line at Millard’s facility. As of the Petition Date, the Debtors owed Millard the total sum of $2,695.00. Millard continues to charge for its storage services post-petition for which the Debtors pay and are in turn reimbursed by Smith & Nephew. Pursuant to section 7209 of the California Commercial Code, Millard has asserted a warehouseman’s lien on the goods in its possession for pre-petition unpaid storage services.

Millard will receive, in full satisfaction of its Claim, Cash equal to the amount of such Claim on the Effective Date plus interest at the Federal Judgment Rate, unless Millard agrees, in writing, to different treatment of its Claim. Upon payment of Millard’s Allowed Secured Claim, Millard’s lien will be extinguished and Millard shall release the Debtors’ goods in Millard’s possession to the Debtors or the Debtors’ designee.

(b) Class 2B: Alleged Secured Claim of Wateridge Lessor

Pursuant to the Wateridge Lease, the Debtors deposited with the Wateridge Lessor a security deposit in the amount of $100,527.41. With the approval of the Bankruptcy Court, the Debtors have hired Burnham Real Estate Services to obtain a sublessee or assignee to occupy the Wateridge Facility. On January 10, 2003, the Bankruptcy Court extended the Debtors’ deadline to assume or reject the Wateridge Lease to April 8, 2003. Because, at the time of filing of this Disclosure Statement, the Debtors have not obtained a sublessee or party willing to assume the Wateridge Lease, the Claim filed by the Wateridge Lessor is presently contingent and unliquidated.

Under the Plan, the Wateridge Lessor will be entitled to retain possession of the security deposit in the amount of $100,527.41 until its Claim becomes liquidated and noncontingent or is otherwise resolved. To the extent the Wateridge Lessor is a secured creditor, the Wateridge Lessor shall maintain any lien it may have on the security deposit it holds. However, nothing in the Plan is intended to create a lien that does not otherwise exist under applicable law. To the extent that the Claims of the Wateridge Lessor are less than the amount of the security deposit, the Debtors reserve the right to demand the return of the unused portion of the security deposit to the Debtors, or the Liquidating Trustee as the case may be and to pursue any other rights that tenants may have under applicable law.

(c) Class 2C: Alleged Secured Claim of Union Bank of California

Pursuant to the term of the Wateridge Lease, the Debtors were required to obtain a standby letter of credit from Union Bank of California in favor of the Wateridge Lessor in the approximate amount of $1.7 million. Pursuant to the terms of the letter of credit, the Debtors deposited $1.7 million in Cash in an account at Union Bank of California to meet the Debtors’ reimbursement obligations under the standby letter of credit. Upon the Debtors’ breach of the Wateridge Lease,

Wateridge Lessor may draw down on the letter of credit in the amount of its damages. Union Bank of California would then have certain rights to the Debtors’ funds on deposit.

The letter of credit has not yet been drawn upon because, at the time of filing of this Disclosure Statement, the Debtors have not rejected or otherwise breached the Wateridge Lease, and the Claim of Wateridge Lessor is currently contingent and unliquidated. Thus, any Claim of Union Bank of California is also contingent and unliquidated. Union Bank of California will be entitled to retain possession of the $1.7 million until whatever Claim it may have becomes liquidated and noncontingent. To the extent Union Bank of California is a secured creditor, Union Bank of California shall maintain its lien on the $1.7 million deposit account. However, nothing in the Plan is intended to nor shall it create a lien that does not otherwise exist under applicable law nor shall the Plan give rise to a Claim in favor of Union Bank of California that does not otherwise exist. To the extent that any draw down by the Wateridge Lessor on the standby letter of credit is less than the amount of the letter of credit, and Union Bank of California’s corresponding draw down of the funds in its possession is less than $1.7 million and the letter of credit is terminated, Union Bank shall return the unused portion of the security to the Debtors, or the Liquidating Trustee as the case may be. The Debtors further reserve any and all other rights it may have as to Union Bank of California related to the letter of credit or the $1.7 million deposit account.

(d) Class 2D: Alleged Secured Claim of GE Capital Corporation

GECC has filed a proof of claim in the amount of $199,404.16, which GECC asserts is a Secured Claim. On May 2, 2002, the Debtors entered into an Equipment Lease Agreement with Toshiba Financial Services for the lease of photocopy machines. GECC is the successor in interest of Toshiba Financial Services, Inc. The Debtors assert that the Equipment Lease Agreement is a true lease is not a financing agreement and GECC does not have a secured claim. Nevertheless, the Debtors will reject the lease with GECC and will return the photocopy machines that are the subject of the Equipment Lease Agreement (i.e., the alleged collateral) to GECC. GECC may, if it chooses, then assert whatever claims it deems appropriate. The Debtor or the Liquidating Trustee intends to object to any Claims asserted by GECC. Upon entry of an order by the Bankruptcy Court adjudicating GECC’s Claim, GECC shall be paid, in full satisfaction of such Claim, Cash equal to the amount of such Claim allowed by the Bankruptcy Court, if any, no later than ten (10) Business Days such Claim becomes an Allowed Claim.

3. Class 3 (Unsecured Claims)

(a) Class 3A (Trade, Employee and Indemnification Claims)

Class 3A consists of (i) Claims for amounts owed by the Debtors to those Creditors prior to the bankruptcy filing, (ii) Claims of former employees for wages, severance and vacation5 and (iii) contingent Director and Officer Indemnification Claims. Each holder of a Claim in Class 3A will receive payment of the full amount of the allowed amount of its Class 3A Claim plus accrued interest at the Federal Judgment Rate from the Petition Date through the date the Class 3A Claim is paid in full, or its Pro Rata share if funds in the Estates are not sufficient to pay all Class 3A Claims in full, either (i) not later than thirty (30) days of the Effective Date, or (ii) within ten (10) Business Days after the Class 3A Claim becomes an Allowed Claim (whichever occurs last), unless the holder of the Claim 3A Claim agrees in writing to a different treatment. Contingent Director and Officer Indemnification Claims will be covered by the Debtors’ purchase of a continuing or “tail” policy of director and officers liability insurance to remain in effect from the expiration date of its current directors and officers liability policy of December 12, 2003 until 3 years after the Petition Date or October 10, 2005.

(b) Class 3B (Certain Limited Claims to Life Insurance Demutualization Proceeds)

Class 3B consists of Claims of certain former employees of ATS, with the participation of ATS, that purchased life insurance through Prudential Mutual Life Insurance Company (“Prudential”). Prudential demutualized in December 2001, and distributed shares of its stock to persons that had previously purchased insurance including 1975 shares of Prudential Financial

[5]	Class 3A also includes the Claim of Michael Siebert who commenced a lawsuit pre-petition against ATS and Andrew Buckland for alleged wrongful termination and other related claims. The lawsuit has been stayed by the bankruptcy filing of the Debtors, and Mr. Siebert has filed a claim in the Bankruptcy case against ATS. The Debtors believe that Mr. Siebert’s claim is wholly without merit, and Mr. Siebert’s claim will be hotly contested and resolved through the claim resolution process.

(“Prudential Stock”) to ATS for the benefit of its participating employees. On or after the Effective Date, the 1,975 shares of stock held by the Debtors on account of life insurance premiums paid by certain of its employees will be liquidated and the proceeds transferred to the Claims Reserve Account. The Liquidating Trustee will determine — within 90 days after the Effective Date —which of the former employees are entitled to distributions of the proceeds of the sale of the Prudential Stock, and the Liquidating Trustee will make distributions to these Persons on a pro rata basis. Based upon current trading prices, the proceeds of the liquidation the Prudential Stock is projected to be approximately $63,000. However, this amount will change with market fluctuations in the Prudential stock.

4. Class 4 (Interests in ATS)

Class 4 consists of the Interests of stockholders of ATS as of the Record Date. Each stockholder as of the Record Date shall receive a right to distribution of the residual property of the Debtors’ Estates, if any, by means of an interest in the ATS Liquidating Trust equal to the Pro Rata ownership interest in ATS held by them as of the Record Date. Stockholders of ATS shall receive the residual value of the Debtors’ Estates through distributions from the ATS Liquidating Trust after payment in full, or the establishment of appropriate reserves, for all Claims and the establishment of other appropriate reserves. Interests in the ATS Liquidating Trust will not be represented by certificates and will not be transferable except by operation of law.

On the Effective Date, all shares of stock in ATS will be cancelled and will forever cease trading on the NASDAQ OTC Bulletin Board (“OTCBB”) or any other securities exchange or market. After the Effective Date, the Debtors intend to immediately file a Form 15 with the SEC suspending the registration of ATS common stock under the Securities Exchange Act of 1934, as amended, and the obligation to file periodic SEC reports. Only beneficial stockholders of record as of the close of business on the Effective Date (or “Record Date”) will be the Class 4 Beneficiaries of the ATS Liquidating Trust. No Person may sell an interest in the ATS Liquidating Trust after the Record Date.

Distributions, if any, from the ATS Liquidating Trust will be made to Record Holders based on the record stockholder list as of the close of business on the Record Date. However, if a Record

Holder is not the beneficial owner of the ATS common stock on the Record Date, the beneficial owner may receive distributions directly from the Liquidating Trustee if the Record Holder provides a written request to make distributions directly to the Class 4 Beneficiaries and adequate information to the Liquidating Trustee, as provided in the Plan and the ATS Liquidating Trust Agreement.

V.

MEANS OF IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation

The Plan assumes and is conditioned upon the Confirmation Order providing for the substantive consolidation of all Claims against and Interests in the Debtors and all assets of each of the Debtors into one Estate. Accordingly, each Claim against or Interest in the Debtors is classified into one of the Classes under the Plan. Except as expressly provided in the Plan, the Debtors will continue to maintain their corporate existences for all purposes other than the treatment of Claims and Interests under the Plan.

The power of a bankruptcy court to order substantive consolidation is derived from the general equitable powers of the bankruptcy court under section 105 of the Bankruptcy Code. The essential purpose of substantive consolidation is to ensure that all creditors are treated equitably. Substantive consolidation is appropriate if either of two factors is present: (i) whether creditors dealt with the debtors as a single economic unit and did not rely on their separate identity in extending credit, or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. In this case, substantive consolidation will result in a reduction of administrative costs, will not diminish the Debtors’ abilities to pay all Claims in full, and will ensure that the limited assets in the non-public subsidiary Debtors are distributed to the former stockholders of ATS.

For purposes of the Plan: (i) all inter-Debtor Claims, including but not limited to actions to avoid any prepetition intercompany transactions, and any Claims for reimbursement, indemnity, or contribution, by and among the Debtors, will be eliminated; (ii) the assets and liabilities of the Debtors will be treated as though the Debtors were merged; (iii) any obligation of any Debtor related to any Claim and all guarantees of a Claim by one or more of the Debtors will be deemed to be one obligation of the consolidated Estates in an amount equal to the amount of the primary Claim; and

(iv) proofs of Claim filed or deemed filed in the individual Chapter 11 Case of any Debtor will be deemed to be filed against each of the Debtors and will be entitled to a single satisfaction.

The great majority of all of the assets of the Debtors are held by ATS. The only assets of the other Debtor subsidiaries are as follows:

ATS Dermagraft, Inc.	$10,000
ATS Orthopedics, Inc.	$10,000
Bionuvia, Inc.	$1,000
Segenix, Inc.	$1,000

With the exception of intercompany claims and intercompany license and other agreements, there are no other claims asserted individually against any of the above four Debtors. All filed claims have been asserted against ATS. Therefore, substantive consolidation will allow ATS Interest holders in Class 4 to receive the benefit of the assets held by the above four Debtors. Also, the Debtors’ estates will save considerable costs in avoiding the preparation of five separate disclosure statements and five separate plans of reorganization.

B. Distributions on the Effective Date

On or after the Effective Date, as applicable, the following distributions shall be made by the Debtors’ Estates prior to any transfers of Estate property to the ATS Liquidating Trust on the Trust Transfer Date.

(a) On the Effective Date, holders of Allowed Administrative Expense Claims and allowed Priority Claims (Class 1 Claims) shall receive payment consistent with article 4 and section 5.2 of the Plan.

(b) Not later than thirty (30) days after the Effective Date, the holder of the Allowed Claim in Class 2A, shall receive payment consistent with section 5.3(a) of the Plan.

(c) The Holders of Claims in Classes 2B, 2C and 2D shall be treated as provided in section 5.3(b), (c) and (d) of the Plan.

(d) Not later than thirty (30) days after the Effective Date, holders of Allowed Claims in Class 3A shall receive payment consistent with section 5.4(a) of the Plan.

(e) Holders of Claims in Class 3B shall be treated as provided in section 5.4(b) of the Plan.

Assuming the above amounts are paid, not later than thirty (30) days after the Effective Date, all remaining property of the Debtors’ Estates of any kind and nature whatsoever, real, personal, intellectual or otherwise, shall be transferred to the ATS Liquidating Trust, as provided in section 7.2 of the Plan for further disposition as provided in the Plan and the ATS Liquidating Trust Agreement. The date on which this transaction occurs shall be deemed to be the Trust Transfer Date. Thereafter, the Liquidating Trustee will make distributions to those with unpaid Claims in Class 3A, those with Claims in Class 3B and to Interest holders in Class 4, to the extent funds are available.

C. ATS Liquidating Trust

1. Establishment of the ATS Liquidating Trust

On the Effective Date, the Debtors and the Liquidating Trustee shall execute the ATS Liquidating Trust Agreement creating the ATS Liquidating Trust. A copy of the ATS Liquidating Trust Agreement is attached to the Plan as Exhibit B. The ATS Liquidating Trust shall be established for the sole purpose of receiving the benefit of the ongoing obligations of third parties and liquidating and distributing any remaining assets of the Estates in accordance with the Plan with no objective to continue or engage in the conduct of a trade or business. For all federal income tax purposes, all parties shall treat the ATS Liquidating Trust as a liquidating trust pursuant to Treasury Regulations § 301.7701-4(d), and as a grantor trust subject to the provisions of Subchapter J, Part I, Subpart E of the Internal Revenue Code of 1986, as amended, owned by the Beneficiaries of the ATS Liquidating Trust as grantors. The ATS Liquidating Trust shall remain constituted and in existence until all payments and distributions have been made under the Plan but not longer than five (5) years after the Effective Date; provided, however, that the Liquidating Trustee, or a party-in-interest, may extend the term of the ATS Liquidating Trust for one (1) year upon a motion filed with and approved by the Bankruptcy Court. The affairs and administration of the ATS Liquidating Trust shall be governed by the Plan, the Confirmation Order, the ATS Liquidating Trust Agreement, the orders of the Bankruptcy Court, and applicable bankruptcy and non-bankruptcy law. The ATS Liquidating Trust and the Liquidating Trustee shall be vested with all the power and authority granted to a trustee pursuant to section 1106(a) of the Bankruptcy Code.

2. Transfer of Assets to the ATS Liquidating Trust

The ATS Liquidating Trust shall receive any property of the Debtors’ Estates remaining after the distributions contemplated in section V.B above, including, without limitation, all tangible and intangible property, all personal and real property, all contract rights, all causes of action and Recovery Rights, and all other assets and rights of every kind whatsoever owned, controlled or possessed by the Debtors. The ATS Liquidating Trust shall hold such property in its exclusive possession, custody and control for the benefit of holders of Claims and Interests entitled to payment under the Plan and the ATS Liquidating Trust Agreement. For all federal income tax purposes, the Estates shall treat the transfer of all property to the ATS Liquidating Trust as a transfer to holders of Claims and Interests to the extent such holders are Beneficiaries of the ATS Liquidating Trust. The Liquidating Trustee shall ensure that, for all federal income tax purposes, consistent valuations are used by the Liquidating Trustee and the holders of Claims and Interests for all property transferred to the ATS Liquidating Trust.

3. Transfer Free and Clear of Claims; Stay of Actions Against ATS Liquidating Trust or Trust Res

Except for the interests of the Beneficiaries of the ATS Liquidating Trust, all property transferred to the ATS Liquidating Trust from any of the Debtors’ Estates shall be free and clear of all claims, interests, liens and encumbrances, and such property shall remain as property of the ATS Liquidating Trust until distributed pursuant to the Plan and the ATS Liquidating Trust Agreement. On the Effective Date, a stay of all actions to the same extent as set forth in section 362(a) of the Bankruptcy Code with respect to the Estates, the ATS Liquidating Trust, the Liquidating Trustee and the Claims Reserve Account shall be and remain in effect pending consummation of the Plan. The transfer of assets to the Liquidating Trustee shall not constitute a default or breach under or result in any forfeiture whatsoever with respect to any asset or property interest transferred to the ATS Liquidating Trust.

4. Beneficiaries of the ATS Liquidating Trust and Claims Reserve Account

(a) Upon payment to all Allowed Administrative Expense Claims and Allowed Priority Claims and creation of the ATS Liquidating Trust, only holders of (i) unpaid and/or Disputed Administrative Expense Claims, Professional fees, Priority Claims, Claims in Classes 1, 2 and 3, and (ii) all Interest holders in Class 4 shall be Beneficiaries of the ATS Liquidating Trust.

(b) After payment or the establishment of reserves in a Claims Reserve Account of any amounts due to those asserting Administrative Expense Claims, Priority Claims, Professional Fee Claims and holders of Claims in Classes 1, 2 and 3, and other reserves as provided in the ATS Liquidating Trust Agreement, holders of Interests in Class 4 shall be the Class 4 Beneficiaries and entitled to share in distributions of any remaining property of the ATS Liquidating Trust as provided in the Plan and the ATS Liquidating Trust Agreement.

(c) If cash is available, the Liquidating Trustee shall make an initial distribution of available cash in excess of appropriate reserves to Class 4 Beneficiaries on the Distribution Date which shall occur not later than sixty (60) days after the Effective Date.

(d) The Liquidating Trustee shall determine and keep records to determine the identity of the Class 4 Beneficiaries, including information obtained from Mellon Investor Services (the transfer agent for ATS), by examining the stockholder records of ATS or utilizing other commercially reasonable methods.

(e) The Liquidating Trustee shall not issue any certificates which represent or purport to represent interests in the ATS Liquidating Trust.

(f) Distributions to Class 4 Beneficiaries shall be sent to the Record Holder as identified as of the Record Date. Record Holders are often brokerage firms who hold stock for the benefit of their customers who are the actual beneficial owners. The Debtors only have access to the identity of the Record Holders. Therefore, any Record Holder receiving a distribution from the ATS Liquidating Trust for the benefit of a Class 4 Beneficiary shall be responsible for transferring to the Class 4 Beneficiary any funds or other information received by the Record Holder in keeping with the applicable laws, regulations and the terms of any agreements between the Record Holder and the individual Class 4 Beneficiaries. The Liquidating Trustee shall have no responsibility whatsoever for ensuring that payments made to Record Holders who are not also the Class 4 Beneficiaries are, in fact, transferred to individual Class 4 Beneficiaries.

(g) Notwithstanding the above, any Record Holder who is not the intended Class 4 Beneficiary may provide written notice to the Liquidating Trustee that the Liquidating Trustee should modify its records and make further distributions directly to a specified Class 4 Beneficiary in place and instead of the Record Holder who held the ATS stock for the benefit of that Class 4 Beneficiary. Upon receiving a written notification, providing adequate information, as required by the Liquidating Trustee, to allow the Liquidating Trustee to make the appropriate changes in his or her records, the Liquidating Trustee from that point forward shall provide distributions and any other information directly to that identified Class 4 Beneficiary in place and instead of the Record Holder.

(h) The beneficial Interest of any Beneficiary in the ATS Liquidating Trust, including Class 4 Beneficiaries, may not be assigned or transferred to any other party except upon the death or dissolution of such holder or by operation of law; provided, that any such transfer shall be effected in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and any other applicable federal or state securities law.

(i) Within forty-five (45) days after the end of each calendar year following the Effective Date and upon termination of the Liquidating Trust, the Liquidating Trustee shall issue a report to the Record Holders, which report shall include information on all distributions made during the reporting period, a general report regarding the actions of the Liquidating Trustee to maintain and collect the assets of the Liquidating Trust, and the report shall include financial statements prepared using generally accepted accounting principles consistently applied.

5. The Liquidating Trustee

Upon the creation of the ATS Liquidating Trust, John T. Freeman, the former Controller of ATS, shall act as the initial Liquidating Trustee. Mr. Freeman has served as Controller of ATS from 1995 to the present. Mr. Freeman is a CPA with more than twenty-five years of accounting, finance and management experience with technology companies and large multi-national conglomerates. A true and correct copy of Mr. Freeman’s resume is attached hereto as Exhibit D.

The Debtors have selected Mr. Freeman to serve as the Liquidating Trustee of the ATS Liquidating Trust because of the special expertise and background required to properly deal with the unique nature of the Debtors’ technology and assets. Due to his familiarity with the Debtors and their technology, Mr. Freeman will be able to more quickly resolve and pay Claims without employing an extensive amount of outside professionals, will not require extensive familiarization with the Debtors’ assets and technology before administering them, will be able to more easily complete transactions commenced prior to his appointment as trustee, will be familiar with Smith & Nephew, SkinMedica and Inamed and others with whom he must deal as the Liquidating Trustee and will be able to resolve unforeseen problems as they arise more quickly and with less cost compared to an outside professional trustee due to his familiarity with the assets, technology and companies involved. The Debtors believe that Mr. Freeman can aid Eureka Capital and other professionals in an effort to achieve the highest return for the assets of the Liquidating Trust as well as ensuring Inamed’s performance under the Inamed Agreements and ultimately the sale of the Inamed royalty stream at the appropriate time. The Debtors believe that this will all result in greater savings to the ATS Liquidating Trust and, therefore, will benefit the Beneficiaries.

With permission of the Bankruptcy Court, Mr. Freeman has served as a “Key Employee” of the Debtors and is entitled to compensation under the Order of the Bankruptcy Court approving the Key Employee Retention Plan. Mr. Freeman will terminate his employment as an employee of the Debtors prior to becoming the Liquidating Trustee. At that point, Mr. Freeman will be entitled to receive any compensation under the Key Employee Retention Plan and later receive any share under the Bonus Pool to which he is entitled as amounts are distributed to Class 4 Beneficiaries.

As the Liquidating Trustee, Mr. Freeman will be entitled to receive compensation at the hourly rate of $200.00. The Debtors believe that this is fair given Mr. Freeman’s knowledge and experience, and is also less than the commensurate amount that the Liquidating Trust would have to pay an outside professional trustee with far less experience and familiarity with the Liquidating Trust assets in order to administer the Liquidating Trust. Mr. Freeman may also employ professionals and other assistants to help him with the administration of the ATS Liquidating Trust as necessary. Although Mr. Freeman may hold other non-conflicting employment while acting as the Liquidating

Trustee, at this point, the Debtors understand that Mr. Freeman does not intend to hold any other employment.

Mr. Freeman is the holder of 1,000 shares of ATS common stock which he acquired as follows: 200 shares purchased October 9, 1995 for $10.11 per share; and 800 shares purchased June 22, 1998 for $3.79 per share. Mr. Freeman may continue to hold his ATS common stock and receive any distribution on account of his stock along with all other Class 4 Beneficiaries. Alternatively, prior to the Record Date, Mr. Freeman may donate his ATS stock to a charitable institution.

6. Powers, Duties and Replacement of the Liquidating Trustee

The Liquidating Trustee shall be empowered to act on behalf of the ATS Liquidating Trust and to carry out the provisions of the Plan. The Liquidating Trustee shall not have an interest that is materially adverse to the Debtors, the Estates, or the ATS Liquidating Trust. The Liquidating Trustee shall be paid a reasonable hourly rate from the Plan Administration Account for his or her services as Liquidating Trustee and shall be entitled to reimbursement of reasonable expenses incurred in fulfilling his or her duties under the ATS Liquidating Trust Agreement or the Plan without the need for filing fee applications under the Bankruptcy Code or for prior Court approval. The Liquidating Trustee shall notify the U.S. Trustee at least five (5) Business Days prior to receiving any compensation from the ATS Liquidating Trust; provided, however, that no additional notice shall be required.

(a) Powers, Rights and Duties of Liquidating Trustee

The Liquidating Trustee shall have the rights and powers and shall perform all the functions and duties set forth in the Plan and as set forth in the ATS Liquidating Trust Agreement attached to the Plan as Exhibit B.

(b) Resignation of the Liquidating Trustee

The Liquidating Trustee may resign from such position by executing an instrument in writing and filing that instrument with the Bankruptcy Court; provided, however, that the resignation of the resigning Liquidating Trustee shall not be effective until such time as the appointment of a successor Liquidating Trustee shall become effective in accordance with the Plan.

(c) Removal of the Liquidating Trustee and Modification of the ATS Liquidating Trust

For cause, any party in interest under the Plan may move the Bankruptcy Court to replace the Liquidating Trustee with another individual for cause, or to modify the terms of the ATS Liquidating Trust Agreement in a manner not materially inconsistent with the Plan. Any such motion shall be served on the U.S. Trustee.

(d) Appointment of Successor Liquidating Trustee

In the event of the death, resignation, mental incompetency or removal of the Liquidating Trustee, replacements shall be appointed by the Bankruptcy Court upon motion by a party in interest or the ATS Liquidating Trust itself. Every successor Liquidating Trustee appointed thereby shall execute, acknowledge and deliver to the Bankruptcy Court and to the resigning Liquidating Trustee, if applicable, an instrument accepting such appointment, and thereupon such successor Liquidating Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Liquidating Trustee.

(e) Standard of Care; Exculpation

The Liquidating Trustee shall perform the duties and obligations imposed on the Liquidating Trustee by the ATS Liquidating Trust Agreement and the Plan with reasonable diligence and care under the circumstances. The Liquidating Trustee shall not be personally liable, however, to the ATS Liquidating Trust, or to any other party in interest, except for such of his or her acts as shall constitute bad faith, willful misconduct, gross negligence, willful disregard of his or her duties or breach of the ATS Liquidating Trust Agreement. Subject to the foregoing, the ATS Liquidating Trust shall defend, hold harmless and indemnify the Liquidating Trustee from time to time from the assets of the ATS Liquidating Trust against any and all losses, claims, costs, expenses and liabilities to which the Liquidating Trustee may be subject by reason of the Liquidating Trustee’s execution in good faith of the duties under the Plan or the ATS Liquidating Trust Agreement. The ATS Liquidating Trust shall likewise defend, hold harmless and indemnify the Liquidating Trustee and his or her officers or agents. The Liquidating Trustee may obtain insurance against claims of liability, damage awards and settlements, at the expense of the ATS Liquidating Trust to reimburse the ATS Liquidating Trust on its obligation to the Liquidating Trustee (and his agents), and the Liquidating Trustee shall not be obligated to give any bond or surety or other security for the performance of any of his, her or its duties, unless otherwise ordered by the Bankruptcy Court, and if so ordered, all costs and expenses of procuring any such bond shall be deemed an expense of the administration of the ATS Liquidating Trust and paid from the assets of the ATS Liquidating Trust.

(f) Employment of Professionals by the ATS Liquidating Trust

Upon the creation of the ATS Liquidating Trust, the Liquidating Trustee will be permitted to retain on behalf of the ATS Liquidating Trust such law firms or attorneys, experts, advisors, consultants, investigators, appraisers, auctioneers, corporate management services, or other Persons or professional firms as the Liquidating Trustee, in his or her sole discretion, may select to aid in the performance of his or her duties as Liquidating Trustee. Such professionals may be retained and compensated by the Liquidating Trustee for the ATS Liquidating Trust without any further order of the Bankruptcy Court, provided, however, that the Liquidating Trustee shall give the U.S. Trustee at least five (5) Business Days’ notice of the employment (and the terms thereof) and/or compensation of such professionals to be employed by the ATS Liquidating Trust.

(g) Termination of the ATS Liquidating Trust

The ATS Liquidating Trust shall automatically terminate pursuant to article 5 of the ATS Liquidating Trust Agreement upon the earlier of the completion of its purpose as defined in section 1.4 of the ATS Liquidating Trust Agreement or upon the fifth (5th) anniversary of the Effective Date, subject to extension by the Bankruptcy Court.

7. Distributions on the Distribution Date from the Liquidating Trust

After the Trust Transfer Date, assuming sufficient funds, the ATS Liquidating Trust shall establish the necessary and appropriate reserve accounts, shall pay any disputed or pending Administrative Expense Claims and Professional Fee Claims, assuming sufficient funds, as they become Allowed, shall pay Class 3A Claims as they become Allowed Claims, shall pay Class 3B Claims not later than ninety (90) days after the Effective Date, and shall make the initial distribution to Class 4 Beneficiaries on the Distribution Date and subsequent distributions hereafter as set forth in section 2.13 of the Liquidating Trust Agreement attached to the Plan as Exhibit B. The Debtors’

projections of initial and subsequent distributions to Class 4 Beneficiaries is attached hereto as Exhibit E.

8. Authority to Compromise Controversies and Prosecute Actions

(a) Settlements

After the Trust Transfer Date, the Liquidating Trustee, on behalf of the ATS Liquidating Trust and the Estates, will be exclusively authorized to investigate and prosecute any and all objections to Claims, and to investigate and prosecute all Recovery Rights that arise or exist on behalf of the Estates. In an effort to minimize the expense of administering the Plan, the Liquidating Trustee shall be authorized to compromise and settle any disputes with respect to Claims or where the Liquidating Trustee seeks to recover from a third party, where the amount in controversy is twenty-five thousand dollars ($25,000) or less without the need for further Bankruptcy Court approval, unless (i) such approval is deemed appropriate by the Liquidating Trustee, (ii) the U.S. Trustee requests a hearing as to the compromise, or (iii) the dispute involves the Liquidating Trustee. The Liquidating Trustee shall serve the U.S. Trustee with notice of any and all intended settlements or compromises of twenty-five thousand dollars ($25,000) or less. Unless the U.S. Trustee objects and requests a hearing date within ten (10) days after service, the Liquidating Trustee may proceed with the settlement. If the U.S. Trustee objects, then the settlement will not proceed without an order from the Bankruptcy Court. In the case of settlements and compromises of disputes (i) where the Liquidating Trustee seeks to recover from a third party, (ii) where the amount in controversy is more than $25,000, or (iii) where the dispute involves the Liquidating Trustee, shall only be settled after notice to the U.S. Trustee and the approval of the Bankruptcy Court.

(b) May Prosecute Actions in Own Name or in Name of the Debtors

The Liquidating Trustee may continue any action commenced prior to the Trust Transfer Date without the need to substitute himself as the real party in interest and may initiate any action to prosecute any claim or cause of action or object to any Claim in his own name or in the name of the Debtors.

(c) Post-Effective Date / Pre-Trust Transfer Date Settlements

After the Effective Date, but prior to the Trust Transfer Date, the Debtors are authorized to compromise and settle any disputes with respect to Claims, or where the Debtors seek to recover from a third party, or where the amount in controversy is twenty-five thousand dollars ($25,000) or less, without the need for Bankruptcy Court approval, unless such approval is deemed appropriate by the Debtors. The Debtors shall serve the U.S. Trustee with notice of any intended settlements or compromises involving amounts of twenty-five thousand dollars ($25,000) or less. Unless the U.S. Trustee objects and requests a hearing date within ten (10) days thereafter, the Debtors may proceed with the settlement. If the U.S. Trustee objects, then the settlement will not proceed without an order from the Bankruptcy Court. In the case of the settlement of disputes in which the Debtors seek to recover from a third party, where the amount in controversy exceeds twenty-five thousand dollars ($25,000), the Debtors may settle such disputes only after notice to the U.S. Trustee and approval of the Bankruptcy Court.

D. Deadline to Object to Claims

Except for parties to Executory Contracts whose contracts are rejected under article 9 of the Plan, the Debtors and/or the Liquidating Trustee will have until sixty (60) days after the Effective Date to object to any Claim or assertion of an Interest in Classes 2, 3 or 4. After that date, any Claim or Interest in those Classes to which an objection has not been filed will be deemed Allowed.

E. Disposition of The Debtors’ Remaining Assets

Assuming completion of the sale of the NouriCel business to SkinMedica, or a successful overbidder, the Debtors will have remaining other assets and property right relating to human collagen, Segenix, Anginera relating to cardiovascular and periodontal applications, core intellectual property rights, and miscellaneous physical assets, lab equipment, computers, etc.

1. Assets to be Sold

Through the Effective Date and beyond, the Debtors (and then the Liquidating Trustee) will continue to market and sell “piecemeal” or small assets pursuant to the Order of the Bankruptcy Court entered on or about January 21, 2003. With respect to other assets and business lines, the Debtors, Eureka Capital and the Liquidating Trustee will continue the ongoing marketing of those assets (as described in article III above) and will attempt to find purchasers for those assets. The Debtors and Eureka Capital have been in contact with several prospective purchasers, have responded to several inquiries, and have reviewed various term sheets; however, no offers have solidified to the point of a purchase and sale agreement as of the date of the Plan.

Any sale of the remaining assets shall be subject to the requirements of section 363 of the Bankruptcy Code, shall first be approved by the Bankruptcy Court before any sale is consummated and shall be subject to the bidding procedures set forth on Exhibit F. By confirming the Plan, the Bankruptcy Court will be approving the bidding procedures attached hereto as Exhibit F. These procedures are substantially the same as those previously approved by the Bankruptcy Court in this case in connection with the earlier sales of assets to Smith & Nephew and SkinMedica. Upon receiving an offer to purchase assets that the Debtors, the Debtors’ estates and/or the Liquidating Trustee wishes to accept and close, the appropriate party will file a motion with the Bankruptcy Court under section 363 and/or 365 of the Bankruptcy Code seeking approval of that sale to the prospective purchaser or qualified overbidder.

Based on current information, the Debtors expect that they or the Liquidating Trustee will be able to file motions with the Bankruptcy Court to approve the sale of the assets discussed above not later than one hundred twenty (120) days after the Effective Date. However, the date of sales, if any, will vary depending on the level of interest by prospective purchasers in the assets, subsequent events and other conditions outside the Debtors’ control.

2. Assets to be Retained by the Liquidating Trust

The Debtors are currently in the process of soliciting any offers for any and all of their remaining assets and the Debtors have received some interest in acquiring the Inamed royalty stream. However, based upon the level of interest and terms received to date, the Debtors anticipate transferring all contract and other rights with respect to the Debtors’ rights to receive royalty payments from Inamed in connection with human collagen to the Liquidating Trust, and that the Liquidating Trust shall receive milestone payments and royalties in connection with the sales of products by Inamed containing human collagen until the Liquidating Trustee otherwise chooses to sell the royalty rights as provided in the ATS Liquidating Trust Agreement. By retaining those rights, the Debtors hope adequate time will then be allowed for anticipated FDA approval and further commercialization of collagen products by Inamed. Therefore, the Debtors believe that holding their rights in the ATS Liquidating Trust will maximize the return on these assets.

Subject to Inamed receiving FDA approval of its PMA supplement for human collagen, ATS will attempt to terminate the manufacturing services agreement with Smith & Nephew for the supply of human collagen, thereby allowing Inamed to enter into a direct agreement with Smith & Nephew for such supply. Assuming all senior Claims are paid, milestone payments, royalties and net proceeds of sale will eventually be distributed to Class 4 Beneficiaries in accordance with the provisions of the ATS Liquidating Trust Agreement. Notwithstanding the above, in the event an offer with favorable terms is received, the Debtors may sell the Inamed royalty obligations before they are transferred to the Liquidating Trust on the Trust Transfer Date or any time thereafter.

F. Projected Revenue from Sales, Other Revenue and Projected Expenses

The Debtors have prepared a set of projections of net proceeds from the liquidation of assets (the “Projections”) which are based on certain stated assumptions of fact. The Projections and the assumptions on which they are based are attached hereto as Exhibit E. The Projections only represent what the Debtors believe are a series of reasonable conclusions based upon specifically stated factual assumptions which may, and likely will, vary from actual occurrences, and such variances may materially affect the outcome. Based upon the specific assumed facts attached to the Projections, the projections include both a projected amount of a distribution on the initial Distribution Date and a projected cumulative distribution thereafter.

The description of the actions to be taken in this Disclosure Statement and the Plan and the projected proceeds from those actions as set forth in the Projections are not intended as forecasts, estimates or guarantees of performance. Moreover, the potential transactions discussed herein and the Projections are expressly subject to and may be materially affected by present or future military operations including, without limitation, military operations now ongoing in the Middle East, the Far East, as well as potential terrorist activity in Europe, the United States, the Far East and elsewhere.

G. Status of Periodic SEC Reporting by ATS

As a company whose shares of common stock are widely held by the public, ATS is required to file periodic reports with the United States Securities and Exchange Commission (“SEC”). These reports, and the preparation of the information they must contain, represent a significant continuing financial burden on the Debtors’ estates. In an effort to minimize expenses and to maximize distributions available to shareholders, the Debtors have structured the Plan in order to cancel the outstanding shares of ATS common stock and convert these shares into the right to receive non-transferable, non-certificated interests in the ATS Liquidating Trust. It is anticipated that the Liquidating Trust will not be required to file further SEC reports.

To date, ATS is current on all of its SEC reporting requirements. However, ATS has a Form 10K report due on March 31, 2003. The Debtors believe that ATS will not be in a position to complete and file the annual report on Form 10K for the year ending December 31, 2002. Despite requests by the Debtors that they do so, and their initial agreement to do so, ATS’ auditors Ernst & Young (“EY”) have never applied to be employed in these cases. However, they have not resigned. Accordingly, the necessary 2002 audit required for the Form 10K has not been commenced. It is not feasible for the Debtors to now employ alternate auditors to perform a 2002 audit since the Form 10K will require three years of audited financial statements to be included. If a new auditor is employed, the Debtors believe that it is highly unlikely that EY will allow its 2000 and 2001 audits to be used. Therefore, a new auditor, along with ATS’ skeleton management force, would be required to perform a three-year audit in approximately 45 days. The cost to conduct such an audit and then prepare the form 10K (even with the possibility of obtaining a 15-day extension of time in which to file the Form 10K) will be enormous. Moreover, the Debtors’ limited management force will then be distracted from the important duties of confirming the Plan and wrapping up the Debtors’ Estates.

Since the stock of ATS will be cancelled at upon the Effective Date and a Form 15 filed with the SEC which suspends the requirement of any further SEC filings, an enormous cost can be avoided if confirmation occurs on or about March 19, 2003, as requested. If confirmation does not occur at that time, and a confirmation hearing is set to occur in April, May or June, ATS will fall out of compliance with SEC reporting requirements. If ATS does not file its required SEC reports, its stock symbol will be flagged and eventually trading will cease at direction of the securities exchange or market well before a date prescribed by the Debtors in a Plan and approved by the Bankruptcy Court. It is expected that confirmation as requested by the Debtors will not only save enormous administrative costs, but also will ensure that the Debtors and the Court determine the date that trading shall cease and allow shareholders to trade until the Effective Date rather than some earlier date when trading is stopped by the relevant securities exchange or market.

H. Termination of Advanced Tissue Sciences, Inc. 401(k) Retirement Plan (the “401(k) Plan”)

The 401(k) Plan is an employee benefit plan pursuant to Employee Retirement Income Security Act of 1974 (“ERISA”) 20 U.S.C. § 1001 et seq., and a qualified plan under section 401(k) of the Internal Revenue Code. The provisions of the 401(k) Plan, as set forth in the Fidelity Basic Plan Document No. 02, ERISA, the Internal Revenue Code, and other applicable non-bankruptcy laws govern the 401(k) Plan. Pursuant to the terms of the 401(k) Plan, the provisions of ERISA and the Internal Revenue Code, funds withheld from participating employee’s checks by the Debtors to be deposited in the 401(k) Plan, and contributions by the Debtors to the 401(k) Plan are held in trust by Fidelity Management Trust Company (“Fidelity”) for the participating employees, and as such are not property of the Debtors’ Estates. Under the Plan, the Debtors are liquidating their assets and will be dissolving. As a result, the Debtors will not establish or maintain a “successor plan.” Accordingly, upon the Effective Date, the 401(k) Plan shall be terminated in accordance with the provisions of the 401(k) Plan, the Internal Revenue Code, ERISA, and applicable non-bankruptcy law. The trustee of the 401(k) Plan shall distribute to each of the Debtors’ employees participating in the 401(k) Plan their allocable share of the assets of the 401(k) Plan as determined by Fidelity, and perform all other necessary acts to wind up the affairs of the 401(k) Plan pursuant to the provisions of the 401(k) Plan, the Internal Revenue Code, ERISA, and other applicable non-bankruptcy law. The rights and duties of ATS as the employer under the 401(k) Plan shall be transferred to the ATS Liquidating Trust upon the Trust Transfer Date.

I. Dissolution of the Debtors

Each of the Debtors will be dissolved within one hundred eighty (180) days after the Effective Date. The Liquidating Trustee will take all necessary steps to cause the dissolution of each of the Debtors.

VI.

TREATMENT OF EXECUTORY CONTRACTS

A. Assumption and Assignment or Other Treatment of Executory Contracts

1. Rejection of Executory Contracts

The contracts identified in Exhibit G attached hereto relate to assets which the Debtors or the Liquidating Trustee intends to attempt to sell as described above. A prospective buyer may desire to assume all or some of the contracts identified on Exhibit G; however, the specific contracts assumed will depend on the structure of the particular transaction. The Debtors are unaware of any cure amounts due or other defaults on the contracts identified on Exhibit G. The Debtors and/or the Liquidating Trustee shall have up to 180 days following the Effective Date to file a motion to assume or reject any of the contracts identified on Exhibit G pursuant to section 365 of the Bankruptcy Code.

The contracts identified on Exhibit H relate to Collagen and the Debtors’ contractual relationship with Inamed. The contracts identified on Exhibit H shall be assumed or retained by the Debtors by means of the Confirmation Order and then transferred to the ATS Liquidating Trust on the Trust Transfer Date.

Debtors shall file a motion to assume or reject the Wateridge Lease by the current deadline of April 8, 2003.

All other Executory Contracts not identified on Exhibits G and H and not previously assumed or rejected by prior order of the Bankruptcy Court shall be deemed to have been rejected as of the Effective Date of the Plan.

The Debtors are also parties to other non-executory contracts, including post-petition contracts resulting from the sale of the Dermagraft JV to Smith & Nephew, which are identified on Exhibit I. The contracts identified on Exhibit I, and the rights and obligations thereunder, shall remain with the Estate and shall be transferred to the ATS Liquidating Trust on the Trust Transfer Date and then otherwise administered by the Liquidating Trustee.

2. Claims for Damages Resulting from Rejection

Each Person who is a party to an Executory Contract rejected pursuant to the Plan shall be entitled to file, not later than ten (10) days after the Effective Date or ten (10) days after the entry of an order rejecting the contract (whichever occurs later), a proof of Claim for damages alleged to arise from the rejection of the Executory Contract to which such Person is a party. Any Claim based on the rejection of an Executory Contract pursuant to the Plan will be barred if the proof of Claim is not timely filed. Objections to any proof of Claim based on rejection of a contract shall be filed by the Debtors’ Estates or the Liquidating Trustee not later than thirty (30) days after Effective Date or thirty (30) days after the filing of the Claim in the case of contracts rejected after the Effective Date, and the Bankruptcy Court shall determine any such objections. Treatment of Claims arising from the rejection of Executory Contracts pursuant to the Plan shall be consistent with the treatment received by holders of other Claims in the Class into which such Claims fall.

VII.

EFFECTIVENESS OF THE PLAN

A. Withdrawal of the Plan

The Debtors reserve the right, at any time prior to the Confirmation Date, to withdraw the Plan. If the Debtors withdraw the Plan or if the Confirmation Order is entered and subsequently vacated, the Plan shall be null and void in all respects and will have no effect on any Claims against or Interests in the Debtors.

B. Effect of Stay of Order Confirming the Plan

In the event that the Confirmation Order is stayed, the Debtors may – but are not required to – declare the Plan null and void. If the Debtors choose to declare the Plan null and void, they will serve written notice on all known holders of Claims against or Interests in the Debtors and the U.S. Trustee.

VIII.

MISCELLANEOUS PROVISIONS

A. Jurisdiction of the Bankruptcy Court and Governing Law

The Bankruptcy Court will retain full and exclusive jurisdiction to enforce the provisions, purposes and intent of the Plan. The specific purposes for which the Bankruptcy Court will retain jurisdiction are set forth in article 11 of the Plan.

B. Amendments to the Plan

The Plan may be amended or modified in the manner provided by section 1127 of the Bankruptcy Code without additional disclosure, unless the Bankruptcy Court orders otherwise. Amendments or modifications may be made without soliciting additional acceptances of the Plan if the changes to the Plan do not materially affect the rights of holders of Claims or Interests under the Plan.

C. Release of Officers and Directors

Confirmation of the Plan will constitute a full and final release as of the Effective Date of any and all claims and causes of action that the Debtors may have—or that may be made derivatively by creditors or stockholders on the Debtors’ behalf—against any officers, directors, and employees of the Debtors relating to any actions or conduct by these parties for the period from the Petition Date through the Effective Date.

D. Exculpation

None of the Debtors nor any of their respective stockholders, officers, directors, employees, attorneys, accountants or other agents, shall have or incur any liability to any Creditor or any holder of an Interest for any act or omission in connection with or arising out of the pursuit of Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan.

E. Unclaimed Property

Distributions that do not clear the Debtors’ or the Liquidating Trustee’s bank account within two (2) months after the date of mailing or that are returned to the Debtors or the Liquidating Trustee as undeliverable, and the Debtors or the Liquidating Trustee is unable (after making reasonable efforts) to make the required distribution, the distribution will be forfeited and will be re-deposited into the applicable bank account for distribution in accordance with the terms of the Plan.

If any distribution does not clear the Debtors’ or the Liquidating Trustee’s bank account within the applicable time period or is undeliverable, no further distributions will be made until the Debtors or the Liquidating Trustee is notified in writing of the proper mailing address. All Claims for undeliverable distributions will be made no later than one hundred twenty (120) days after the date the distribution was returned as undeliverable.

F. Manner of Distributions

At the option of the Debtors or the Liquidating Trustee, as the case may be, any payment to be made to any Person pursuant to the Plan may be made by check or wire transfer. Distributions to holders of Allowed Claims will be made at the address of each holder set forth on the schedules filed with the Bankruptcy Court, unless the address is superseded by an address on a proof of Claim, a request for payment of an Administrative Expense Claim, or in a writing to the Liquidating Trustee specifically notifying the Liquidating Trustee of a change in address. Distributions to stockholders of ATS will be sent to the address of Record Holders of ATS common stock as of the Effective Date. Changes of address for Record Holders of ATS common stock prior to the Effective Date should be made by contacting Mellon Investor Services at (800) 522-6645 or after the Effective Date by notifying the Liquidating Trustee as provided in section V.C.4 above.

G. Taxes

Pursuant to 1146(c) of the Bankruptcy Code, no sales, use, stamp, transfer, recording or other similar taxes will be imposed on the transfer of any property under or in connection with the Plan, including the transfer of property to the ATS Liquidating Trust, prior or future sales of the Debtors’ property under section 363 of the Bankruptcy Code, or sales of property by the Liquidating Trustee. However, the Debtors and the Liquidating Trustee shall comply with all federal, state and local withholding requirements with respect to income taxes or payroll taxes.

H. Assignment of Claims

In addition to any notices required by the Bankruptcy Rules and the Local Bankruptcy rules, a party to whom a Claim is assigned shall provide notice of the assignment of the Claim prior to the date that the Claim is paid.

IX.

ALTERNATIVES TO THE PLAN

A. The Naughton Proposal

As described above, the Debtors have already disposed of a significant portion of their assets and are in the process of disposing of most of their remaining assets. After consulting with their financial advisors and after considering the risks of continued operation of the Debtors’ businesses, the Debtors determined that an orderly liquidation of assets and business lines and distribution of the proceeds of sale was in the best interests of all Creditors and stockholders in ATS. The Debtors believe that the Plan will accomplish these objectives in an efficient and manner benefiting Interest holders to the greatest extent possible.

In January of 2003, former officer, former board member and current shareholder Dr. Gail Naughton forwarded a proposal to the Debtors regarding an acquisition of all or a majority of the stock of the reorganized Debtor ATS in exchange for a cash payment of $5 million plus one-half of any future royalties received from Inamed. Dr. Naughton also offered to allow any existing ATS shareholder who elected to forego a distribution to receive one share of the reorganized debtor for every five shares previously held in ATS. Dr. Naughton’s offer further presumed that the reorganized ATS would continue to own all assets and rights with respect to human collagen, Anginera, Segenix, surgical meshes and all other applications in all other therapeutic areas not previously sold in connection with the sale of the Dermagraft JV interest to Smith & Nephew and the sale of NouriCel to SkinMedica (or an overbidder). Dr. Naughton’s offer did not contemplate assuming other liabilities or assuming the Wateridge Lease.

After several days of discussion, which culminated in a meeting with Dr. Naughton and her advisors on January 28, 2003, and after a complete analysis of Dr. Naughton’s proposal by the Debtors, its financial advisors and its professionals, the Debtors elected to forego further pursuing Dr. Naughton’s proposal and instead to continue to pursue a liquidation of the Debtors’ assets on an open market basis pursuant to section 363 of the Bankruptcy Code. The Debtors’ decision was based upon concerns such as, the sufficiency of the price offered in Dr. Naughton’s proposal; the availability of financing to pay the $5 million purchase price; the “feasibility” of Dr. Naughton’s proposal due to a lack of ongoing financing for operations; the substantial additional expenses required in the form of audit expenses, Form 10K expenses and other regulatory, administrative and legal expenses necessary to maintain the ATS public entity through confirmation; the need to obtain an extension of the exclusivity period delaying for an unknown period of time confirmation of a plan of reorganization; the numerous contingencies to a closing; the lack of specificity regarding the ability of existing shareholders of ATS to exchange five of their shares for one share of the reorganized ATS in lieu of a distribution; and other specifics and details which were lacking. The Debtors were also concerned that the Interest holder class would not vote in favor of Dr. Naughton’s proposal in the requisite amount to confirm her Plan as required by the Bankruptcy Court and the Court could not “cramdown” the Plan over the objection of the Interest holder class since it is not clear that each Interest holder would, in fact, receive the residual value of the ATS estate as required by section 1129(b)(2)(C) of the Bankruptcy Code.

For the above reasons and others, the Debtors decided that it was in the best interest of ATS stockholders and other estate constituents to continue to pursue a liquidation strategy. On January 30, 2003, Dr. Naughton informed the Debtors that she was withdrawing any plan to acquire the Debtors as a reorganized entity and claimed that any future interest would be expressed in the form of an offer to purchase assets.

B.	The Debtors Concluded That A Reorganization Could Not Take Advantage Of Its Accumulated Net Operating Loss Carry Forward.

As noted above, since its inception, the Debtors had accumulated approximately $309 million in net operating loss (“NOL”) carried forward which may be used to offset income in future years for income tax purposes. However, section 382 of the Internal Revenue Code provides that net operating loss carried forwards will be lost where there is more than a fifty percent change in ownership during a moving three-year test period beginning in the first year that a corporation generates the NOL.

In order to ATS to have reorganized as a going concern, it would have required substantial cash infusion by obtaining new money investment in exchange for the equity of the reorganized debtor. Assuming no other trading in the Debtors’ stock had occurred in the prior three years, it still would have been unlikely that a new money investor would have been willing to invest the required cash in exchange for only forty-nine percent (49%) of the equity of the Reorganized Debtor in order to avoid triggering the loss of the NOL carried forward. Nevertheless, considering the extensive trading that had occurred in the Debtors since the petition date of October 10, 2002, the Debtors concluded that a new money investor would have only been able to purchase a much smaller portion than forty-nine percent (49%) and still maintain the NOL carry forward. Given the fact that the Debtors were unable to find a purchaser willing to provide adequate consideration even for one-hundred percent (100%) of the equity of the reorganized debtor, the Debtors concluded that attempting to reorganize with a new money investor in a plan structure that would preserve the NOL carry forward after reorganization was not feasible. Accordingly, the NOL provides no value to the Estate.

C. Other Alternatives

The only other alternatives to the Plan are a liquidation under chapter 7 of the Bankruptcy Code, or a dismissal of these Chapter 11 Cases followed by a non-bankruptcy liquidation. Conversion of these cases to chapter 7 and appointment of a chapter 7 trustee would only serve to further delay the orderly disposition of the Debtors’ assets, impose additional administrative costs on the Debtors, and may impair the going-concern value of the Debtors’ remaining assets. Furthermore, a dismissal of these Chapter 11 Cases would, among other things, undoubtedly create a rush by Creditors to levy upon the Debtors’ assets. The process under the Bankruptcy Code, by contrast, stays collection efforts and allows for orderly and even-handed distributions to Creditors. In addition, if these Chapter 11 Cases were dismissed, the Debtors would still be obligated to incur the significant expense of filing periodic reports with the SEC. If the Plan goes forward, by contrast, the Debtors’ SEC reporting obligations will soon terminate upon the liquidation of the Debtors.

X.

VOTING INSTRUCTIONS APPLICABLE IN THE EVENT THE COURT ORDERS

THAT VOTING SHALL OCCUR

A. Impairment of Claims and Interests under the Plan

Unless otherwise ordered by the Court as requested by the Debtors here, the Bankruptcy Code sets forth the general rules regarding voting rights with respect to a plan of reorganization. Pursuant to the requirements of section 1126 of the Bankruptcy Code, each Class of Claims or Interests which is impaired under the Plan and receives or retains property under the Plan is entitled to vote to accept or reject the Plan. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Tax Claims are not classified, and holders of these types of claims are not entitled to vote on the Plan.

Because all Claims will be paid in full under the Plan with accrued interest at the Federal Judgment Rate, subject to the applicable limitations on Claims under the Bankruptcy Code, Class 1, Class 2(a), Class 2(b), Class 2(c) and Class 2(d), Class 3(a) and Class 3(b) are all unimpaired under the Plan. Therefore, each of these Classes is conclusively deemed to have accepted the Plan and is not entitled to vote.

Stockholders of ATS, however, which are treated under Class 4 of the Plan, are impaired, as the Debtors will ultimately be liquidated and shares of stock in ATS will be converted into the right to receive beneficial interests in and cash distributions from the ATS Liquidating Trust. Accordingly, stockholders of ATS in Class 4 are impaired under the Plan and will receive property under the Plan which, under general bankruptcy rules, would give rise to a right to vote on the Plan.

HOWEVER, THE DEBTORS HAVE REQUESTED THAT THE BANKRUPTCY COURT CONFIRM THE PLAN WITHOUT THE VOTE OF STOCKHOLDERS OF ATS. THE DEBTORS BELIEVE THAT THE PLAN IS “FAIR AND EQUITABLE” AND DOES NOT “UNFAIRLY DISCRIMINATE” AGAINST THE STOCKHOLDERS OF ATS AND THUS SHOULD BE CONFIRMED REGARDLESS OF WHETHER ATS STOCKHOLDERS VOTE TO ACCEPT OR REJECT THE PLAN. SEE ARTICLE XI, SECTION D, FOR AN EXPLANATION OF THE DEBTORS’ BASIS FOR THIS REQUEST.

B. If Required by the Court, Ballots and Voting Deadlines

In the event that the Bankruptcy Court determines that stockholders of ATS — which are treated in Class 4 — should vote on the Plan, a revised Disclosure Statement will be prepared and a ballot to be used for voting to accept or reject the Plan, together with a post-prepaid return envelope, will be forwarded to Record Holders in Class 4. Assuming the Bankruptcy Court requires voting on the Plan, stockholders in ATS should indicate their acceptance or rejection of the Plan by completing the ballot after carefully reviewing this applicable Disclosure Statement and the Plan.

Ballots must be signed by the applicable stockholder and must be received by no later than the time specified in the ballot at the following address:

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1400

Irvine, CA 92614-8557

Attn: Lillian Ton

If voting is required, ballots are distributed, and you lose your ballot or if you have any questions regarding the procedures for voting on the Plan, please contact Eric J. Fromme or Nathan R. Pietila at Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1400, Irvine, CA 92614-8557 or by phone at (949) 451-3800.

If voting is required and ballots are distributed, any ballot received after 5:00 p.m. Pacific Time, on the date specified in the ballot will not be counted or otherwise included in any calculations to determine whether the Plan has been accepted or rejected. If a ballot is signed and returned without casting a vote or providing other instruction as to acceptance or rejection of the Plan, the signed ballot will not be counted. The Debtors may, in their discretion, attempt to contact such voters to cure any defects in the ballots. When a ballot is returned indicating acceptance or rejection of the Plan, but such ballot is unsigned, the ballot will not be counted or otherwise included in any calculations to determine whether the Plan has been accepted or rejected.

C. If Voting is Required, Votes Necessary for Acceptance of the Plan

In the event that the Bankruptcy Court requires voting on the Plan, each impaired class of interests under the Plan must accept the Plan in order for the Court to confirm the Plan. Section 1126 of the Bankruptcy Code defines acceptance by a class of interests as acceptance by holders of two-thirds (?) of the shares of stock actually voted with respect to the Plan. Thus, if the Bankruptcy

Court requires that votes be solicited with respect to the Plan, holders of two-thirds ( 2/3) of the shares of common stock in ATS that actually vote must vote to accept the Plan. Holders of shares of stock in ATS that do not vote on the Plan will not be counted as either accepting or rejecting the Plan. However, if the Bankruptcy Court, pursuant to section 1126(e) of the Bankruptcy Code, determines on the request of a party-in-interest and after notice and a hearing, that an entity whose acceptance or rejection of the Plan was not in good faith, or was not solicited or procured in good faith, or not in accordance with the provisions of the Bankruptcy Code, then that entity’s vote shall be excluded from the tabulation of votes.

XI.

ACCEPTANCE OF THE PLAN AND CONFIRMATION OF THE PLAN

A. Requirements for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan, in which event the Bankruptcy Court will enter an order confirming the Plan.

The requirements of section 1129(a) include the following:

(a) The Plan must comply with the requirements of the Bankruptcy Code.

(b) The Debtors must have proposed the Plan in good faith.

(c) The disclosures required by the Bankruptcy Code must have been adequate.

(d) With respect to each impaired Class of Claims or Interests under the Plan, each holder of an impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan on account of its Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that the holders would receive or retain if the Debtor were liquidated on the Effective Date of the Plan under Chapter 7 of the Bankruptcy Code.

(e) Each Class of Claims or Interests under the Plan has either accepted the Plan or is not impaired under the Plan. Alternatively, the Plan may be confirmed over a dissenting Class of Claims or Interests if the “cramdown” requirements of the Bankruptcy Code are met, as discussed in more detail in section XI.D below.

(f) If there is an impaired Class of Claims under the Plan, at least one (1) Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

The Debtors believe that the Plan satisfies all of these requirements under chapter 11 of the Bankruptcy Code.

B. Classification of Claims and Interests

Section 1122 of the Bankruptcy Code requires that a plan of reorganization place each Creditor’s claim and each Interest in a class with other Claims or Interests which are “substantially similar”. The Debtors believe that the classification system in the Plan satisfies the Bankruptcy Code’s standards.

C. Best Interests Test

1. Overview

Notwithstanding acceptance of the Plan by Classes of Creditors and Interests treated under the Plan, in order to confirm the Plan, under section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court must independently determine that, with respect to each holder of a Claim or Interest in an impaired Class, the Plan is in the “best interests” of each holder of a Claim or Interest that has not accepted the Plan. An unimpaired class is deemed to have accepted the Plan. The “best interests” test requires that the Bankruptcy Court find that the Plan provides to each non-accepting holder of an impaired Claim or Interest treated under the Plan a recovery which has a present value at least equal to the present value of the distribution that such Person would receive from the Debtors if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

2. Outcome in Chapter 7 Liquidation

If these Chapter 11 Cases were converted to Chapter 7 of the Bankruptcy Code, the result would basically be the same: all Claims would be paid in full — plus accrued interest at the Federal Judgment Rate — and shareholders would receive whatever is left over after payment of all Creditors. The Plan accomplishes an orderly liquidation without the need to appoint a chapter 7 trustee to facilitate the winding down of the Debtors’ affairs. However, the Debtors believe that a conversion to Chapter 7 and the appointment of a Chapter 7 trustee would result in higher administrative costs, a lower return on a sale of the Debtors’ assets, and a delayed payment of Claims and Interests.

A Chapter 7 trustee is likely to hire its own lawyers and accountants to advise the trustee and administer the estate. The trustee and its professionals would have a steep “learning curve” and would not have the knowledge of the Debtors’ affairs that are possessed by the Debtors’ current management, attorneys and accountants. The Debtors believe that a liquidation through a chapter 11 Plan is more efficient that a liquidation in chapter 7 supervised by a trustee not experienced with the Debtors’ affairs. A trustee and its professionals would not necessarily have the same expertise and background in the Debtors’ businesses required to obtain the best price for those assets. Also, a trustee would desire to sell the Inamed royalty rights immediately rather than recover the benefit of those rights over time.

For these reasons, the Debtors believe the Plan satisfies the “best interests” test.

D. Cramdown – Confirmation Without Acceptance by All Impaired Classes

The Bankruptcy Code contains provisions for confirmation of a plan of reorganization even if the plan is not accepted by all impaired Classes.

As noted above, only stockholders of ATS — whose Interests are treated in Class 4 — are Impaired under the Plan. No Class of Claims is Impaired under the Plan and, therefore, they are deemed to have accepted the Plan. Thus, the Plan may be confirmed even if stockholders of ATS were to vote to reject the Plan under specified circumstances. If stockholders of ATS vote to reject the Plan, the Plan may still be confirmed over their failure to accept or “crammed down” if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the stockholders of ATS.

Because the Debtors believe that the Plan may be confirmed even if stockholders of ATS were to fail to approve the Plan by the two-thirds amount required, the Debtors have asked the Bankruptcy Court to confirm the Plan without a vote of the stockholders of ATS. In the event that voting is required and Class 4 were to fail to approve the Plan, the Debtors would request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

Pursuant to section 1129(b)(2)(C) of the Bankruptcy Code, a plan of reorganization may still be confirmed where a class of interests fails to approve the plan (1) if the plan provides that each holder of an interest receive or retain on account of such interest property of a value as of the effective date of the plan, equal to (i) the amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of such interest, OR (2) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of any such junior interest any property. Here, there are no holders of Interests in the Debtors that are entitled to a fixed liquidation preference or a fixed redemption price. Therefore, the Interest holders in Class 4 are only entitled to the value of their Interests which is equal to the value of the Estate property remaining after all senior Classes are paid. The Plan provides for this distribution. In addition, there is no Class junior to Class 4 to receive or retain any property under the Plan. The Debtors believe that these provisions do not discriminate unfairly against ATS stockholders and are fair and equitable to ATS stockholders. Accordingly, in the event Class 4 had failed to approve the Plan, the Plan could still be confirmed by the Court.

By confirming the Plan in this fashion and avoiding what the Debtors believe will be a pointless vote, the Estates may (1) save substantial costs that would otherwise be spent on vote solicitation, vote tabulation, additional professional fees, additional hearings, additional briefs, and related costs; (2) expedite payment to beneficiaries of the Estates; (3) assure confirmation while the Debtor ATS is still in full SEC reporting compliance; and (4) increase the overall distribution to Class 4 Beneficiaries.

E. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. THE CONFIRMATION HEARING FOR THE PLAN IS SCHEDULED FOR MARCH 19, 2003 AT 10 A.M. PACIFIC TIME.

Section 1128(b) provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be in writing and filed with the Bankruptcy Court by no later than March 7, 2003, at 5:00 p.m. Pacific Time. In addition, copies of such objections must be served such that they are received no later than March 7, 2003, at 5:00 p.m. Pacific Time by the following Persons:

Craig H. Millet / Eric J. Fromme

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1400

Irvine, California 92614-8557

and

Office of the United States Trustee

402 W. Broadway, Suite 600

San Diego, California 92101

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and the applicable Local Bankruptcy Rules. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

F. Effect of Confirmation

If the Plan is confirmed, its terms and conditions will be binding on all Creditors and Interest holders whether or not they accept the Plan. Because the Debtors are liquidating their assets, the Bankruptcy Code does not permit the Debtors to receive a discharge of their debts, although the Bankruptcy Court and the Plan set certain deadlines for filing Claims against the Debtors.

XII.

INCOME TAX CONSEQUENCES

The Plan may give rise to certain tax consequences to holders of Claims against or Interests in the Debtors. Each holder of a Claim or Interest affected under the Plan is urged to consult with his or her own tax advisor regarding the federal, state and local tax consequences of the Plan.

XIII.

CONCLUSION

This Disclosure Statement has been prepared to allow Creditors and stockholders in ATS to make informed judgments about the Plan and the process proposed by the Debtors which will be decided by the Court at the hearing on March 19, 2003. All parties are urged to read this Disclosure Statement and the Plan carefully and to consult legal or other advisors if questions arise. The Debtors believe that the orderly liquidation and distribution of proceeds to Creditors and stockholders of ATS in the manner described herein, in the Plan and in the ATS Liquidating Trust Agreement is in the best interests of all parties. The Debtors urge your support of the Plan.

[Signature page follows]

DATED: February 7, 2003	ADVANCED TISSUE SCIENCES, INC.

	By:	/s/ Mark Gergen
Name: Mark Gergen Title: Chief Restructuring Officer

DATED: February 7, 2003	ATS DERMAGRAFT, INC,

	By:	/s/ Mark Gergen
Name: Mark Gergen Title: Chief Restructuring Officer

DATED: February 7, 2003	ATS ORTHOPEDICS, INC.

	By:	/s/ Mark Gergen
Name: Mark Gergen Title: Chief Restructuring Officer

DATED: February 7, 2003	BIONUVIA, INC.

	By:	/s/ Mark Gergen
Name: Mark Gergen Title: Chief Restructuring Officer

DATED: February 7, 2003	SEGENIX, INC.

	By:	/s/ Mark Gergen
Name: Mark Gergen Title: Chief Restructuring Officer

DATED: February 7, 2003
CRAIG H. MILLET ERIC J. FROMME NATHAN R. PIETILA GIBSON, DUNN & CRUTCHER LLP

	By:	/s/ Craig H. Millet
Craig H. Millet

General Insolvency Counsel for Debtors and Debtors in Possession

EXHIBIT A

ENGAGEMENT TEAM

George H. Kidd, Ph.D., Managing Director

George is a managing director at Eureka. Over the past 25 years, George has been a sought-after financial strategist to the life sciences industry with over 100 diverse transactional assignments. Prior to Eureka, he was a managing director of Arthur Andersen’s Healthcare Corporate Finance practice and a principal of Kidd & Company, Inc. Prior to founding his own firm, he was a vice president with L. William Teweles & Co., an M&A advisor specialized in agribusiness and biotechnology and a senior consultant with Battelle-Columbus, a billion-dollar contract R&D firm.

George has co-authored over 80 technical and trade publications and the book entitled Genetic Engineering: Future Trends and Problems. He has also written commentaries for Nature Bio/Technology, Seed World, and Landscape & Nursery Digest. During his career he has served on the editorial boards of Genetic Technology News and High-Tech Marketing Review and delivered over 200 public presentations.

George received his Ph.D. and M. A. in Cell Biology from Harvard University and holds an M.B.A. in Finance (Beta Gamma Sigma) from the Kellogg School at Northwestern University and a B.A., (magna cum laude, Phi Beta Kappa, High Honors in Biology) from Vanderbilt University. He was a National Science Foundation Fellow at California Institute of Technology and a post-doctoral Fellow in Biology at the Oak Ridge National Laboratory. He is a Registered Securities Principal (Series 24) and a Registered Securities Representative (Series 7 and 63) through the NASD.

Exhibit A

[LOGO OF EUREKA]

EXHIBIT B

CSD 1001 [08/21/00]

Name, Address, Telephone No. & I.D. No.

Craig H. Millet (SBN 106027); Eric J. Fromme (SBN 193517)

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1800

Irvine, CA 92614

Tel: (949) 451-3986

Fax: (949) 475-4651

[STAMP OF CLERK U.S. BANKRUPTCY COURT SOUTHERN DISTRICT OF CALIFORNIA] BY DEPUTY

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF CALIFORNIA 325 West “F” Street, San Diego, California 92101-6991

In Re Advanced Tissue Sciences, Inc. Debtor.	BANKRUPTCY NO. 02-09988 (Jointly Admin.) Date of Hearing: January 16, 2003 Time of Hearing: 2:30 p.m. Name of Judge: James Meyers

ORDER ON Procedures for Sale of Small Assets

IT IS ORDERED THAT the relief sought as set forth on the continuation pages attached and numbered two (2) through 4 with exhibits, if any, for a total of 4 pages, is granted. Motion/Application Docket Entry No. 258

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DATED: JAN 16 2003	/s/ James Meyers
Judge United States Bankruptcy Court

Signature by the attorney constitutes a certification under Fed. R. of Bankr. P. 9011 that the relief in the order is the relief granted by the court.

Submitted by:

Gibson, Dunn & Crutcher LLP
(Firm name)

By:	/s/ Eric J. Fromme
Attorney for Movant

EXHIBIT B

ORDER UNDER SECTIONS 105(A) AND 363 OF THE BANKRUPTCY CODE AUTHORIZING PROCEDURES FOR PIECEMEAL SALES OF A PORTION OF THE DEBTORS’ REMAINING PERSONAL PROPERTY

Upon consideration of the motion (the “Motion”) filed by Advanced Tissue Sciences, Inc. (“ATS”), ATS Dermagraft, Inc., ATS Orthopedics, Inc., Segenix, Inc., and BioNuvia, Inc. (collectively, the “Debtors”) for the entry of an order under sections 105(a) and 363 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure authorizing procedures (the “Sale Procedures”) for piecemeal sales of a portion of the Debtors’ remaining personal property and equipment (the “Miscellaneous Equipment”); and the evidence submitted in support thereof; and it appearing that this Court has jurisdiction to consider the Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and all parties in interest; and adequate notice of the Motion having been given; and there appearing to be no objections to the Motion or any such objection having been overruled; and sufficient cause appearing therefor:

IT IS HEREBY ORDERED THAT:

1. The Motion is granted in all respects.

2. The Debtors’ are authorized to sell the Miscellaneous Equipment as follows:

a. Personal-computer equipment may be sold to the Debtors’ former employees for not less than $400 per computer without further order of the Court.

b. Any hard disks whether located on personal-computer equipment, or not, shall be reformatted before sale such that no software or other proprietary information will be transferred as part of any sale pursuant to this Order.

c. All Miscellaneous Equipment may be sold without further order of the Court as follows:

i. In the case of sales of individual items of Miscellaneous Equipment, if the price is less than $15,000 per item.

ii. In the case of sales of small groups or “lots” of Miscellaneous Equipment to one buyer, if the aggregate price of the individual items in the lot to be sold is less than $50,000.

2

iii. Any sales of Miscellaneous Equipment larger than the above amounts may not be sold without a further order of the Court, after motion by the Debtors.

d. Debtors shall give notice of any offer to purchase any of the Miscellaneous Equipment that they desire to accept (other than personal computer equipment sales to former employees) to at least two liquidators and/or auctioneers experienced in transactions involving the Miscellaneous Equipment giving them an opportunity to make a better offer.

e. Debtors shall give the Office of the United States Trustee three (3) business days’ notice of any sale of the Miscellaneous Equipment the Debtors wish to consummate. If the Office of the United States Trustee objects, no sale shall occur without a further order of the Court, after motion by the Debtors. If the Office of the United States Trustee does not object, the sale may proceed.

f. Sales of Miscellaneous Equipment shall be made for cash only.

g. The Debtors shall include a report in the disclosure statement relating to their proposed plan of liquidation detailing the sales of Miscellaneous Equipment made pursuant to the Sales Procedures set forth in this Order.

3. No sales of the Miscellaneous Equipment shall be made to present or former officers or directors of the Debtors, except as approved in a subsequent order of the Court.

4. Sales of Miscellaneous Equipment and/or any other personal property as part of a sale of the Debtors’ remaining business lines (e.g., Segenix, Bionuvia, NouriCel, etc.) shall be separately noticed and subject to Court approval pursuant to separate motion.

5. Sales of Miscellaneous Equipment under these Sales Procedures shall not include licensed software or other contract rights without notice to the non-debtor party to such contracts, a motion by the Debtors and further order by the Court.

6. No commission shall be paid on sales of Miscellaneous Equipment made pursuant to the Sales Procedures set forth in this Order absent a further order of the Court.

7. No intellectual property of the Debtors shall be sold pursuant to the Sales Procedures set forth in this Order.

3

8. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order shall be free and clear of all liens and claims pursuant to section 363(f) of the Bankruptcy Code.

9. Purchasers who purchase Miscellaneous Equipment in compliance with the Sales Procedures set forth in this Order are hereby granted and are entitled to the protections provided to a good-faith purchaser under section 363(m) of the Bankruptcy Code.

10. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order are not subject to avoidance pursuant to Section 363(n) of the Bankruptcy Code.

11. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order are exempt from any and all laws imposing a stamp or similar tax in accordance with section 1146(c) of the Bankruptcy Code. Each and every federal, state and local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Miscellaneous Equipment, all without imposition or payment of any stamp tax, transfer tax or similar tax.

12. Notwithstanding Rule 6004(g) of the Federal Rules of Bankruptcy Procedure, this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.

4

CERTIFICATE OF SERVICE

I, Pam Crawford, declare as follows:

I am employed in the County of Orange, State of California; I am over the age of eighteen years and am not a party to this action; my business address is Jamboree Center, 4 Park Plaza, Suite 1400, Irvine, California 92614-8557, in said County and State. On January 22, 2003, I served the following document(s):

NOTICE OF ENTRY OF ORDER ON PROCEDURES FOR SALE OF SMALL ASSETS

on the parties stated below:

See Attached Service List

by the following means of service:

☒	BY MAIL: I placed a true copy in a sealed envelope addressed as indicated above, on the above-mentioned date. I am familiar with the firm’s practice of collection and processing correspondence for mailing. It is deposited with the U.S. Postal Service on that same day in the ordinary course of business. I am aware that on motion of party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in affidavit.

☐	BY PERSONAL SERVICE: I provided a true copy of the above-listed document(s) to a messenger, along with an envelope(s) addressed to each person(s) named at the address(es) shown, and gave that document(s) to a messenger for personal delivery before 5:00 p.m. on the above-mentioned date.

☐	BY FACSIMILE: On January 22, 2003, at approximately a.m./p.m., from Irvine, California, I caused each such document to be transmitted by facsimile machine, to the parties and numbers indicated above. The transmission was reported as complete, and no error was reported by the facsimile machine. A copy of the transmission record is maintained by our office.

☐	BY OVERNIGHT DELIVERY: On the above-mentioned date, I placed a true copy of the above mentioned document(s) in a sealed envelope or package designated by the specified overnight delivery service with delivery fees paid or provided for, addressed to the person(s) as indicated above and deposited same in a box or other facility regularly maintained by that overnight delivery service or delivered same to an authorized courier or driver authorized by the overnight delivery service to receive documents.

I am employed in the office of Craig H. Millet, a member of the bar of this court, and the foregoing document(s) was(were) printed on recycled paper.

☐	(STATE)	I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

☒	(FEDERAL)	I declare under penalty of perjury that the foregoing is true and correct.

Executed on January 22, 2003.	/s/ Pam Crawford
Pam Crawford

1

SERVICE LIST

In re Advanced Tissue Sciences, Inc., et al.

Case No. 02-09988 M11

Jointly Administered

DEBTORS

Mark Gergen

Advanced Tissue Sciences, Inc.

10520 Wateridge Circle Drive

San Diego, CA 92121

UNITED STATES TRUSTEE

Tiffany L. Carroll, Esq.

Office of the United States Trustee

402 W. Broadway, Suite 600

San Diego, CA 92101

AMENDED 20 LARGEST UNSECURED CREDITORS

Dermagraft Joint Venture 10933 Torrey Pines Road La Jolla, CA 92126	Chase Manhattan Bank J.P. Morgan Attn: Peter Hayes 277 Park Avenue, 39th Floor New York, NY 10017

1

Hyclone Laboratories, Inc. 1725 South Hyclone Road Logan, UT 84321-8209	Arthur J. Benvenuto P.O. Box 395 Solana Beach, CA 92075

Blue Cross of California 2201 Dupont Drive, Suite 600 Irvine, CA 92715	Kerry M. Vail 10763 Spur Point Court San Diego, CA 92130

Leonard A. Benkosky 13815 Kerry Lane San Diego, CA 92130	Avail Medical Products, Inc. 8572 Spectrum Lane San Diego, CA 92121

Scott Iwasaki 1807 Palisades Drive Carlsbad, CA 92008	Charles River Laboratories 57 Union Street Worchester, MA 01608

ARE Pines LLC 135 N. Los Robles #250 Pasadena, CA 91101	VWR International 3745 Bayshore Blvd. Brisbane, CA 94005

Morgan Lewis & Brockius 1111 Pennsylvania Avenue NW Washington, DC 20004	Sharron D. Starkey 13633 Silver Lake Drive Poway, CA 92064

Linda W. DiBenedetto 3755 Curlew Street San Diego, CA 92103	Eleanor B. Sharp 919 Vine Street Oceanside, CA 92054

Sigma Aldrich Marketing Inc. 3050 Spruce Street St. Louis, MO 63103	Anthony Ratcliffe 13673 Boquita Drive Del Mar, CA 92014

Transamerica Business Credit 76 Batterson Park Road Farmington, CT 06032	Cyril Possa 6615 Sitio Cedrela Carlsbad, CA 92009

REQUEST FOR SPECIAL NOTICE

Counsel for Smith & Nephew SNATS, Inc., T.J. Smith & Nephew Limited and Smith & Nephew Inc.

Perry Landsberg, Esq.

Jeffrey E. Bjork, Esq.

Sidley Austin Brown & Wood

555 West 5th Street

Los Angeles, CA 90013-3000

Counsel to Landlord. ARE-10933 North Torrev Pines. LLC William H. Kiekhofer, III Brian Aronson Mayer, Brown, Rowe & Maw 350 South Grand Avenue, 25 th Floor Los Angeles, CA 90071-1503

Riverside Contracting LLC Neil Herskowitz Riverside Contracting, LLC 2109 Broadway, Suite 206 New York, NY 10023	Counsel for Creditor GE Capital Corporation Richard A. Solomon, Esq. Solomon, Grindle, Silverman & Spinella 12555 High Bluff Drive, Suite 260 San Diego, CA 92130

Counsel for Charles River Laboratories Joseph H. Baldiga, Esq. Christine E. Devine, Esq. Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608-1477	Counsel to Unsecured Creditor Sani-Tech West Edmund J. Sherman, Esq. Glass & Goldberg 21700 Oxnard St., Suite 430 Woodland Hills, CA 91367-3665

Counsel for Aztec Business Machines. Inc. Kenneth C. Hoyt Hoyt Law Firm 180 Rea Avenue El Cajon, CA 92020	Counsel for Avail Medical Products. Inc. Gregory G. Hesse Jenkens & Gilchrist, APC 1445 Ross Avenue, Suite 3200 Dallas, TX 75021

Unsecured Creditor Leslie Cuciti 1007 Santa Gabriella Solana Beach, CA 92075	Counsel for Wateridge Investors, LLC Michael S. Greger Allen Matkins Leek Gamble & Mallory LLP 1900 Main Street, Fifth Floor Irvine, CA 92614-7321

GOVERNMENT ENTITIES

Securities & Exchange Commission Attn: Sarah D. Moyed 5670 Wilshire Blvd., 11th Floor Los Angeles, CA 90036	Internal Revenue Service Chief, Special Procedures Section— Insolvency P.O. Box 30213 Laguna Niguel, CA 92607-0213

County of San Diego Treasurer—Tax Collector 1600 Pacific Highway—Room 162 San Diego, CA 92101	State Board of Equalization 450 N Street Sacramento, CA 95814 Attn: Janice Thurston, Asst. Chief Counsel

State Board of Equalization 1350 Front Street, Room 5047 San Diego, CA 92101-3698

EXHIBIT B

CSD 1001 [08/21/00]

Name, Address, Telephone No. & I.D. No.

Craig H. Millet (SBN 106027); Eric J. Fromme (SBN 193517)

Gibson, Dunn & Crutcher LLP

4 Park Plaza, Suite 1800

Irvine, CA 92614

Tel: (949) 451-3986

Fax: (949) 475-4651

[STAMP OF CLERK, U.S. BANKRUPTCY COURT SOUTHERN DISTRICT OF CALIFORNIA] BY DEPUTY

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF CALIFORNIA 325 West “F” Street, San Diego, California 92101-6991

In Re Advanced Tissue Sciences, Inc. Debtor.	BANKRUPTCY NO. 02-09988 (Jointly Admin.) Date of Hearing: January 16, 2003 Time of Hearing: 2:30 p.m. Name of Judge: James Meyers

ORDER ON Procedures for Sale of Small Assets

IT IS ORDERED THAT the relief sought as set forth on the continuation pages attached and numbered two (2) through 4 with exhibits, if any, for a total of 4 pages, is granted. Motion/Application Docket Entry No. 258

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DATED: JAN 16 2003	/s/ James Meyers
Judge United States Bankruptcy Court

Signature by the attorney constitutes a certification under Fed. R. of Bankr. P. 9011 that the relief in the order is the relief granted by the court.

Submitted by:

Gibson, Dunn & Crutcher LLP
(Firm name)

By:	/s/ Eric J. Fromme
Attorney for Movant

EXHIBIT B

ORDER UNDER SECTIONS 105(A) AND 363 OF THE BANKRUPTCY CODE

AUTHORIZING PROCEDURES FOR PIECEMEAL SALES OF A PORTION OF

THE DEBTORS’ REMAINING PERSONAL PROPERTY

Upon consideration of the motion (the “Motion”) filed by Advanced Tissue Sciences, Inc. (“ATS”), ATS Dermagraft, Inc., ATS Orthopedics, Inc., Segenix, Inc., and BioNuvia, Inc. (collectively, the “Debtors”) for the entry of an order under sections 105(a) and 363 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002,4001,6004, and 9014 of the Federal Rules of Bankruptcy Procedure authorizing procedures (the “Sale Procedures”) for piecemeal sales of a portion of the Debtors’ remaining personal property and equipment (the “Miscellaneous Equipment”); and the evidence submitted in support thereof; and it appearing that this Court has jurisdiction to consider the Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and all parties in interest; and adequate notice of the Motion having been given; and there appearing to be no objections to the Motion or any such objection having been overruled; and sufficient cause appearing therefor:

IT IS HEREBY ORDERED THAT:

1. The Motion is granted in all respects.

2. The Debtors’ are authorized to sell the Miscellaneous Equipment as follows:

a. Personal-computer equipment may be sold to the Debtors’ former employees for not less than $400 per computer without     further order of the Court.

b. Any hard disks whether located on personal-computer equipment, or not, shall be reformatted before sale such that no     software or other proprietary information will be transferred as part of any sale pursuant to this Order.

c. All Miscellaneous Equipment may be sold without further order of the Court as follows:

i. In the case of sales of individual items of Miscellaneous Equipment, if the price is less than $15,000 per item.

ii. In the case of sales of small groups or “lots” of Miscellaneous Equipment to one buyer, if the aggregate price of the     individual items in the lot to be sold is less than $50,000.

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iii. Any sales of Miscellaneous Equipment larger than the above amounts may not be sold without a further order of the     Court, after motion by the Debtors.

d. Debtors shall give notice of any offer to purchase any of the Miscellaneous Equipment that they desire to accept (other than personal computer equipment sales to former employees) to at least two liquidators and/or auctioneers experienced in transactions involving the Miscellaneous Equipment giving them an opportunity to make a better offer.

e. Debtors shall give the Office of the United States Trustee three (3) business days’ notice of any sale of the Miscellaneous Equipment the Debtors wish to consummate. If the Office of the United States Trustee objects, no sale shall occur without a further order of the Court, after motion by the Debtors. If the Office of the United States Trustee does not object, the sale may proceed.

f. Sales of Miscellaneous Equipment shall be made for cash only.

g. The Debtors shall include a report in the disclosure statement relating to their proposed plan of liquidation detailing the sales of Miscellaneous Equipment made pursuant to the Sales Procedures set forth in this Order.

3. No sales of the Miscellaneous Equipment shall be made to present or former officers or directors of the Debtors, except as approved in a subsequent order of the Court.

4. Sales of Miscellaneous Equipment and/or any other personal property as part of a sale of the Debtors’ remaining business lines (e.g., Segenix, Bionuvia, NouriCel, etc.) shall be separately noticed and subject to Court approval pursuant to separate motion.

5. Sales of Miscellaneous Equipment under these Sales Procedures shall not include licensed software or other contract rights without notice to the non-debtor party to such contracts, a motion by the Debtors and further order by the Court.

6. No commission shall be paid on sales of Miscellaneous Equipment made pursuant to the Sales Procedures set forth in this Order absent a further order of the Court.

7. No intellectual property of the Debtors shall be sold pursuant to the Sales Procedures set forth in this Order.

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8. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order shall be free and clear of all liens and claims pursuant to section 363(f) of the Bankruptcy Code.

9. Purchasers who purchase Miscellaneous Equipment in compliance with the Sales Procedures set forth in this Order are hereby granted and are entitled to the protections provided to a good-faith purchaser under section 363(m) of the Bankruptcy Code.

10. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order are not subject to avoidance pursuant to Section 363(n) of the Bankruptcy Code.

11. Sales of Miscellaneous Equipment made in compliance with the Sales Procedures set forth in this Order are exempt from any and all laws imposing a stamp or similar tax in accordance with section 1146(c) of the Bankruptcy Code. Each and every federal, state and local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Miscellaneous Equipment, all without imposition or payment of any stamp tax, transfer tax or similar tax.

12. Notwithstanding Rule 6004(g) of the Federal Rules of Bankruptcy Procedure, this Order shall be effective and enforceable immediately upon entry and its provisions shall be self- executing.

4

CERTIFICATE OF SERVICE

I, Pam Crawford, declare as follows:

I am employed in the County of Orange, State of California; I am over the age of eighteen years and am not a party to this action; my business address is Jamboree Center, 4 Park Plaza, Suite 1400, Irvine, California 92614-8557, in said County and State. On January 22, 2003, 1 served the following documents):

NOTICE OF ENTRY OF ORDER ON PROCEDURES FOR SALE OF SMALL ASSETS

on the parties stated below:

See Attached Service List

by the following means of service:

☒	BY MAIL: I placed a true copy in a sealed envelope addressed as indicated above, on the above-mentioned date. I am familiar with the firm’s practice of collection and processing correspondence for mailing. It is deposited with the U.S. Postal Service on that same day in the ordinary course of business. I am aware that on motion of party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in affidavit.

☐	BY PERSONAL SERVICE: I provided a true copy of the above-listed documents) to a messenger, along with an envelope(s) addressed to each person(s) named at the address(es) shown, and gave that document(s) to a messenger for personal delivery before 5:00 p.m. on the above-mentioned date.

☐	BY FACSIMILE: On January 22, 2003, at approximately a.m./p.m., from Irvine, California, I caused each such document to be transmitted by facsimile machine, to the parties and numbers indicated above. The transmission was reported as complete, and no error was reported by the facsimile machine. A copy of the transmission record is maintained by our office.

☐	BY OVERNIGHT DELIVERY: On the above-mentioned date, I placed a true copy of the above mentioned document(s) in a sealed envelope or package designated by the specified overnight delivery service with delivery fees paid or provided for, addressed to the person(s) as indicated above and deposited same in a box or other facility regularly maintained by that overnight delivery service or delivered same to an authorized courier or driver authorized by the overnight delivery service to receive documents.

I am employed in the office of Craig H. Millet, a member of the bar of this court, and the foregoing document(s) was(were) printed on recycled paper.

☐	(STATE) I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

☒	(FEDERAL) I declare under penalty of perjury that the foregoing is true and correct.

Executed on January 22, 2003.

/s/ Pam Crawford
Pam Crawford

1

SERVICE LIST

In re Advanced Tissue Sciences, Inc., et al.

Case No. 02-09988 M11

Jointly Administered

DEBTORS

Mark Gergen

Advanced Tissue Sciences, Inc.

10520 Wateridge Circle Drive

San Diego, CA 92121

UNITED STATES TRUSTEE

Tiffany L. Carroll, Esq.

Office of the United States Trustee

402 W. Broadway, Suite 600

San Diego, CA 92101

AMENDED 20 LARGEST UNSECURED CREDITORS

Dermagraft Joint Venture 10933 Torrey Pines Road La Jolla, CA 92126	Chase Manhattan Bank J.P. Morgan Attn: Peter Hayes 277 Park Avenue, 39th Floor New York, NY 10017

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Hyclone Laboratories, Inc. 1725 South Hyclone Road Logan, UT 84321-8209	Arthur J. Benvenuto P.O. Box 395 Solana Beach, CA 92075

Blue Cross of California 2201 Dupont Drive, Suite 600 Irvine, CA 92715	Kerry M. Vail 10763 Spur Point Court San Diego, CA 92130

Leonard A. Benkosky 13815 Kerry Lane San Diego, CA 92130	Avail Medical Products, Inc. 8572 Spectrum Lane San Diego, CA 92121

Scott Iwasaki 1807 Palisades Drive Carlsbad, CA 92008	Charles River Laboratories 57 Union Street Worchester, MA 01608

ARE Pines LLC 135N. Los Robles #250 Pasadena, CA 91101	VWR International 3745 Bayshore Blvd. Brisbane, CA 94005

Morgan Lewis & Brockius 1111 Pennsylvania Avenue NW Washington, DC 20004	Sharron D. Starkey 13633 Silver Lake Drive Poway, CA 92064

Linda W. DiBenedetto 3755 Curlew Street San Diego, CA 92103	Eleanor B. Sharp 919 Vine Street Oceanside, CA 92054

Sigma Aldrich Marketing Inc. 3050 Spruce Street St. Louis, MO 63103	Anthony Ratcliffe 13673 Boquita Drive Del Mar, CA 92014

Transamenca Business Credit 76 Batterson Park Road Farmington, CT 06032	Cyril Possa 6615 Sitio Cedrela Carlsbad, CA 92009

REQUEST FOR SPECIAL NOTICE

Counsel for Smith & Nephew SNATS, Inc., T.J. Smith & Nephew Limited and Smith & Nephew Inc.

Perry Landsberg, Esq.

Jeffrey E. Bjork, Esq.

Sidley Austin Brown & Wood

555 West 5th Street

Los Angeles, CA 90013-3000

Counsel to Landlord, ARE-10933 North Torrev Pines. LLC William H. Kiekhofer, III Brian Aronson Mayer, Brown, Rowe & Maw 350 South Grand Avenue, 25 th Floor Los Angeles, CA 90071-1503

Riverside Contracting LLC Neil Herskowitz Riverside Contracting, LLC 2109 Broadway, Suite 206 New York, NY 10023	Counsel for Creditor GE Capital Corporation Richard A. Solomon, Esq. Solomon, Grindle, Silverman & Spinella 12555 High Bluff Drive, Suite 260 San Diego, CA 92130

Counsel for Charles River Laboratories Joseph H. Baldiga, Esq. Christine E. Devine, Esq. Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608-1477	Counsel to Unsecured Creditor Sani-Tech West Edmund J. Sherman, Esq. Glass & Goldberg 21700 Oxnard St., Suite 430 Woodland Hills, CA 91367-3665

Counsel for Aztec Business Machines, Inc. Kenneth C. Hoyt Hoyt Law Firm 180 Rea Avenue El Cajon, CA 92020	Counsel for Avail Medical Products, Inc. Gregory G. Hesse Jenkens & Gilchrist, APC 1445 Ross Avenue, Suite 3200 Dallas, TX 75021

Unsecured Creditor Leslie Cuciti 1007 Santa Gabriella Solana Beach, CA 92075	Counsel for Wateridge Investors, LLC Michael S. Greger Allen Matkins Leek Gamble & Mallory LLP 1900 Main Street, Fifth Floor Irvine, CA 92614-7321

GOVERNMENT ENTITIES

Securities & Exchange Commission Attn: Sarah D. Moyed 5670 Wilshire Blvd., 11th Floor Los Angeles, CA 90036	Internal Revenue Service Chief, Special Procedures Section— Insolvency P.O. Box 30213 Laguna Niguel, CA 92607-0213

County of San Diego Treasurer—Tax Collector 1600 Pacific Highway—Room 162 San Diego, CA 92101	State Board of Equalization 450 N Street Sacramento, CA 95814 Attn: Janice Thurston, Asst. Chief Counsel

State Board of Equalization 1350 Front Street, Room 5047 San Diego, CA 92101-3698

EXHIBIT C

Advanced Tissue Sciences Inc

Asset No.	Description	Vendor	Serial No.	Placed in services	Cost	Location	Bids and Bidders	Winner

Desktops

11629	PENTIUM COMPUTER	AG Heinze		1/29/1998	3,140.91	Wateridge		No Bids

12130	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	Dell	B1FRD11	4/1/2002	1,583.93	Wateridge	Jerry Yaddgo 755 Dawn Applegate 411 Timothy Hetherington 450 Kathy McGee 400 Robin Cary 400; Dawn Applegate 411 Shahla Ojagh 500	Jerry Yaddgo 756	755

12156	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	JCKYG11	7/1/2002	1,508.50	Wateridge	Karen Garcia 505 Kathy McGee 400 Caria Ashby 450	Karen Garcia 505

12157	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	4DKYG11	7/1/2002	1,508.50	Wateridge	Jaimee Quach 700 Dawn Applegate 401 Kathy McGee 400	Jaimee Quach 700	700

12159	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	BDKYG11	7/1/2002	1,508.50	Wateridge	Emelyn Vargas 450 Dawn Applegate 411 Kathy McGee 400 Emmett Pimney 500 Chris Young 400;	Emmett Pinney 500	500

12160	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	43GZG11	7/1/2002	1,508.50	Wateridge	Dawn Applegate 411 Kathy McGee 400 Emelyn Vargas 450	Emelyn Vargas 450

12161	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	53GZG11	7/1/2002	1,508.50	Wateridge	Dawn Applegate 411 Kathy McGee 400	Dawn Applegate 411	411

12169	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	G5GZG11	7/1/2002	1,508.50	Wateridge	Carla Ashby 450 Kathy McGee 400	Carls Ashby 450	450

12172	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	96GZG11	7/1/2002	1,508.50	Wateridge	Dawn Applegate 411: Carol Wetts 465 Kathy McGee 400 Holly Greer 400	Carol Wells 465	465

12183	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	3GX8K11	7/1/2002	1,508.50	Wateridge	Dawn Applegate 411 Kathy McGee 400 Arthur Tanega 450	Arthur Tanega 450	450

12191	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	6FX8K11	7/1/2002	1,508.50	Wateridge	Stephen Kemmerrer 550; Dawn Applegate 451 Kathy McGee 400 Dawn Applegate 411 Gabriella Gagliani 550; Roner Macatangay 560 Kathy McGee 400	Stephen Kemmerrer 550	550

12194	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	DFX8K11	7/1/2002	1,508.50	Wateridge	Roner Macatangay 560	560

12218	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	DELL	D32SM11	8/1/2002	1,508.50	Wateridge	Peter Hamman 505; Dawn Applegate 411 Kathy McGee 400	Peter Hamman 505	505

12246	OptiPlex GX240 Pentium 4 1.8 Ghz, 256k Cache, 256MB, Non ECC, PC 133; Keyboard: DELL enhanced quiet key; Monitor: DELL P992 AG Trinitron 17.9”, 32MB Rage Ultra 128 Video card; 3.5” 1.44MB floppy drive Optiplex; Windows 2000,; MS PS/2 Intellimouse, 16x DVD-ROM; Harman Kardon 19.5 speakers	Dell	24GZG11	9/1/2002	1,508.50	Wateridge	Scott Iwasaki 700 Dawn Applegate 411 Dane Arthur 405 Kathy McGee 400	Scott Iwasaki 700	700

12101	Dell Dimension 4300 P4 1.8 Ghz, integrated sound; 256MB SDRAM at 133MHz, 40GB Hard Drive; 16MB ATI Rage Ultra graphics card, 3.5” Floppy Drive; 48X Max Variable CD-ROM drive; Harman/Kardon speakers;	DELL	32974361317	11/1/2002	1,427.61	Wateridge	Michelle Paul 451.21	Michelle Paul 451.21	451.21

12151	Dimension 4400 P4 1.6 Ghz, 128MB SDRAM at 266MHz, 20GB Hard Drive; 64 MB NVIDIA Graphics card; 3.5” Floppy drive; 48X Max Variable CD-ROM drive, Integrated ADI 1885 Audio	DELL	3Q3ZD11	7/1/2002	1,150.78	Wateridge	Karin Ingvarsdotter 400	Karin Ingvarsdotter 400	400

Exhibit C

LAPTOPS

12160	System Asia-1 laptop 110V	Millar Instruments		6/1/2002	4,000.00	Wateridge	Tony Ratcliffe 600	Tony Ratcliffe 600	600

11880	Toshiba 701m T laptop	Inacom	49657697A	10/1/1999	4,462.44	Wateridge	Emmett Pinney 750 Emelyn Vargas 401 Crystal Lawrence 400 Steve Saxer 400	No bids

11995	Latitude C 600 laptop 850MHz, 255MB. 8 cell primary battery, 8 cell secondary battery, CD Read Write 8.4. 24x, internal 3CO mini PCI Modem, 20GB Hard Drive, 9.5 MM, Windows 2000.zip 250 Drive, CPCRTZ Advanced port replicator w Monitor Stand	DELL	BLDLJ1	5/1/2001	4,088.26	Wateridge	Susan Riley 650.50 Gregory Young 400 Nirmala Ramlogan 400 Dawn Applegate 476 Shahla Ojagh 500 Robin Cary 600 Michele Paul 453.41 Tony Ratcliffe 600	Emmett Dinney 750	750

11959	Latitude C600 laptop 700MHz. 256MB 8 cell primary battery, 24X CD-ROM, internal 3COM mini-PCI Modem, 10GH Hard Drive. 9.5 MM. Windows 2000. C/DOCK2 Expansion Station No soundcard	DELL	9VT781	1/1/2001	3,706.61	Wateridge	Robert Kellar 500 Steve Saxer 400 Gregory Young 400 Scott Iwasaki 850 Gabriella Gagliani 650	Robert Kellar 500	500

11997	Latitude C600 laptop 850MHz. 256MB, 8 cell primary battery, CD Read Write 8-4 24x, internal 3COM mini-PCT Modem 10GB Hard Drive, 9.5 MM. Windows 2000. C/PORT2 Advanced port replicator Stand	DELL	78JQJ1	5/1/2001	3,515.26	Wateridge	Steve Saxer 400 Dawn Applegate 411 Dana Arthur 410 Tony Ratcliffe 600 Steve Saxer 400	Scott Iwasaki 700	850

12056	Latitude C600 laptop 700MHz. 256MB, 8 cell primary battery, 24X CD-ROM internal 3COM mini-PCI Modem, 10GB Hard Drive 9.5 MM. Windows 2000, C/DOCK2 Expansion Station	DELL	586QP01	7/1/2001	3,299.17	Wateridge	Susan Riley 500.50 Rebecca de la Torre 550 Dawn Applegate 411	Rebecca de la Torre 550	550

									$11,102.21

Exhibit C

EXHIBIT D

JOHN T. FREEMAN

845 B Avenue

Coronado, California 92118

Home Telephone (619) 435-6137

Office Telephone (858) 452-6145

E-Mail johntf845@aol.com

SUMMARY:

Senior financial manager with more than 25 years of accounting, finance and management experience in start-up/emerging technology companies and a large multi-national conglomerate. Former CPA with a big six accounting firm. Background includes management of general accounting, commercial and investment banking relations, preparation of management and shareholder financial reports, SEC reports, merger related reports, and service as corporate secretary. Proven skills in:

Management reporting	Budgeting
Strategic planning	Shareholder relations
Computer systems	General accounting
SEC and GAAP requirements	Bank relations
Pension / ESOP administration	Insurance Risk Management

EXPERIENCE:

ADVANCED TISSUE SCIENCES, INC., LA JOLLA, CA	1995 - Present

Controller

•	Prepare and distribute to senior management the monthly variance analysis for all cost centers.
•	Responsible for corporate accounting and reporting including accounts receivable, accounts payable, general ledger, inventory / cost accounting, payroll, management reporting, liaison with external auditors and state and federal taxes.
•	Responsible for the budget process in 1996 and 1997.
•	Responsible for the Company’s insurance program.
•	From 1996 to 1998 and 2000 to 2002 was responsible for the preparation and coordination of the quarterly SEC reports on Form 10-Q and 10-K.

ROBERT F. DRIVER CO., INC., SAN DIEGO, CA	1988 - 1995

Vice President, Chief Financial Officer, Secretary and Director

Primary responsibilities:

Chief Financial Officer
Corporate Secretary
Corporate Risk Manager
Chairman - ESOP Trustees
Founder - Corporate Operations Team

•	Developed monthly departmental profitability reporting system and the first corporate financial budget.

Exhibit D

John T. Freeman

•	Created complete but greatly simplified financial reports for procedures and management.

•	Initiated cost accounting system that produced individual producer profitability statements.

•	Reorganized Information Services Department and made it more responsive to the needs of the Company.

•	Negotiated a multi-million dollare unsecured line of credit removing the need for a guarantee by the major stockholder.

•	Established the Operations Team to run the day-to-day operations of the Company prior to the hiring of the Chief Operating Officer.

•	Supervised Accounting, Information Services, Training/Education, Word Processing, Premium Finance, ESOP & 401(k) Administration and Human Resources.

XYTRONYX, INC., SAN DIEGO, CA	1986 - 1988

Vice President, Finance and Secretary

•	Published the first Xytronyx Annual Report, SEC Form 10-k and Proxy Statement. Established systems to insure compliance with appropriate GAAP and SEC rules.

•	Assured compliance with various state and federal corporation laws, served as liaison with attorneys and acted as Secretary to the Board of Directors.

•	Established procedures to insure compliance with federal and state labor laws.

•	Participated in negotiation of a $1.5 million strategic alliance between Xytronyx and Colgate-Palmolive Company.

•	Orchestrated move of Xytronyx headquarters and laboratory from Chicago to San Diego.

THE SIGNAL COMPANIES, INC., SAN DIEGO, CA	1971 - 1986

Various positions starting as a staff accountant and promoted to Assistant Controller in 1980

DELOITTE & TOUCHE LLP, LOS ANGELES, CA	1969 - 1971

Staff Accountant

EDUCATION

MBA, Finance, University of Southern California

BS, Business Economics, Claremont McKenna College

PROFESSIONAL AFFILIATIONS

Financial Executives Institute (San Diego Chapter) - Past President

California and American Societies of CPA’s

COMMUNITY ACTIVITIES

Optimist Club of Coronado - Past President

City of Coronado, Citizens Advisory Board

EXHIBIT E

Advanced Tissue Sciences, Inc. Historical Cash Flow ($US)

Cash Balance at October 10th 2002 (Petition Date)		1,891,247

October 2002

Third Party Accounts Receivable	60,647
Loan from Smith & Nephew	3,000,000
Return of Funds Invested in NeoCyte JV	137,000
Contract Revenue – Dermagraft JV	1,593,158
Other Income	53,667

Total Income	4,844,472

Investment in Joint Ventures	(1,313,327)
Product Liability Insurance	(299,873)
Payroll	(402,704)
Other Disbursements including Joint Venture Expenses	(838,352)

Total Disbursements	(2,854,256)

Cash Balance at October 31st 2002		3,881,464

November 2002

Third Party Accounts Receivable	586,253
Balance of Dermagraft Joint Venture Purchase	7,000,000
Net balance of other Joint Venture Assets Acquired	1,301,650
Contract Revenue – Dermagraft and NeoCyte JV’s	185,926
Other Income	16,252

Total Income	9,090,081

Investment in Joint Ventures	(1,200,000)
Payment of pre-petition creditors as approved by court	(698,191)
Payroll	(1,379,774)
Other Disbursements including Joint Venture Expenses	(1,514,221)

Total Disbursements	(4,792,186)

Cash Balance at November 30th 2002		8,179,358

December 2002

Third Party Accounts Receivable	475,101
Other Income	11,510

Total Income	486,611

Insurance	(984,411)
Payroll	(125,418)
Other Disbursements	(838,387)

Total Disbursements	(1,948,216)

Cash Balance at December 31st 2002		6,717,753

Estimated Net Cash Flow for January 2003	(777,516)

Cash Balance at January 31st 2003 (Unreconciled)		5,940,237

Exhibit E

ATS Cash Projections to April 30th 2003 ($U.S.)
	2003
	Jan	Feb	Mar	Apr
Advanced Tissue Sciences, Inc.
Cash Balance at January 31st 2003 (Unreconciled)	5,940,237
Taxes Paid March 31st (primarily 2002 Franchise Taxes)		—	(15,792)	—
Unpaid priority claims (March 31st)		—	—	—
Administrative expense claims (March 31st)		—	(20,000)	—
Remaining employees — payroll / benefits		(185,617)	(185,617)	(185,617)
Remaining employees — severance / accrued vacation		—	—	—
Professional Fees & Expenses
Eureka Capital		(414,940)	(67,600)	(52,400)
Gibson, Dunn & Crutcher		(324,247)	(92,000)	(80,000)
Clifford Chance		(35,323)	(6,400)	(6,400)
Ongoing business expenses excluding rent		(195,000)	(195,000)	(195,000)
Rent — Wateridge Facility		(104,000)	(104,000)	(104,000)
Net income from collagen shipments to Inamed, net of deposit paid to S&N		—	141,807	165,185
NouriCel product manufacturing		(30,000)	(30,000)	—
Collagen Milestone for Inamed PMA supplement approval		—	2,000,000	—
Charles River Laboratories, Anginera Study		(510,000)	—	—
Burnham real estate fees		—	(43,000)	—
Estimated repayment from letter of credit for wateridge facility		—	—	—
Tangible asset sales		—	200,000	25,000
SkinMedica cash payment re. asset sale		—	—	5,000,000

Cash Available To Debtor (ATS) at Month End (to April 30th)		4,141,110	5,723,508	10,290,276

	April 30th 2003
	Secured Claim (Millard)			(5,145)
	Pre-Petition Creditor Claims and Scheduled Amounts			(672,508)
	Amounts owed to terminated employees (incl. severance)			(2,145,000)
	Interest payable on pre-petition claims (at Federal rate)			(6,239)

	Net Balance at April 30th 2003			7,461,384

Claims Reserve Account
Disputed Claims	1,324,407
Remaining employees — accrued vacation	101,145
Eureka Success fee	479,543
Amounts unpaid to professionals for services up to March 31st	157,682
Cure amounts (existing contracts)	300,000
Insurance deductibles	100,000
Shareholder claims (disallowed March 31st)	—
Priority claims (disallowed as filed, allowed as scheduled)	—

	2,462,777
	Total Claims Reserve Account			2,462,777
	Smith & Nephew Reserve Account			1,000,000
	Plan Administration Account			3,998,607

				7,461,384

Liquidating Trust Cash Projection — May 2003 ($ U.S.)

Claims Reserve Account

Opening Cash Balance	2,462,777

Remaining employees — accrued vacation	(101,145)

Professional Fees & Expenses
Eureka Capital	(51,754)
Gibson, Dunn & Crutcher	(93,897)
Clifford Chance	(12,031)

Eureka Success Fee	(479,543)

Closing Cash Balance	1,724,407

Smith & Nephew Reserve Account

Opening Cash Balance	1,000,000

Closing Cash Balance	1,000,000

Plan Administration Account

Opening Cash Balance	3,998,607

Remaining employees — regular payroll / benefits	(185,617)

Remaining employees — severance	(400,432)

Remaining employees bonus pool	(237,146)

Ongoing business expenses excluding rent	(195,000)

Rent — Wateridge Facility	(104,000)

Net income from collagen shipments to Inamed, net of deposit paid to S&N 11/22	247,778

Estimated repayment from letter of credit for Wateridge facility	400,000

Professional Fees & Expenses
Eureka Capital	(136,859)
Gibson, Dunn & Crutcher	(128,503)
Clifford Chance	(8,000)

Tangible asset sales	25,000

Other asset sales:
Cash at closing — Cardiovascular	2,000,000
Cash at closing — Segenix	2,000,000
Cash at closing — Other	650,000

Closing Cash Balance	7,925,829

Transfer to Liquidating Trust Operating Account	(600,000)

Liquidation Distribution to Shareholders (May 31st)	7,325,829

(Per Share)(Assumes distribution to all shareholders)	$(0.100)
Liquidating Trust Operating Account

Opening Cash Balance	—

Transfer from Liquidating Trust Operating Account	600,000

Closing Balance	600,000

Cash Projections—Liquidating Trust—June 2003—December 2005 ($U.S.)

	2003	2004	2005
	(June – Dec)
Claims Reserve Account
Opening Cash Balance	1,724,407
Cure amounts (existing contracts)	(300,000)
Insurance deductibles	(100,000)
Payment of Disputed Claims	(1,050,000)
Transfer to Operating Account (Unpaid Disputed Claims)	(274,407)

	—

Smith & Nephew Reserve Account
Opening Cash Balance	1,000,000
Transfer to Operating Account	(1,000,000)

Closing Balance	—

Liquidating Trust Operating Account
Opening Cash Balance	600,000	2,224,407	5,374,407
Transfer from Claims Reserve Account	274,407	—	—
Transfer from Smith & Nephew Reserve	1,000,000	—	—
Inamed Royalty (assume May 2003 launch)	560,000	1,400,000	2,250,000
Sale of Inamed Royalty	—	—	4,500,000
SkinMedica promissory note	—	—	2,332,800
Milestones	—	2,000,000	400,000
Trustee Fees / Trust Expenses	(210,000)	(250,000)	(260,000)

Available Cash Balance at Year End	2,224,407	5,374,407	14,597,207

		Per Share	$0.20

Exhibit E

ASSUMPTIONS INTEGRAL TO PROJECTIONS

In connection with the development of the Plan, the Debtors determined it was necessary to develop projections of potential payments to creditors and stockholders. The projections of payments to stockholders are set forth below. The below projections are forward looking statements within the meaning of Federal Securities laws and represent conclusions based upon the Debtors’ assumptions of facts and events which may or may not actually occur. Actual occurrences may and likely will differ from the assumptions on which these projections are based. A variation in actual facts from the assumptions on which these projections are based will materially affect the projected financial results set forth herein. These projections are neither predictions nor forecasts of future events or of expected results. The projections of consideration to be received upon the sale of assets do not purport to be appraisals nor do they necessarily reflect the price a buyer may be willing to pay.

The projections are neither predictions nor forecasts of future events or of expected results. The projections and assumptions are subject to a number of risks, uncertainties and contingencies, many of which are beyond the control of the Debtors. In light of the uncertainties inherent in projections of any kind, the Debtors in no way warrant that the above results will, in fact, be achieved. Holders of claims and interests in the Debtors must make their own determination as to the reasonableness of the assumptions and the reliability of the projections.

The assumptions on which these projections are based are as follows:

1. Projected consideration for pending asset sales assumes that sales close by the Trust Transfer Date and there are no overbidders.

2. Payment when due of the SkinMedica Note and the Non-occurrence of subsequent contractual conditions which would cause an exoneration of the Note, as specified in the NouriCel Asset Purchase Agreement.

3. FDA approval of Inamed’s PMA supplement in February of 2003, with the $2 million milestone payment received by the Debtors in March of 2003.

4. Income from collagen shipments assumes successful manufacture according to existing production and shipment schedules, and payment by Inamed within terms, in Inamed’s purchase orders.

5. It is assumed that Inamed royalty rights are retained and transferred to the Liquidating Trust, that the royalties will then be collected and the right to receive royalties will be sold by the Liquidating Trustee at some point in the future. For the purposes of the projection, this sale is estimated to be in 2005. Royalties are based on presumed sales of $8 million in 2003 (the year of launch), $20 million in 2004, and $30 million in 2005. The Projections assume a number of events including FDA approval and successful launch of the product by Inamed.

6. These Projections do not include any fees or expenses for a 2002 audit of the Debtors or the filing of an annual report on Form 10-K or 10k filing since management anticipates that these obligations will terminate once the ATS stock is cancelled.

7. These Projections do not include any expenses for extraordinary patent prosecution, patent protection, patent infringement defense or other expenses necessary to defend any of the intellectual property retained by the Liquidating Trust.

8. Eureka Capital’s success fee is based on an asset sale figure of approximately $14.2 million exclusive of the proceeds of the sale of Joint Venture interests to Smith & Nephew, on any income from the Inamed collagen agreement, or from the sale of tangible fixed assets to which Eureka’s success fee does not apply.

9. Projected claims payable to creditors and employees of $4.4 million are based on the books and records of the Debtors. Claims actually filed exceed $5.8 million, but the Debtors believe that the filed claims include many duplicative, inflated and other improperly classified claims. The conclusion reached in these projections will be affected in the event the Debtors’ objections are overruled and additional claims are allowed. Interest to be paid on projected pre-petition claims is calculated at the current Federal Judgment Rate of 1.55%.

10. Payment of disputed claims, if allowed, is projected to occur after May 31, 2003.

11. Cure amounts for existing contracts later assumed are uncertain, but are projected by the debtor to be $300,00. In addition, payments under insurance deductibles are unknown but are projected to be $100,000.

12. All creditor claims filed by stockholders are assumed to be disallowed. All filed priority claims are assumed to be disallowed as filed and allowed only as scheduled. The Debtors assume that all priority claims, other than tax claims, have been paid in full.

13. Commissions payable to the real estate broker for the Wateridge Lease and return from the Wateridge Lessor is based on the assumption that the company is successful in finding a sub-lessor and negotiating with the Wateridge Lessor for a return of a proportion of the outstanding letter of credits.

14. Projections do not assume any payment on the promissory notes held by the Debtors from Dr. Gail Naughton and /or Arthur Benvenuto, but also do not include any payment to these former employees for severance or accrued vacation. This issue will be later resolved.

15. Projections are based on an estimated Plan Confirmation Date of March 19, 2003. Administrative expenses will increase greatly if confirmation is delayed or stockholder voting is required.

16. At present, these projections do not include any revenue for claims against third parties, including, without limitation, claims against Biozhem.

17. Professional fees are based on the assumption that the Debtors’ Plan will be unopposed. Professional fees will increase greatly in the event of substantial opposition to the Plan, excess claim litigation, other litigation or other disputes.

18. The $1,000,000 Smith & Nephew reserve must be maintained until 11/22/03 due to indemnification obligations in Smith & Nephew Dermagraft sale documents. If not required

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for indemnification obligations, it will then be released and available for distribution by the Liquidating Trustee.

19. An amount of $600,000 is projected to be maintained in the liquidating trust, and not distributed in the initial distribution, in order to fund the operating costs and general working capital of the trust.

20. The Key Employee Retention Plan shall terminate at the end of May of 2003.

21. The receipt of certain milestone payments from SkinMedica, associated with uncertain future events such as regulatory approvals, is projected where it can be reasonably expected that the milestone could be earned if the asset sale agreement were consummated.

22. Projected tax liabilities relate primarily to Franchise Taxes payable for the year 2002.

23. The Projections are based upon assumed reserve accounts for disputed claims and plan administration, which the Debtors believe are adequate based upon information currently available to them. It may be necessary to increase the size of reserves prior to any distribution to Class 4 Beneficiaries.

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EXHIBIT F

SALE PROCEDURES GOVERNING FUTURE SALES

The following sale procedures (the “Sale Procedures”) shall govern sales by Advanced Tissue Sciences, Inc., a Chapter 11 debtor in possession, and its affiliate debtor entities, its estate or the ATS Liquidating Trust formed pursuant to a Plan of Reorganization (“Seller”) to future buyers (“Buyer”) of specified assets, interests and contract rights as set forth in a purchase agreement between the parties (“Purchased Assets”).

I. Bidding Process

Seller and Seller’s Representatives shall (i) determine whether any Person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Purchased Assets, (iii) receive bids from Qualified Bidders and (iv) negotiate any bid made to purchase the Purchased Assets (collectively, the “Bidding Process”). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither Seller nor its Representatives shall be obligated to furnish any information of any kind whatsoever relating to the Purchased Assets to anyone who is not a Qualified Bidder.

II. Participation Requirements

A. To participate in the Bidding Process, each interested Person (a “Potential Bidder”) must deliver the following (unless previously delivered) to Seller:

(1) an executed confidentiality agreement in form and substance satisfactory to the Seller; and

(2) evidence satisfactory to Seller, in Seller’s business judgment, that such Potential Bidder (a) is qualified to bid on, and intends to bid on, the Purchased Assets, (b) has the financial capability to consummate the Sale and (c) is able to consummate the Sale if selected as the Successful Bidder (as defined below).

B. A “Qualified Bidder” is a Potential Bidder that satisfies the conditions set forth in subparagraphs A(1) and A(2) above. The Buyer is also a Qualified Bidder.

C. Within two business days after Seller receives from a Potential Bidder all of the materials required by subparagraphs A(1) and A(2) above, Seller shall determine in their business judgment, and shall notify the Potential Bidder in writing (with a copy to Buyer), whether the Potential Bidder is a Qualified Bidder. At the same time that Seller notifies the Potential Bidder that it is a Qualified Bidder, Seller shall deliver (unless previously delivered) to the Qualified Bidder a copy of the Agreement.

III. Obtaining Due Diligence Access

A. At the time that Seller determines in its business judgment that a Potential Bidder is a Qualified Bidder, Seller shall take such actions, on a reasonably prompt basis, and in a manner, as necessary to provide such Qualified Bidder with reasonable access to information that

Exhibit F

will provide it a fair opportunity to evaluate such information and to prepare a Competing Bid (as defined below).

B. Neither Seller nor any of its Affiliates (or any of their respective representatives) are obligated to furnish any information relating to the Purchased Assets to any Person except to Buyer and Qualified Bidders. Seller shall give Buyer prompt notice of any due diligence information made available to any other Qualified Bidder that was not provided to Buyer, and shall give Buyer access to all due diligence information made available to any other Qualified Bidder.

IV. Bid Requirements

A. Seller shall only consider proposals to purchase the Purchased Assets (a “Competing Bid”) from Qualified Bidders in accordance with the terms below:

(1) All initial Competing Bids must be binding, shall be for the purchase of all of the Purchased Assets and shall remain open until the earlier to occur of the consummation of the Sale to another Qualified Bidder and the date specified in a motion to approve the sale of the Purchased Assets to be filed by the Seller (“Motion”).

(2) The initial purchase price in a Competing Bid offered by a Qualified Bidder must be for an aggregate purchase price of at least 5% over the aggregate Purchase Price offered by Buyer in the Agreement (“Initial Overbid Amount”). The Initial Overbid Amount must be in cash such that the cash component of the purchase price offered by a Qualified Bidder must be at least 5% over the cash component offered by Buyer.

(3) The Competing Bid must be accompanied by a certified or bank check or wire transfer payable to Seller in the amount of 10% of the cash component of any purchase price offered (the “Earnest Money Deposit”), such funds representing a refundable earnest money deposit to be held in escrow and applied toward the purchase price and the break-up fee if the Competing Bid is accepted and the Sale is approved by the Bankruptcy Court, or returned to the Qualified Bidder if the Competing Bid is not accepted and approved by the Bankruptcy Court. If a Competing Bid is accepted and approved by the Bankruptcy Court, but the Sale does not occur due to a default by the Qualified Bidder, then the Seller shall retain the Earnest Money Deposit, and such deposit shall not be applied toward the purchase price of any future purchase.

(4) The Competing Bid must be accompanied by a form of purchase agreement, and ancillary documents, if any, that define a transaction which is not materially more burdensome to the Debtors’ Estates than the terms of the Agreement and any ancillary documents to the Agreement, and that are marked to show any amendments or modifications from the Agreement (a “Competing Bid Agreement”). Each Competing Bid Agreement must:

(a) not be conditioned on the outcome of unperformed due diligence by the Qualified Bidder with respect to the Purchased Assets, but may be subject to the accuracy at the Closing of specified representations and warranties or the

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satisfaction at the Closing of specified conditions, none of which shall be materially more burdensome than those set forth in the Agreement, and not request or entitle the Qualified Bidder to any termination fee, expense reimbursement or similar type of payment;

(b) fully disclose the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such bid, and the complete terms of any such participation; and

(c) contain a statement that the Qualified Bidder has received all necessary corporate or other organizational governance approvals. Potential Bidders should be aware that Seller believes that time is of the essence, and will be a factor in Seller’s determination of the Successful Bid (as defined below).

(5) The Competing Bid must be accompanied by the name(s), telephone number(s) and email address(es) of a contact person or people who will be available to answer questions regarding the Competing Bid, as well as the names, telephone numbers and email addresses of any financial or legal advisors retained by the Competing Bidder, as applicable.

(6) The Competing Bid must be accompanied by a statement that the Competing Bid is fully financed and a statement regarding the sources of financing. If financing is to be provided by external sources, the Competing Bid must include the terms and present status of all financing arrangements, if any, and the forms of all commitment agreements anticipated to be obtained. Competing Bids must be accompanied by the name(s), telephone number(s) and email address(es) of the contact person or people at the institutions providing the financing and Seller shall inform the Qualified Bidder that such persons may be contacted by Seller or its Representatives.

(7) The Competing Bid must be accompanied by such other information reasonably requested by Seller.

B. A Competing Bid received from a Qualified Bidder that meets the requirements set forth above will be considered a “Qualified Bid.” Qualified Bids received from Qualified Bidders, other than the Buyer, may be referred to as “Alternative Qualified Bids.” The Agreement executed by Buyer shall constitute a Qualified Bid; provided, however, Buyer shall not be required to make an Earnest Money Deposit, nor shall Buyer be required to comply with any other requirements concerning a Qualified Bid, except as expressly set forth in the Agreement, notwithstanding any provisions hereof.

V. Submission of Competing Bid and Bid Deadline

A. A Qualified Bidder that desires to make a Competing Bid (a “Competing Bidder”) shall submit the Competing Bid in writing and executed by an individual authorized to bind the Competing Bidder. Each Competing Bid must be served by courier, facsimile, email or as otherwise specified by the Seller so that it is actually received no later than 5:00 p.m. (Pacific Time) on the date specified in the Motion (the “Bid Deadline”), by Craig H. Millet, Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1700, Irvine, CA 92614 (949) 451-3986, and

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must be accompanied by the Earnest Money Deposit. Upon receipt of any Competing Bid that is determined by the Seller to be an Alternative Qualified Bid, Seller will promptly distribute to each Competing Bidder and the Buyer a copy of the Alternative Qualified Bid.

B. Three (3) business days prior to the start of the Auction, Seller shall notify each Competing Bidder and the Buyer of which Qualified Bid it considers to be the highest and best Qualified Bid.

VI. Auction

If Alternative Qualified Bids are received by the Bid Deadline, Seller shall conduct an auction (the “Auction”) with respect to the Sale. The auction shall take place as specified in the Motion. Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate at the Auction. All Qualified Bidders who wish to participate in the Auction shall be present through representatives who are authorized to make binding bids on behalf of the Qualified Bidder. Only the authorized representatives of each of the Qualified Bidders and Seller shall be permitted to attend the Auction.

At the Auction, Qualified Bidders will be permitted to increase their Qualified Bids. The bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Alternative Qualified Bid, as determined by Seller in its business judgment (the “Starting Bid”), as disclosed to all Qualified Bidders prior to commencement of the Auction, and continue in increments of at least 2% of the cash component in cash.

If Seller does not receive any Competing Bids determined to be an Alternative Qualified Bid, Seller will not conduct the Auction. Seller will then promptly report the lack of Alternative Qualified Bids to the Bankruptcy Court and seek the approval of the Bankruptcy Court to allow the Sellers to consummate the Sale to Buyer pursuant to the Agreement.

VII. Acceptance of Qualified Bids

A. Seller shall (i) review each Alternative Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the Sale Process and the best interests of Seller’s estates, including, without limitation, the purchase price (which shall be evaluated based, among other things, on the purchase price, any adjustments thereto or deductions therefrom and the assumption of liabilities proposed within the Alternative Qualified Bid), those factors affecting the speed and certainty of consummating the Sale, financing contingencies, and antitrust and competition law considerations and any regulatory approvals that may be required and (ii) determine in its business judgment, which Alternative Qualified Bid, if any, is the highest and best offer (the “Successful Bid” and such bidder being the “Successful Bidder”).

B. Seller may reject, at any time before entry of the Sale Approval Order (as defined below), any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, these Sale Procedures or the terms and conditions of the Sale or (iii) contrary to the best interests of Seller and its estates.

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VIII. Sale Approval Hearing

A. Seller shall present the results of the Auction and the agreement relating to the Successful Bid to the Bankruptcy Court at the hearing on the Motion, at which Seller shall request the Bankruptcy Court to enter an order (i) confirming the results of the Auction, including that the Auction complied with these Sale Procedures and the Court Order approving these Sale Procedures; (ii) approving the selection of the Successful Bidder and the Successful Bid as the highest and best offer for the Purchased Assets; and (iii) approving the assumption and assignment of any executory contracts identified by the Buyer (the “Sale Approval Order”).

B. Buyer and any Qualified Bidder submitting a Competing Bid shall be deemed a party-in-interest with standing to appear and be heard in connection with any motion, hearing, or other proceeding relating to the Agreement or any other Competing Bid. Seller shall be obligated to consummate the Sale only when the Bankruptcy Court approves the Sale and the Successful Bid.

IX. Payment Of Break Up Fee

If any party other than Buyer is the Successful Bidder, Seller may pay a break up fee of up to 3% of the cash component of the original offer of the Buyer within ten (10) days after entry of the Sale Approval Order.

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EXHIBIT F

SALE PROCEDURES GOVERNING FUTURE SALES

The following sale procedures (the “Sale Procedures”) shall govern sales by Advanced Tissue Sciences, Inc., a Chapter 11 debtor in possession, and its affiliate debtor entities, its estate or the ATS Liquidating Trust formed pursuant to a Plan of Reorganization (“Seller”) to future buyers (“Buyer”) of specified assets, interests and contract rights as set forth in a purchase agreement between the parties (“Purchased Assets”).

I. Bidding Process

Seller and Seller’s Representatives shall (i) determine whether any Person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Purchased Assets, (iii) receive bids from Qualified Bidders and (iv) negotiate any bid made to purchase the Purchased Assets (collectively, the “Bidding Process”). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither Seller nor its Representatives shall be obligated to furnish any information of any kind whatsoever relating to the Purchased Assets to anyone who is not a Qualified Bidder.

II. Participation Requirements

A. To participate in the Bidding Process, each interested Person (a “Potential Bidder”) must deliver the following (unless previously delivered) to Seller:

(1) an executed confidentiality agreement in form and substance satisfactory to the Seller; and

(2) evidence satisfactory to Seller, in Seller’s business judgment, that such Potential Bidder (a) is qualified to bid on, and intends to bid on, the Purchased Assets, (b) has the financial capability to consummate the Sale and (c) is able to consummate the Sale if selected as the Successful Bidder (as defined below).

B. A “Qualified Bidder” is a Potential Bidder that satisfies the conditions set forth in subparagraphs A(1) and A(2) above. The Buyer is also a Qualified Bidder.

C. Within two business days after Seller receives from a Potential Bidder all of the materials required by subparagraphs A(1) and A(2) above, Seller shall determine in their business judgment, and shall notify the Potential Bidder in writing (with a copy to Buyer), whether the Potential Bidder is a Qualified Bidder. At the same time that Seller notifies the Potential Bidder that it is a Qualified Bidder, Seller shall deliver (unless previously delivered) to the Qualified Bidder a copy of the Agreement.

III. Obtaining Due Diligence Access

A. At the time that Seller determines in its business judgment that a Potential Bidder is a Qualified Bidder, Seller shall take such actions, on a reasonably prompt basis, and in a manner, as necessary to provide such Qualified Bidder with reasonable access to information that

Exhibit F

will provide it a fair opportunity to evaluate such information and to prepare a Competing Bid (as defined below).

B. Neither Seller nor any of its Affiliates (or any of their respective representatives) are obligated to furnish any information relating to the Purchased Assets to any Person except to Buyer and Qualified Bidders. Seller shall give Buyer prompt notice of any due diligence information made available to any other Qualified Bidder that was not provided to Buyer, and shall give Buyer access to all due diligence information made available to any other Qualified Bidder.

IV. Bid Requirements

A. Seller shall only consider proposals to purchase the Purchased Assets (a “Competing Bid”) from Qualified Bidders in accordance with the terms below:

(1) All initial Competing Bids must be binding, shall be for the purchase of all of the Purchased Assets and shall remain open until the earlier to occur of the consummation of the Sale to another Qualified Bidder and the date specified in a motion to approve the sale of the Purchased Assets to be filed by the Seller (“Motion”).

(2) The initial purchase price in a Competing Bid offered by a Qualified Bidder must be for an aggregate purchase price of at least 5% over the aggregate Purchase Price offered by Buyer in the Agreement (“Initial Overbid Amount”). The Initial Overbid Amount must be in cash such that the cash component of the purchase price offered by a Qualified Bidder must be at least 5% over the cash component offered by Buyer.

(3) The Competing Bid must be accompanied by a certified or bank check or wire transfer payable to Seller in the amount of 10% of the cash component of any purchase price offered (the “Earnest Money Deposit”), such funds representing a refundable earnest money deposit to be held in escrow and applied toward the purchase price and the break-up fee if the Competing Bid is accepted and the Sale is approved by the Bankruptcy Court, or returned to the Qualified Bidder if the Competing Bid is not accepted and approved by the Bankruptcy Court. If a Competing Bid is accepted and approved by the Bankruptcy Court, but the Sale does not occur due to a default by the Qualified Bidder, then the Seller shall retain the Earnest Money Deposit, and such deposit shall not be applied toward the purchase price of any future purchase.

(4) The Competing Bid must be accompanied by a form of purchase agreement, and ancillary documents, if any, that define a transaction which is not materially more burdensome to the Debtors’ Estates than the terms of the Agreement and any ancillary documents to the Agreement, and that are marked to show any amendments or modifications from the Agreement (a “Competing Bid Agreement”). Each Competing Bid Agreement must:

(a) not be conditioned on the outcome of unperformed due diligence by the Qualified Bidder with respect to the Purchased Assets, but may be subject to the accuracy at the Closing of specified representations and warranties or the

2

satisfaction at the Closing of specified conditions, none of which shall be materially more burdensome than those set forth in the Agreement, and not request or entitle the Qualified Bidder to any termination fee, expense reimbursement or similar type of payment;

(b) fully disclose the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such bid, and the complete terms of any such participation; and

(c) contain a statement that the Qualified Bidder has received all necessary corporate or other organizational governance approvals. Potential Bidders should be aware that Seller believes that time is of the essence, and will be a factor in Seller’s determination of the Successful Bid (as defined below).

(5) The Competing Bid must be accompanied by the name(s), telephone number(s) and email address(es) of a contact person or people who will be available to answer questions regarding the Competing Bid, as well as the names, telephone numbers and email addresses of any financial or legal advisors retained by the Competing Bidder, as applicable.

(6) The Competing Bid must be accompanied by a statement that the Competing Bid is fully financed and a statement regarding the sources of financing. If financing is to be provided by external sources, the Competing Bid must include the terms and present status of all financing arrangements, if any, and the forms of all commitment agreements anticipated to be obtained. Competing Bids must be accompanied by the name(s), telephone number(s) and email address(es) of the contact person or people at the institutions providing the financing and Seller shall inform the Qualified Bidder that such persons may be contacted by Seller or its Representatives.

(7) The Competing Bid must be accompanied by such other information reasonably requested by Seller.

B. A Competing Bid received from a Qualified Bidder that meets the requirements set forth above will be considered a “Qualified Bid.” Qualified Bids received from Qualified Bidders, other than the Buyer, may be referred to as “Alternative Qualified Bids.” The Agreement executed by Buyer shall constitute a Qualified Bid; provided, however, Buyer shall not be required to make an Earnest Money Deposit, nor shall Buyer be required to comply with any other requirements concerning a Qualified Bid, except as expressly set forth in the Agreement, notwithstanding any provisions hereof.

V. Submission of Competing Bid and Bid Deadline

A. A Qualified Bidder that desires to make a Competing Bid (a “Competing Bidder”) shall submit the Competing Bid in writing and executed by an individual authorized to bind the Competing Bidder. Each Competing Bid must be served by courier, facsimile, email or as otherwise specified by the Seller so that it is actually received no later than 5:00 p.m. (Pacific Time) on the date specified in the Motion (the “Bid Deadline”), by Craig H. Millet, Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1700, Irvine, CA 92614 (949) 451-3986, and

3

must be accompanied by the Earnest Money Deposit. Upon receipt of any Competing Bid that is determined by the Seller to be an Alternative Qualified Bid, Seller will promptly distribute to each Competing Bidder and the Buyer a copy of the Alternative Qualified Bid.

B. Three (3) business days prior to the start of the Auction, Seller shall notify each Competing Bidder and the Buyer of which Qualified Bid it considers to be the highest and best Qualified Bid.

VI. Auction

If Alternative Qualified Bids are received by the Bid Deadline, Seller shall conduct an auction (the “Auction”) with respect to the Sale. The auction shall take place as specified in the Motion. Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate at the Auction. All Qualified Bidders who wish to participate in the Auction shall be present through representatives who are authorized to make binding bids on behalf of the Qualified Bidder. Only the authorized representatives of each of the Qualified Bidders and Seller shall be permitted to attend the Auction.

At the Auction, Qualified Bidders will be permitted to increase their Qualified Bids. The bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Alternative Qualified Bid, as determined by Seller in its business judgment (the “Starting Bid”), as disclosed to all Qualified Bidders prior to commencement of the Auction, and continue in increments of at least 2% of the cash component in cash.

If Seller does not receive any Competing Bids determined to be an Alternative Qualified Bid, Seller will not conduct the Auction. Seller will then promptly report the lack of Alternative Qualified Bids to the Bankruptcy Court and seek the approval of the Bankruptcy Court to allow the Sellers to consummate the Sale to Buyer pursuant to the Agreement.

VII. Acceptance of Qualified Bids

A. Seller shall (i) review each Alternative Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the Sale Process and the best interests of Seller’s estates, including, without limitation, the purchase price (which shall be evaluated based, among other things, on the purchase price, any adjustments thereto or deductions therefrom and the assumption of liabilities proposed within the Alternative Qualified Bid), those factors affecting the speed and certainty of consummating the Sale, financing contingencies, and antitrust and competition law considerations and any regulatory approvals that may be required and (ii) determine in its business judgment, which Alternative Qualified Bid, if any, is the highest and best offer (the “Successful Bid” and such bidder being the “Successful Bidder”).

B. Seller may reject, at any time before entry of the Sale Approval Order (as defined below), any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, these Sale Procedures or the terms and conditions of the Sale or (iii) contrary to the best interests of Seller and its estates.

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VIII. Sale Approval Hearing

A. Seller shall present the results of the Auction and the agreement relating to the Successful Bid to the Bankruptcy Court at the hearing on the Motion, at which Seller shall request the Bankruptcy Court to enter an order (i) confirming the results of the Auction, including that the Auction complied with these Sale Procedures and the Court Order approving these Sale Procedures; (ii) approving the selection of the Successful Bidder and the Successful Bid as the highest and best offer for the Purchased Assets; and (iii) approving the assumption and assignment of any executory contracts identified by the Buyer (the “Sale Approval Order”).

B. Buyer and any Qualified Bidder submitting a Competing Bid shall be deemed a party-in-interest with standing to appear and be heard in connection with any motion, hearing, or other proceeding relating to the Agreement or any other Competing Bid. Seller shall be obligated to consummate the Sale only when the Bankruptcy Court approves the Sale and the Successful Bid.

IX. Payment Of Break Up Fee

If any party other than Buyer is the Successful Bidder, Seller may pay a break up fee of up to 3% of the cash component of the original offer of the Buyer within ten (10) days after entry of the Sale Approval Order.

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EXHIBIT G

EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED OR REJECTED

WITHIN 180 DAYS OF THE EFFECTIVE DATE

Option Agreement dated March 8, 2002, between the University of Arizona and Advanced Tissue Sciences, Inc.

Consulting Agreement dated May 20, 2002, between Stuart K. Williams, Ph.D. and Advanced Tissue Sciences, Inc.

Clinical Research Agreement dated September 4, 2002 between Mayo Central Laboratory for Clinical Trials and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (Michael K. McGuire, D.D.S.) dated May 1, 2002 between Perio Health Professionals and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations dated May 1, 2002 between Thomas G. Wilson, Jr., D.D.S. and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (James T. Mellonig, D.D.S. M.S) dated May 1, 2002 between The University of Texas Health Science Center at San Antonio and Advanced Tissue Sciences, Inc.

Research Agreement for Clinical Investigations (William V. Giannobile, D.D.S., D.M.Sc.) dated May 1, 2002 between The Regents of the University of Michigan and Advanced Tissue Sciences, Inc.

Exhibit G

EXHIBIT H

EXECUTORY CONTRACTS ASSUMED UNDER THE PLAN

License and Supply Agreement dated May 10, 1999, as amended, between Inamed Corporation and Advanced Tissue Sciences, Inc.

Manufacturing and Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Transition Services Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla) and Advanced Tissue Sciences, Inc.

Exhibit H

EXHIBIT I

POST-PETITION AGREEMENTS RELATED TO THE SALE OF THE DERMAGRAFT JV TO

SMITH & NEPHEW

Asset and Equity Purchase Agreement dated October 10, 2002 between Advanced Tissue Sciences, Inc; ATS Dermagraft, Inc; ATS Orthopedics; Smith & Nephew SNATS, Inc. and T.J. Smith & Nephew Limited.

Business Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

Cartilage Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Inc.; T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

ATS Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited; Smith & Nephew Inc. and Advanced Tissue Sciences, Inc.

Dermagraft Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); and Advanced Tissue Sciences, Inc.

Manufacturing and Supply Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); and Advanced Tissue Sciences, Inc.

Transition Services Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); and Advanced Tissue Sciences, Inc.

Business Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

Cartilage Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Inc.; T.J. Smith & Nephew Limited and Advanced Tissue Sciences, Inc.

ATS Intellectual Property Agreement dated November 22, 2002 between Smith & Nephew Wound Management (La Jolla); T.J. Smith & Nephew Limited; Smith & Nephew Inc. and Advanced Tissue Sciences, Inc.

Exhibit I